As filed with the Securities and Exchange Commission on February 12, 2014
Registration No. 333-192003

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-1/A
(Amendment No. 4)

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________________

WAFERGEN BIO-SYSTEMS, INC.
(Exact name of registrant as specified in its charter)
__________________________

Nevada	3826	90-0416683
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7400 Paseo Padre Parkway
Fremont, CA 94555
(510) 651-4450
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________

Ivan Trifunovich, President and Chief Executive Officer
7400 Paseo Padre Parkway
Fremont, CA 94555
(510) 651-4450
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________

Please send copies of all communications to:

Mark R. Busch
K&L Gates LLP
214 North Tryon Street, Suite 4700
Charlotte, NC 28202
(704) 331-7440
__________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (this “Amendment”) to the registration statement on Form S-1 (File No. 333-192003) (the “Registration Statement”) of WaferGen Bio-systems, Inc. (the “Company”) is being filed to (i) include certain information from the Company’s Amendment No. 1 to its Quarterly Report on Form 10-Q that was filed with the SEC on February 12, 2014 and which included the Company’s restated condensed consolidated financial statements as of an for the three and nine months ended September 30, 2013, and (ii) to update certain other information contained in the Registration Statement.

This Amendment amends and restates in its entirety the Registration Statement, as amended by this Amendment. This Amendment (i) amends the disclosure contained under Prospectus Summary−Summary Risk Factors, Risk Factors, Selected Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters, and the Exhibit Index and (ii) amends and restates the condensed consolidated financial statements of the Company as of and for the three and nine months ended September 30, 2013. The Amendment also updates certain other factual information contained in the Registration Statement to reflect such information as of the most recent practicable date.

This Amendment is being filed to properly account for certain features of the Company’s common stock warrants and unit warrants that were issued in August and September 2013 in connection with an equity restructuring and financing. The Company previously had not classified the fair value of these warrants and unit warrants as a liability on the Company’s Condensed Consolidated Balance Sheet and had not recognized any changes in their fair value in the Company’s Condensed Consolidated Statements of Operations. The Company has determined that, as prescribed under Accounting Standards Codification 480, Distinguishing Liabilities from Equity, these warrants should be classified as liabilities on the Company’s Consolidated Balance Sheets because, according to the warrants’ terms, a fundamental transaction could, in certain rare circumstances, give rise to an obligation of the Company to pay cash to its warrant holders without paying cash to the holders of its common stock. The Company has determined that the fair values of these warrants are required to be recorded as liabilities on its Consolidated Balance Sheets, and the corresponding changes in fair value are required to be recorded in the Company’s Consolidated Statements of Operations.

In addition, due to a spreadsheet error, the Company’s previously included financial statements recorded basic and diluted net loss per share for the nine months ended September 30, 2013, based on a weighted average of 709,639 shares outstanding during the period, when the correct number of shares was 1,226,570. The resulting impact of including the correct weighted average shares outstanding in this Amendment, combined with the above adjustments, is to reduce the basic and diluted net loss per share from $31.11 to $18.02 for the nine months ended September 30, 2013.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2014

WAFERGEN BIO-SYSTEMS, INC.

PROSPECTUS

Up to 11,278,129 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of WaferGen Bio-systems, Inc. of up to 11,278,129 shares of common stock, par value $0.001 per share. These shares include 5,893,750 shares of issued and outstanding shares of common stock, 1,625,000 shares of common stock issuable upon the conversion of 646.0351 shares of Series 1 Convertible Preferred Stock and 3,759,379 shares of common stock issuable upon the exercise of warrants issued to the selling stockholders in connection with a private placement offering completed on August 27, 2013 and September 30, 2013. The common stock, Series 1 Convertible Preferred Stock and warrants were sold to the selling stockholders in a private placement as units at a purchase price of $50,000 per unit, with each unit consisting of (i) either 25,000 shares of common stock or 9.9390 shares of Series 1 Convertible Preferred Stock, and (ii) 12,500 warrants to purchase one share of common stock at an exercise price of $2.60 per whole share.

The selling stockholders named in this prospectus have advised us that they will sell the shares of common stock from time to time in the open market, on the OTCQB Marketplace, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We will not receive any proceeds from the sale of common stock by the selling stockholders.

Our common stock is traded on the OTCQB Marketplace under the symbol “WGBS.” On February 10, 2014, the closing price of our common stock was $1.90 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 8 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                             , 2014

PROSPECTUS SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 8 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

As used in this prospectus, unless content requires otherwise, “WaferGen,” our “Company,” “we,” “us,” and “our” refer, prior to the Merger discussed below, to Wafergen, Inc. and after the Merger, to WaferGen Bio-systems, Inc. (or “WBSI”), together with its consolidated subsidiaries as a combined entity. On May 31, 2007, Wafergen, Inc. was acquired by WBSI. In the transactions, Wafergen, Inc. merged with a subsidiary of WBSI and became a wholly owned subsidiary of WBSI (the “Merger”). Wafergen, Inc. was considered the “acquirer” for accounting purposes, and accordingly the historical financial statements of Wafergen, Inc. for periods prior to the Merger replaced those of WBSI.

Our Company

Since we commenced operations in 2003, we have been engaged in the development of systems for gene expression quantification, genotyping and stem cell research. Since 2008, our primary focus has been on the development, manufacture and marketing of our SmartChip System, a genetic analysis platform used for profiling and validating molecular biomarkers in the life sciences and pharmaceutical drug discovery industries.

Our SmartChip products are aimed at researchers who perform genetic analysis, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker discovery and genetic research. Many scientists believe that much of the work to seek new therapeutic solutions will be directed at understanding the expression level of key relevant segments of DNA (i.e. genes and other regulatory elements), as well as the changes in their sequence (i.e. mutations such as single nucleotide polymorphisms (“SNPs”)). Gene expression is fundamental to the understanding of many disease processes and hence, drug efficacy. For example, in the field of oncology (cancer treatment), greater understanding of gene expression in certain types of cancerous cells has led to the discovery of specific disease biomarkers that will allow clinicians to provide more accurate diagnosis, prognosis and treatment options for their patients. Increasingly, researchers are focusing their attention on studying physiological phenomena at the molecular level and are consequently committing their research budgets to acquiring research tools that help them develop personalized therapies.

We are primarily focused on marketing a flexible, open format genetic analysis system, the WaferGen SmartChip System, which provides a range of high throughput capabilities including mRNA, microRNA and lncRNA expression level measurement, as well as SNP genotyping. In August 2010, we formally launched our first generation SmartChip 5K System, which was an innovative real-time polymerase chain reaction (“real-time PCR”) tool enabling scientists to study thousands of genes simultaneously clustered in gene specific pathways. The results of such studies are potentially leading to the discovery and validation of clinically relevant disease signatures. We believe that the SmartChip System is well suited for the large and growing genomics markets, including for researchers seeking to confirm and expand on discoveries made with the growing use of next-generation sequencing (“NGS”). In July 2012, we launched the SmartChip MyDesign System, which is the second-generation instrument with significantly upgraded capabilities. First, the new system allows customers to dispense their own assays into a SmartChip, which gives them much greater flexibility and faster experiment turnaround time. Second, we have enabled SNP genotyping on the SmartChip by validating appropriate chemistries and supplying the requisite software. The SmartChip System’s high density, nanoliter-scale format can provide throughput levels that facilitate the development of life science clinical research solutions at a fraction of the time and cost currently possible with existing competing systems.

Most recently, our R&D efforts have been concentrated on the commercialization of the SmartChip Target Enrichment (“TE”) System. This new product is designed to perform a critical sample preparation step prior to targeted NGS. The targeted sequencing is aimed at deciphering the nucleic acid sequence of a certain portion of the genome (the targets), for example a set of genes of interest, as opposed to the whole genome. In order to limit the sequencing to the targets of interest, scientists are using various techniques including PCR to treat the nucleic acid samples prior to sequencing. WaferGen is using its SmartChip consumable to conduct massively parallel individual PCR reactions for TE.

We employ a business model that primarily generates revenue from both the sale of instruments (i.e. the SmartChip System) and a recurring revenue stream from the sale of consumables (i.e. the SmartChip Panel), similar to the “razor and razor blade” business model.

We are pursuing an intellectual property portfolio, including filing a number of U.S. and international patent applications and in-licensing certain patents covering products, methodologies, integration and applications. We presently have four patents issued and five pending in the U.S. with respect to our SmartChip products and technologies, and a number of pending SmartChip-related patent applications worldwide. In addition to our patents, we rely on trade secrets, know-how, and copyright and trademark protection. Our success may depend on our ability to protect our intellectual property rights.

Our revenue is subject to fluctuations due to the timing of sales of high-value products, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life sciences industry, the timing and amount of government grant funding programs and other unpredictable factors that may affect customer ordering patterns. Given the difficulty in predicting the timing and magnitude of sales for our products and services, we may experience quarter-to-quarter fluctuations in revenue and/or a sequential decline in quarterly revenue.

Since inception, we have incurred substantial operating losses. As of September 30, 2013, our accumulated deficit was $82,497,923. Losses have principally occurred as a result of the substantial resources required for the research, development and manufacturing start-up costs required to commercialize our initial products. We expect to continue to incur substantial costs for research and development activities for at least the next year as we expand and improve our core technology and its applications in the life science research market.

For more information regarding our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” included elsewhere in this prospectus.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including the risks discussed in the section entitled “Risk Factors,” before investing in our common stock. Risks relating to our business include, among others:

•
we may need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests;

•	we have experienced a decline in sales, and we may be unable to generate sufficient sales to achieve profitable operations;

•
we have a limited history of commercial sales of systems and consumable products, and our success depends on our ability to develop commercially successful products and on market acceptance of our new and relatively unproven technologies;

•	we have a history of losses that may continue in the future and we may not be able to continue as a going concern;

•
our business depends on research and development spending levels for pharmaceutical and biotechnology companies and academic and governmental research institutions, and our success and our operating results will substantially depend on these customers;

•	we expect that our results of operations will fluctuate, which could cause our stock price to decline;

•	if we lose our key personnel or are unable to attract and retain additional qualified personnel, we may be unable to achieve our goals;

•
we expect intense competition in our target markets, which could render our products and/or technologies obsolete, result in significant price reductions or substantially limit the volume of products that we sell, which would limit our ability to compete and achieve and maintain profitability, and if we cannot continuously develop and commercialize new products, our revenue may not grow as intended;

•	we may not realize the anticipated benefits of the acquisition of assets from IntegenX Inc. as there are numerous risks associated with any acquisition;

•
we have identified material weaknesses in our disclosure controls and procedures as of September 30, 2013, which, if not corrected, could affect the reliability of our financial statements and have other adverse consequences; and

•	the recent restatement of our quarterly financial statements for the third quarter of 2013 subjected us to additional risks and uncertainties, including the increased possibility of legal proceedings.

Corporate Information

Wafergen, Inc. was incorporated in Delaware on October 22, 2002. WaferGen Bio-systems, Inc. was incorporated under the laws of the State of Nevada on August 4, 2005, under the name Scuttlebutt Yachts, Inc., subsequently renamed La Burbuja Cafe, Inc. on June 20, 2006, and WaferGen Bio-systems, Inc. on January 31, 2007, in anticipation of the Merger with Wafergen, Inc. We also have subsidiaries in Malaysia and Luxembourg. Our principal executive offices are located at 7400 Paseo Padre Parkway, Fremont, California 94555. The telephone number at our principal executive offices is (510) 651-4450. Our website address is www.wafergen.com. Information contained on our website is not deemed part of this prospectus, other than our Code of Business Conduct and Ethics, which is incorporated by reference.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to 11,278,129 shares of our common stock, par value $0.001 per share. These shares of common stock include shares of issued and outstanding common stock, shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and shares of common stock issuable upon the exercise of warrants. The shares of common stock, Series 1 Convertible Preferred Stock and warrants were issued to the selling stockholders on August 27, 2013 and September 30, 2013, pursuant to a private placement offering (the “2013 Private Placement”), as described below under “--2013 Private Placement.” No shares of common stock are being offered for sale by us.

Common stock offered by the selling stockholders	11,278,129

Common stock to be outstanding after the offering	14,496,295

Use of Proceeds	We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus.

Risk Factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common stock.

OTCQB Marketplace Symbol	“WGBS”

The number of shares of common stock offered by the selling stockholders consists of:

•	5,893,750 shares of common stock issued and outstanding;

•	1,625,000 shares of common stock issued and outstanding upon conversion of 646.0351 outstanding shares of Series 1 Convertible Preferred Stock; and

•	3,759,379 shares of common stock issuable upon exercise of outstanding warrants.

The number of shares of our common stock to be outstanding after this offering is based on 419,428 shares outstanding as of August 27, 2013, following a 1-for-99.39 reverse stock split, as described below under “--Reverse Stock Split,” plus 1,067,317 shares of common stock issued to accredited investors in an exchange transaction on August 27, 2013, as described below under “-- August 2013 Exchange”, plus 1,731,421 shares of common stock issued upon the conversion of 688.3439 shares of Series 1 Convertible Preferred Stock issued in the August 2013 Exchange, plus 5,893,750 shares of common stock issued to accredited investors in the 2013 Private Placement and assumes the issuance of 1,625,000 shares of our common stock upon the full conversion or exercise of 646.0351 shares of Series 1 Convertible Preferred Stock and warrants to purchase 3,759,379 shares of common stock held by the selling stockholders and, as at February 7, 2014, excludes:

•
5,781,951 additional shares of common stock that will be issuable upon the conversion of 2,298.6729 outstanding shares of Series 1 Convertible Preferred Stock issued to accredited investors in the August 2013 Exchange;

•	113,525 shares of common stock issuable upon the exercise of outstanding options with exercise prices ranging from $0.02 to $237.54 and a weighted average exercise price of $35.39 per share;

•	3,683,064 shares of common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $2.60 to $298.17 and a weighted average exercise price of $4.83 per share;

•
647,000 shares of common stock issuable and 323,500 shares issuable upon the exercise warrants with an exercise price of $2.60 upon the exercise of 25.88 outstanding placement agent unit warrants with an exercise price of $50,000 per unit;

•
2,613,722 shares of common stock issuable, based on an average closing stock price in the preceding 30 days of $1.9895, should we elect to repay our Malaysian Notes with a face value of $5.2 million by issuance of our common stock; and

•	27,793 shares of common stock reserved for future issuance under our 2008 Stock Incentive Plan.

2013 Private Placement

On August 27, 2013 and September 30, 2013, we entered into a Securities Purchase Agreement with certain accredited investors, including the selling stockholders, for the private sale of units at $50,000 per unit. Each unit consisted of (1) either 25,000 shares of our common stock or 9.9390 shares of the Series 1 Convertible Preferred Stock and (2) warrants to purchase 12,500 shares of common stock. At the initial closing of the offering on August 27, 2013, we received gross proceeds of $13,668,500 and issued a total of 5,209,250 shares of common stock, 646.0351 shares of Series 1 Convertible Preferred Stock (convertible into a total of 1,625,000 shares of common stock) and 3,417,129 warrants. At the second and final closing of the offering on September 30, 2013, we received gross proceeds of $1,369,000 and issued a total of 684,500 shares of common stock and 342,250 warrants.

The 2013 Private Placement was completed after giving effect to the one-for-99.39 reverse stock split described below under “--Reverse Stock Split.”

The warrants are exercisable at any time within five years of the applicable issuance date at an initial exercise price of $2.60 per share with cashless exercise in the event a registration statement covering the resale of the shares of common stock underlying the warrants is not in effect by the six month anniversary of the issuance of the warrants.

We engaged a registered broker dealer to serve as placement agent for the 2013 Private Placement and the placement agent received (a) selling commissions aggregating 10% of the gross proceeds of the units sold to the investors that the placement agent introduced to the Company (collectively, “PA Investor Parties”) plus 5% of the gross proceeds of the securities sold to investors who are officers or directors of the Company or existing investors in the Company that the placement agent did not introduce to the Company (collectively, “Company Investor Parties”), (b) five-year warrants to purchase for $50,000 per unit (subject to certain adjustments) such number of units as is equal to 10% of the number of units issued to PA Investor Parties plus 5% of the number of units issued to Company Investor Parties in the 2013 Private Placement, and (c) reimbursement by the Company for certain expenses, not to exceed $100,000, incurred in connection with the 2013 Private Placement.

We intend to use the net proceeds from the Securities Purchase Agreement for general corporate and working capital purposes, including commercialization activities intended to increase revenues from sales of the Company’s target enrichment and other products.

The issuances of the new securities to the investors pursuant to the Securities Purchase Agreement were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) under the Securities Act and Rule 506 of Regulation D.

We entered into a Registration Rights Agreement dated as of August 27, 2013 with the investors, other than the placement agent, pursuant to which we agreed to register under the Securities Act the offering and sale by the investors of the shares of common stock sold pursuant to the Securities Purchase Agreement, the shares of common stock to be issued upon conversion of the Series 1 Preferred Shares, and the shares of common stock to be issued upon exercise of the warrants.

For more information regarding the terms of the 2013 Private Placement and Series 1 Convertible Preferred Stock, see “Certain Relationships and Related Transactions--2013 Private Placement” and “Description of Securities--Description of Preferred Stock” included elsewhere in this prospectus.

Other Recent Events

August 2013 Exchange

On May 25, 2011, we entered into a Purchase Agreement with certain accredited investors, including certain selling stockholders (the “2011 Purchase Agreement”). Pursuant to the 2011 Purchase Agreement, we previously issued to these investors (i) certain shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share, (ii) certain Convertible Promissory Notes convertible into shares of Series A-2 Convertible Preferred Stock, par value $0.001 per share, and (iii) certain warrants (the “2011 Warrants” and together with the Series A-1 Preferred Shares and the Convertible Notes, the “2011 Securities”) to purchase shares of our common stock.

On August 27, 2013, we entered into an exchange agreement (the “Exchange Agreement”) with these investors. Pursuant to the Exchange Agreement, these investors agreed to exchange (the “August 2013 Exchange”) all their 2011 Securities for shares of our common stock, shares of newly designated Series 1 Convertible Preferred Stock, par value $0.001 per share, and warrants to purchase shares of common stock. In the aggregate, the Company exchanged Series A-1 Preferred Shares with a liquidation preference of $17,081,913, Convertible Notes with a principal amount of $17,084,894 and 2011 Warrants exercisable for 565,180 shares of common stock for 2,987.0167 shares of Series 1 Convertible Preferred Stock, 1,067,317 shares of our common stock and warrants exercisable for 2,369,000 shares of common stock.

The August 2013 Exchange was completed after giving effect to the one-for-99.39 reverse stock split described below under “Reverse Stock Split.”  After completing the August 2013 Exchange, we retired the Series A-1 Preferred Shares, and no Series A Preferred Shares remained issued or outstanding and none will be issued in the future.

The warrants issued pursuant to the August 2013 Exchange are exercisable at any time before August 27, 2018 at an initial exercise price of $2.60 per share with cashless exercise.

The issuances of the new securities pursuant to the Exchange Agreement were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) under the Securities Act and Rule 506 of Regulation D.

In connection with the Exchange Agreement, we entered into a Registration Rights Agreement dated as of August 27, 2013 with these stockholders, pursuant to which we agreed to register under the Securities Act the offering and sale of the common shares issued pursuant to the Exchange Agreement, the shares of common stock to be issued upon the conversion of the Series 1 Preferred Shares and the shares of common stock to be issued upon the exercise of the exchange warrants.

For more information regarding the August 2013 Exchange and the terms of the Series 1 Convertible Preferred Stock, see “Certain Relationships and Related Transactions--August 2013 Exchange” and “Description of Securities--Description of Preferred Stock” included elsewhere in this prospectus.

Reverse Stock Split

On August 26, 2013, we filed with the Secretary of State of the State of Nevada a certificate of amendment to our articles of incorporation, which effectuated as of August 27, 2013, at 1:01 p.m. Pacific Time (the “Effective Time”) a reverse stock split of our common stock by a ratio of one-for-99.39 (the “Reverse Split”). At the Effective Time, every 99.39 outstanding shares of common stock became one share of common stock. No fractional shares were, issued in connection with the Reverse Split. Stockholders who were otherwise entitled to receive a fractional share of common stock received one whole share of common stock. The Reverse Split did not change the number of shares of common or preferred stock that the Company is authorized to issue, or the par value of the Company’s common or preferred stock.

On August 27, 2013, we received approval from the Financial Industry Regulatory Authority (“FINRA”) to effectuate the Reverse Split in the market at the open of business on August 28, 2013. At such time, our Common Stock had a new CUSIP number, 93041P 209, and our trading symbol was temporarily changed to “WGBSD.” The added “D” remained for 20 business days after which our trading symbol reverted back to “WGBS.”

The Reverse Split resulted in a proportionate adjustment to the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding warrants and stock options, as well as the number of shares of common stock eligible for issuance under our 2008 Stock Incentive Plan.

All of the information in this prospectus except for the financial statements on pages F-1 to F-27 has been presented to reflect the impact of the one-for-99.39 Reverse Split. The financial statements on pages F-1 to F-27 are unchanged from the versions previously filed.

Malaysian Subsidiary

In August 2013 we issued promissory notes (the “Malaysia Notes”) in favor of the Company’s subsidiary WaferGen Biosystems (M) Sdn. Bhd., a company organized under the laws of Malaysia (“WGBM”). The Malaysia Notes were issued in consideration of WGBM’s cancellation of our obligations under a term loan owing to WGBM which, as of June 30, 2013, had an outstanding loan balance of approximately $5.3 million. The Malaysia Notes mature on August 15, 2020, and required a single balloon payment of $6.6 million at the end of their term.

In October 2013 we purchased Prima Mahawangsa Sdn. Bhd.’s 444,444 Series B Convertible Preference Shares of WGBM for $70,000.

In October 2013 we entered an agreement with WGBM and Malaysian Technology Development Corporation (“MTDC”) to liquidate WGBM. The Malaysia Notes will be divided in increments of $100,000 each, of which we will receive 14 and MTDC the remaining 52. At any time prior to their maturity date, we may issue MTDC shares of our common stock with a value, based on our average closing price in the preceding 30 days, equal to the face value of their notes. The remaining net assets of WGBM of approximately $300,000 will be distributed 22.42% to the Company and 77.78% to MTDC.

Acquisition of Assets from IntegenX Inc.

In January 2014, we entered into an Asset Purchase Agreement with IntegenX Inc. (“IntegenX”), pursuant to which we acquired substantially all of the assets of its product line used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing, including the Apollo 324TM instrument and the PrepXTM reagents (the “Acquired Business”). The purchase price for the Acquired Business comprised (1) a cash payment of $2.0 million, (2) a $1.25 million secured promissory note (the “Note”), (3) up to three earn-out payments payable, if at all, in 2015, 2016 and 2017, respectively (the “Earnout”), and (4) our assumption of certain liabilities, including obligations to perform under contracts and liabilities for certain accrued but unpaid vacation for certain employees.

The Note accrues interest at 8.0% per year and is payable in a single payment of principal and accrued interest on January 6, 2017. However if, prior to the Note’s maturity, we complete an equity offering yielding net cash proceeds of at least $15.0 million, we will be required to prepay the Note within 45 days of the closing of the equity offering. To secure our obligations under the Note, we granted IntegenX a security interest in the assets acquired from them.

The Earnout contemplates three earn-out payments based on gross revenues in 2014, 2015 and 2016 from certain products of the Acquired Business. For more information regarding our acquisition from IntegenX, see “Business--Recent Developments--Acquisition of Assets from IntegenX Inc.” included elsewhere in this prospectus.

Resignations and Appointments of Directors

Effective December 30, 2013, Timothy Triche, Joseph Pesce, Scott Davidson and Robert Coradini resigned from our board of directors. Also effective as of December 30, 2013, the board of directors approved a decrease in the size of the board of directors from 9 directors to 7 directors and appointed William McKenzie to fill one of the vacancies on the board of directors. Effective on January 6, 2014, following the asset purchase from IntegenX, the board of directors appointed Robert Schueren, the chief executive officer of IntegenX, to fill the remaining vacancy on the board of directors. For more information regarding the changes to the board of directors, see “Directors, Executive Officers and Corporate Governance” included elsewhere in this prospectus.

Plan of Distribution

This offering is not being underwritten. The selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, (ii) in one or more transactions, including block transactions, or (iii) otherwise in accordance with the section of this prospectus entitled “Plan of Distribution.” To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution,” beginning on page 32.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

Risks Related to Our Company and Our Business

We have generated only limited sales, have a history of operating losses and we may not be able to reach profitability.

We have a history of losses and expect to continue to incur operating and net losses for the foreseeable future. We incurred a net loss of $8.2 million for the year ended December 31, 2012, and $17.8 million for the nine months ended September 30, 2013. As of September 30, our accumulated deficit was $82.3 million. We have not achieved operating profitability on a quarterly or annual basis.

Historically, there have been limited sales of any of our products, and having sold ten systems in the fifteen months ended March 31, 2011, we experienced no system sales during the fifteen months ended June 30, 2012, and sold two systems in the six months ended December 31, 2012, and two systems plus two TE systems in the nine months ended September 30, 2013. Our revenues were $2.2 million for the year ended December 31, 2010, $0.5 million for the year ended December 31, 2011, $0.6 million for the year ended December 31, 2012, and $0.8 million for the nine months ended September 30, 2013. We will need to significantly grow our revenues to become profitable.

We may need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

We have incurred losses since inception and expect to continue to incur losses until we are able to significantly grow our revenues. Accordingly we may need additional financing to maintain and expand our business. Such financing may not be available on favorable terms, if at all. Any additional capital raised through the sale of equity or equity linked securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” below. Further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible promissory notes and warrants, which may adversely impact our financial results.

We may not be able to continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have a history of operating losses that are likely to continue in the future. We have included an explanatory paragraph in Note 1 of our consolidated financial statements for the year ended December 31, 2012, to the effect that our significant losses from operations and our dependence on equity and debt financing raise substantial doubt about our ability to continue as a going concern. Our accumulated deficit at December 31, 2012, was $64.6 million. Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We have a limited history of commercial sales of systems and consumable products, and our success depends on our ability to develop commercially successful products and on market acceptance of our new and relatively unproven technologies.

Our future is dependent upon the success of the current and future generations of one or more of the products we sell or propose to sell, including the SmartChip System. We may not possess all of the resources, capability and intellectual property rights necessary to develop and commercialize all of the products or services that may result from our technologies. Our long-term viability, growth and profitability will depend upon successful testing, approval and commercialization of the SmartChip System incorporating our technology resulting from our research and development activities. Adverse or inconclusive results in the development and testing of our SmartChip System could significantly delay or ultimately preclude commercialization of our technology. Accordingly, there is only a limited basis upon which to evaluate our business and prospects. An investor in our Company should consider the challenges, expenses, and difficulties we will face as an emerging company seeking to develop and manufacture a new product in a relatively new market.

We must conduct a substantial amount of additional research and development before some of our products will be ready for sale. We currently have fewer resources available for research and development activities than many of our competitors. We may not be able to develop or launch new products in a timely manner, or at all, or they may not meet customer requirements or be of sufficient quality or at a price that enables us to compete effectively in the marketplace. Challenges frequently encountered in connection with the development or early commercialization of products and services using new and relatively unproven technologies might limit our ability to develop and successfully commercialize these products and services. In addition, we may need to enter into agreements to obtain the intellectual property rights necessary to commercialize some of our products or services, which may not be available on favorable terms, or at all.

We have a limited operating history for investors to evaluate our business.

We have had limited operations in the genetic analysis segment of the life science industry. Since we are a company with a limited operating history developing products focused on the analysis of genetic function and variation, it is difficult for potential investors to evaluate our business. Our future operations and growth will likely depend on our ability to fully develop and market our SmartChip products and services. Our proposed operations are subject to all of the risks inherent in developing and growing a new business in light of the expenses, difficulties, complications and delays frequently encountered in connection with the development of any new business, as well as those risks that are specific to the life science industry. In evaluating us, investors should consider the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles and become profitable.

Currency risk related to assets, obligations and expenses denominated in foreign currencies could negatively impact our operating results and financial condition.

At September 30, 2013, the Company had approximately $0.7 million in net assets denominated in the local currency in Luxembourg, for which the functional reporting currency is the U.S. dollar. The Company’s Malaysia subsidiary had net assets of $5.5 million denominated in U.S. dollars which are revalued in the local reporting currency at the end of each reporting period, with exchange gains or losses being credited or charged against income. Further, both subsidiaries incur significant amounts of their expenses in their respective local currency. Fluctuations in exchange rates could negatively impact our business operating results and financial condition by resulting in exchange losses or increased expenses. Translation adjustments in any particular reporting period could significantly affect, positively or negatively, our reported operating results.

Because our business depends on research and development spending levels for pharmaceutical and biotechnology companies and academic and governmental research institutions, our success and our operating results will substantially depend on these customers.

We expect that our revenues in the foreseeable future will be derived primarily from products and services provided to a relatively small number of pharmaceutical and biotechnology companies and academic, governmental and other research institutions. Our success will depend upon their demand for and use of our products and services. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers. For example, reductions in capital or operating expenditures by these customers may result in lower than expected instrumentation sales and similarly, reductions in operating expenditures by these customers could result in lower than expected sales by us.

We expect that our results of operations will fluctuate, which could cause our stock price to decline.

Our revenue is subject to fluctuations due to the timing of sales of high-value products and service projects, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life sciences industry, the timing and amount of government grant funding programs and other unpredictable factors that may affect customer ordering patterns. Given the difficulty in predicting the timing and magnitude of sales for our products and services, we may experience quarter-to-quarter fluctuations in revenue and/or a sequential decline in quarterly revenue.

If revenue does not grow significantly, we will not be able to achieve and maintain profitability. Any significant delays in the commercial launch of our products, unfavorable sales trends in our existing product lines, or impacts from the other factors mentioned above could adversely affect our revenue growth or cause a sequential decline in quarterly revenues. Due to the possibility of fluctuations in our revenue and expenses, we believe that quarterly comparisons of our operating results are not a good indication of our future performance. If our operating results fluctuate or do not meet the expectations of stock market analysts and investors, our stock price probably would decline.

If we lose our key personnel or are unable to attract and retain additional qualified personnel, we may be unable to achieve our goals.

We are highly dependent on our management and scientific personnel, including our chief executive officer and chief financial officer. The loss of their services could adversely impact our ability to achieve our business objectives. We compete for qualified management and scientific personnel with other life science companies, universities and research institutions, particularly those focusing on genomics. Competition for these individuals, particularly in the San Francisco Bay area, is intense, and the turnover rate can be high. Failure to attract and retain management and scientific personnel could materially adversely affect our business, financial condition and results of operations.

We have identified material weaknesses in our internal control over financial reporting. If we fail to correct these material weaknesses or maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our common stock.

We must maintain effective disclosure and internal controls to provide reliable financial reports. We have been assessing our controls to identify areas that need improvement. Based on our evaluation as of September 30, 2013, we identified the following material weaknesses in our internal controls over financial reporting as of September 30, 2013, which resulted in a restatement of our financial statements for the three and nine month period ending September 30, 2013:

1)
We had not designed or otherwise maintained adequate controls to ensure that we identify all of the clauses in warrant agreements which could cause such warrants to require liability classification; and

2)
There was an operating deficiency in the calculation of the weighted average number of shares outstanding in a manual spreadsheet, and in the subsequent review process, which failed to detect and correct the error.

We are in the process of implementing improvements to our controls, but have not yet completed implementing these changes. Failure to implement these changes to our controls or any others that we identify as necessary to maintain an effective system of such controls could harm our ability to accurately report our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our common stock.

The restatement of our financial statements has subjected us to additional risks and uncertainties, including the increased possibility of legal proceedings.

As a result of the restatement of our condensed consolidated financial statements for the quarterly period ended September 30, 2013, we have become subject to additional risks and uncertainties, including, among others, increased professional fees and expenses, the increased possibility of legal proceedings, the review of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and could subject us to civil or criminal penalties, shareholder class actions or derivative actions. We could face monetary judgments, penalties or other sanctions that could have a material adverse effect on our business, financial condition and results of operations and could cause our stock price to decline.

Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products or services or adversely impact our stock price.

Our commercial success depends in part on our non-infringement of the patents or proprietary rights of third parties and the ability to protect our own intellectual property.

Third parties may assert that we are employing their proprietary technology without authorization even if we are not. As we enter new markets, we expect that competitors will likely assert that our products infringe their intellectual property rights as part of a business strategy to impede our successful entry into those markets. Third parties such as Life Technologies Corporation, the Roche family of companies, Biometra Biomedizinische Analytik GmbH, Bio-Rad Laboratories, Inc., Eppendorf AG, Enzo Biochem, Inc., Affymetrix, Inc., Illumina, Inc., Agilent Technologies, Inc., GE Healthcare, Beckman Coulter, Inc., Sequenom, Inc., RainDance Technologies, Inc., Qiagen N.V., Idaho Technology, Inc., PerkinElmer, Inc., Fluidigm Corporation, Cepheid, Pacific Biosciences of California, Inc., the Exiqon family of companies, Luminex Corporation, and others may have obtained and may in the future obtain patents and claim that manufacture, use and/or sale of our technologies, methods or products infringes these patents. We could incur substantial costs and divert the attention of our management and technical personnel in defending ourselves against these claims even if we are eventually successful in defending ourselves against these claims. Furthermore, parties making claims against us may be able to obtain injunctive or other relief, which effectively could block our ability to further develop, commercialize, manufacture, use and sell methods and products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties, or be prohibited from making, using or selling certain methods and/or products. We may not be able to obtain these licenses at a reasonable cost, or at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing products, and the prohibition of sale of any of our products could materially affect our ability to grow and to attain profitability.

Our proprietary intellectual property rights may not adequately protect our products and technologies.

Although we have filed a number of United States and international patent applications, we presently have four patents issued in the United States, which do not cover all of our products and technologies. Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection for our products and technologies. Patent law relating to claims in the technology fields in which we operate is uncertain, so we cannot be assured the patent rights we have, or may obtain in future, will be valuable or enforceable. We may only be able to protect products and technologies from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The laws of some countries other than the United States do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of any patents we may obtain in such countries. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we might not have been the first to conceive or reduce to practice one or more inventions disclosed in our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative products and technologies or duplicate any of our products and technologies;

•
it is possible that none of our pending patent applications will result in issued patents, and even if they issue as patents, they may not provide a basis for commercially viable products, and/or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	we may not develop additional proprietary products and technologies that are patentable; and

•	third-party patents may have an adverse effect on our ability to continue to grow our business.

We have applied, and continue to apply, for patents covering our intellectual property (e.g., products and technologies and uses thereof), as we deem appropriate. However, we may fail to apply for patents on products and/or technologies in a timely fashion or at all.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we attempt to use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to attempt to enforce a claim that a third-party had illegally obtained and was using our trade secrets, it could be expensive and time consuming, and the outcome could be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts inside the United States. Moreover, if our competitors independently develop equivalent knowledge, methods and know-how, it may be difficult for us to enforce our intellectual property and our business could be harmed.

If we are not able to defend the patent or trade secret protection position of our products and technologies, then we may not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales to justify the cost of development of our products and to achieve or maintain profitability.

We may be unable to protect the intellectual property rights of the third parties from whom we license certain of our intellectual property or with whom we have entered into other strategic relationships, which could negatively impact our competitive advantage.

None of our intellectual property rights are currently licensed from third parties but, in the future, we may have to license intellectual property from key strategic partners. We may become reliant upon such third parties to protect their intellectual property rights to any licensed technology. Such third parties may not protect the intellectual property rights that we license from them and we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of such third parties. There can be no assurances that we will continue to have proprietary rights to any of the intellectual property that we license from such third parties or otherwise have the right to use through similar strategic relationships. Any loss or limitations on use with respect to our right to use such intellectual property licensed from third parties or otherwise obtained from third parties or with whom we have entered into strategic relationships could negatively impact our competitive advantage.

We expect intense competition in our target markets, which could render our products and/or technologies obsolete, result in significant price reductions or substantially limit the volume of products that we sell. This would limit our ability to compete and achieve and maintain profitability. If we cannot continuously develop and commercialize new products, our revenue may not grow as intended.

Future competition will likely come from existing competitors as well as other companies seeking to develop new technologies for analyzing genetic information, such as next generation sequencing. Some of our competitors have various products and/or methodologies for gene detection, expression, characterization, and/or analyses that may be competitive with our products and/or methodologies. In addition, pharmaceutical and biotechnology companies have significant needs for genomic information and may choose to develop or acquire competing technologies to meet these needs. In the molecular diagnostics field, competition will likely come from established diagnostic companies, companies developing and marketing DNA probe tests for genetic and other diseases and other companies conducting research on new technologies to ascertain and analyze genetic information. Further, in the event that we develop new technology and products that compete with existing technology and products of well-established companies, there can be no guarantee that the marketplace will readily adopt any such new technology and products that we may introduce in the future.

The market for genetic research and molecular diagnostic products is highly competitive, with several large companies already having significant market share. Established genetic research and diagnostic companies also have an installed base of instruments in several markets, including clinical and reference laboratories. In addition, these companies have formed alliances with genomics companies that provide them access to genetic information that may be incorporated into their diagnostic tests. We may not be able to compete effectively with these companies.

Our manufacturing capacity may limit our ability to sell our products.

There are uncertainties inherent in expanding our manufacturing capabilities and we may not be able to increase our capacity in a timely manner. For example, manufacturing and product quality issues may arise as we increase production rates at our manufacturing facility and launch new products. As a result, we may experience difficulties in meeting customer demand, in which case we could lose customers or be required to delay new product introductions, and demand for our products could decline. Due to the intricate nature of manufacturing products, we may encounter similar or previously unknown manufacturing difficulties in the future that could significantly reduce production yields, impact our ability to launch or sell these products, or to produce them economically, prevent us from achieving expected performance levels or cause us to set prices that hinder wide adoption by customers.

If we are unable to develop and maintain our manufacturing capability, we may not be able to launch or support our products in a timely manner, or at all.

We currently possess only one facility capable of manufacturing our products and services for both sale to our customers and internal use. If a natural disaster were to significantly damage our facility or if other events were to cause our operations to fail, these events could prevent us from developing and manufacturing our products and services. If our networks or storage infrastructure were to fail for an extended period of time, it would adversely impact our ability to manufacture our products on a timely basis and may prevent us from achieving our expected shipments in any given period.

Our reliance on outside manufacturers and suppliers to provide certain instruments could subject us to risks that may harm our business.

From time to time we may change manufacturers, and any new manufacturer engaged by us may not perform as expected. If our vendors experience shortages or delays in their manufacture of our instruments, or if we experience quality problems with our vendors, then our shipment schedules could be significantly delayed or costs significantly increased. Certain of our instruments may be manufactured by a single vendor, which could magnify the risk of shortages.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

As we pursue our business plan, we will become subject to a variety of federal, state and municipal environmental, health and safety laws based on our use of hazardous materials in both our manufacturing and research and development operations. These laws and regulations can often require expensive compliance procedures or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations can result in substantial fines, criminal sanctions and/or operational shutdown. Furthermore, we may become liable for the investigation and cleanup of environmental contamination, whether intentional or unintentional, and we could be responsible for damages related to the clean-up of such contamination or individual injury caused by such contamination. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials as a result of such contamination. Some of these matters may require expending significant amounts for investigation, cleanup or other costs. Events such as these could negatively impact our financial position.

Our sales, marketing and technical support organization may limit our ability to sell our products.

We currently have limited resources available for sales, marketing and technical support services as compared to some of our primary competitors. In order to effectively commercialize our genetic analysis systems and other products to follow, we will need to expand our sales, marketing and technical support staff both domestically and internationally. We may not be successful in establishing or maintaining either a direct sales force or distribution arrangements to market our products and services. In addition, we compete primarily with much larger companies that have larger sales and distribution staffs and a significant installed base of products in place, and the efforts from a limited sales and marketing force may not be sufficient to build the market acceptance of our products required to support continued growth of our business.

We may be exposed to liability due to product defects.

The risk of product liability claims is inherent in the testing, manufacturing, marketing and sale of research products for therapeutic and diagnostic development. We may seek to acquire additional insurance for clinical liability risks. We may not be able to obtain such insurance or general product liability insurance on acceptable terms or in sufficient amounts. A product liability claim or recall could negatively impact our financial position.

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business and management.

We acquired certain assets of IntegenX Inc. in January 2014 and in the future we may acquire additional companies, product lines, or technologies or enter into joint ventures or other strategic initiatives. We may not realize the anticipated benefits of this acquisition or any other future acquisition and any acquisition has numerous risks. These risks include the following: difficulty in assimilating the operations and personnel of the acquired company; difficulty in effectively integrating the acquired technologies or products with our current products and technologies; difficulty in maintaining controls, procedures, and policies during the transition and integration; disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues; difficulty integrating the acquired company’s accounting, management information, and other administrative systems; inability to retain key technical and sales personnel of the acquired business; inability to retain key customers, vendors, and other business partners of the acquired business; inability to achieve the financial and strategic goals for the acquired and combined businesses; incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results; potential failure of the due diligence processes to identify significant issues with product quality, legal and financial liabilities, among other things; potential inability to assert that internal controls over financial reporting are effective. Mergers and acquisitions of companies are inherently risky, and ultimately, if we do not complete the integration of the acquired business successfully and in a timely manner, we may not realize the anticipated benefits of the acquisitions to the extent anticipated, which could adversely affect our business, financial condition, or results of operations.

Risks Related to Our Industry

Our success depends upon the continued emergence and growth of markets for analysis of genetic variation and biological function.

We design our products primarily for applications in the life sciences and pharmaceutical industries. The usefulness of our technology depends in part upon the availability of genetic data and its usefulness in identifying or treating disease. We are initially focusing on markets for analysis of genetic variation and biological function, namely gene expression profiling. This market is new and emerging, and may not develop as quickly as we anticipate, or reach its full potential. Other methods of analysis of genetic variation and biological function may emerge and displace the methods we are developing. Also, researchers may not seek or be able to convert raw genetic data into medically valuable information through the analysis of genetic variation and biological function. In addition, factors affecting research and development spending generally, such as changes in the regulatory environment affecting life sciences and pharmaceutical companies, and changes in government programs that provide funding to companies and research institutions, could harm our business. If useful genetic data is not available or if our target markets do not develop in a timely manner, demand for our products may grow at a slower rate than we expect, and we may not be able to achieve or sustain profitability.

We may not be able to deliver acceptable products to our customers due to the rapidly evolving nature of genetic sequence information upon which our products are based.

The genetic sequence information upon which we may rely to develop and manufacture our products is contained in a variety of public and private databases throughout the world. These databases are rapidly expanding and evolving. In addition, the accuracy of such databases and resulting genetic research is dependent on various scientific interpretations, and it is not expected that global genetic research efforts will result in standardized genetic sequence databases for particular genomes in the near future. Although we have implemented ongoing internal quality control efforts to help ensure the quality and accuracy of our products, the fundamental nature of our products requires us to rely on genetic sequence databases and scientific interpretations which are continuously evolving. As a result, these variables may cause us to develop and manufacture products that incorporate sequence errors or ambiguities. The magnitude and importance of these errors depends on multiple and complex factors that would be considered in determining the appropriate actions required to remedy any inaccuracies. Our inability to timely deliver acceptable products as a result of these factors would likely adversely affect our relationship with customers, and could negatively impact our financial condition.

We face risks associated with technological obsolescence and emergence of standardized systems for genetic analysis.

High throughput genetic analyses and quantitative detection methodologies (including, for example, PCR) are undergoing rapid evolution and technological changes. New technologies, techniques or products could emerge which might allow the packaging and analysis of genomic information at densities similar to, or even higher than, our existing or future technology. Other companies may begin to offer products that are directly competitive with, or are technologically superior to, our products. There can be no assurance that we will be able to maintain our technological advantages over emerging technologies in the future. Over time, we will need to respond to technological innovation in a rapidly changing industry. Standardization of tools and systems for genetic research is still ongoing and there can be no assurance that our products will emerge as the standard for genetic research. The emergence of competing technologies and systems as market standards for genetic research may result in our products becoming uncompetitive which would have an adverse effect on our business.

Our success depends on the continuous development of new products and our ability to manage the transition from our older products to new products.

We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing, and many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do. In addition, many current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary genetic content. The continued success of our products will depend on our ability to produce products with smaller feature sizes and create greater information capacity at our current or lower costs. The successful development, manufacture and introduction of our new products is a complicated process and depends on our ability to manufacture and supply enough products in sufficient quantity and quality and at acceptable cost in order to meet customer demand. If we fail to keep pace with emerging technologies or are unable to develop, manufacture and introduce new products, we will become uncompetitive, our pricing and margins will decline, and our business will suffer.

Our failure to successfully manage the transition between our older products and new products may adversely affect our financial results. As we introduce new or enhanced products, we must successfully manage the transition from older products to minimize disruption in customers’ ordering patterns, avoid excessive levels of older product inventories and provide sufficient supplies of new products to meet customer demands. When we introduce new or enhanced products, we face numerous risks relating to product transitions, including the inability to accurately forecast demand and difficulties in managing different sales and support requirements due to the type or complexity of the new products.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our products.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities and others may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. Any of these scenarios could reduce the potential markets for our products.

Risks Related to Our Organization

Even though we are not a California corporation, our common stock could still be subject to a number of key provisions of the California General Corporation Law.

Under Section 2115 of the California General Corporation Law (“CGCL”), corporations not organized under California law may still be subject to a number of key provisions of the CGCL. This determination is based on whether the corporation has significant business contacts with California and if more than 50% of its voting securities of record are held by persons having addresses in California. In the immediate future, the majority of our business operations, revenue and payroll will be conducted in, derived from, and paid to residents of California. Therefore, depending on our ownership, we could be subject to some provisions of the CGCL. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, stockholder meetings, approval of some corporate transactions, dissenters’ and appraisal rights, and inspection of corporate records. If we are required to comply with these provisions, this compliance could cause us to incur additional administrative and legal expenses and divert our management’s time and attention from the operation of our business.

Because we have become public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our becoming a public company through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf. Also, if securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price.

Risks Related to Our Common Stock

Our stock price could be volatile and investors may have difficulty selling their shares.

Our common stock is currently available for trading in the over-the-counter market and is quoted on the OTCQB Marketplace under the symbol “WGBS.” For the three-month period ended December 31, 2013, the daily trading volume for shares of our common stock on a post-reverse-split basis ranged from 0 to 21,718 shares traded per day, and the average daily trading volume during such three-month period was 1,496 shares, with no shares traded on 31 of the 64 trading days. Accordingly, our investors who wish to dispose of their shares of common stock on any given trading day may not be able to do so or may be able to dispose of only a portion of their shares of common stock.

We may never be able to satisfy the qualitative or quantitative listing requirements for our common stock to be listed on an exchange. These factors may severely limit the liquidity of our common stock and may likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

The market price of the common stock has fluctuated significantly since it was first quoted on the OTC Bulletin Board on June 6, 2007. Since this date, through December 31, 2013, the intra-day trading price on a post-reverse-split basis has fluctuated from a low of $1.20 to a high of $313.08. The price of our common stock may continue to fluctuate significantly in response to factors, some of which are beyond our control, including the following:

•	actual or anticipated variations in operating results;

•	the limited number of holders of the common stock, and the limited liquidity available through the OTCQB Marketplace;

•	changes in the economic performance and/or market valuations of other life science companies;

•	our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; and

•	sales or other transactions involving our capital stock.

Our common stock may be considered “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose some information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect the ability of investors to sell their shares. These regulations may likely have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock. In addition, since the common stock is currently traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the common stock and may experience a lack of buyers to purchase our stock or a lack of market makers to support the stock price.

Stockholders may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are authorized to issue an aggregate of 310,000,000 shares of capital stock consisting of 300,000,000 shares of common stock, par value $0.001 per share, of which 9,111,916 shares were issued and outstanding as of December 31, 2013, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 3,663 are designated as Series 1 Convertible Preferred Stock, 2,944.7080 of which were issued and outstanding. These shares of Series 1 Convertible Preferred Stock have no voting rights, a liquidation preference of $0.001 per share, and were convertible into 7,406,951 shares of common stock (subject to ownership caps). Future issuances of preferred stock will have preferences and rights as may be determined by our board of directors at the time of issuance. Specifically, our board of directors has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into common stock, which could decrease the relative voting power of the common stock or result in dilution to our existing stockholders.

In addition, as of December 31, 2013, we had Malaysian Notes outstanding with a face value of $5.2 million which were potentially convertible into an aggregate of 2,945,341 shares of our common stock, and we had outstanding options to purchase an aggregate of 113,525 shares of our common stock, outstanding unit warrants to purchase 647,000 shares of our common stock and

323,500 warrants to purchase shares of our common stock, and outstanding warrants to purchase an aggregate of 7,442,443 shares of our common stock, 1,270,091 of which have certain anti-dilution protections against future dilutive events (including the issuance of stock at a price below their exercise price). The future exercise of these securities will subject our existing stockholders to experience dilution of their ownership interests. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any additional shares of our common stock may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are then traded.

We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any additional shares of our common stock may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are then traded.

Our principal stockholders will have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our officers and directors, and their affiliates (who include, for this computation, those shareholders with designee directors), control approximately 13% of our outstanding common stock. Additionally, our officers and directors and their affiliates hold securities that are convertible into a substantial number of shares of common stock. If our officers and directors and their affiliates converted all convertible securities held by them up to the maximum permitted by ownership caps, they would hold approximately 15% of our outstanding common stock. Pursuant to the Exchange Agreement entered into by the Company with investors (“Investors”) in connection with the August 2013 Exchange, for as long as at least 50% of the shares of Series 1 Convertible Preferred Shares issued in connection with the August 2013 Exchange and/or shares of common stock issued upon conversion thereof remain outstanding, the Company and each Investor who is a current member of the Company’s management or board of directors is required to use reasonable best efforts to ensure that (including with respect to such Investors, by voting (or consenting with respect thereto) any shares of common stock then owned by them accordingly) two individuals, as may be designated by Great Point Partners, LLC from time to time, are elected as members of the Company’s Board of Directors. William McKenzie and Robert Schueren were designated by Great Point Partners, LLC to serve as members of the Board. If all of these security holders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Stockholders should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus may contain forward-looking statements. Except for the historical information contained in this discussion of the business and the discussion and analysis of financial condition and results of operations, the matters discussed herein are forward looking statements. These forward looking statements include but are not limited to our plans for sales growth and expectations of gross margin, expenses, new product introduction, and our liquidity and capital needs. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. In addition to the risks and uncertainties described in “Risk Factors” above and elsewhere in this prospectus, these risks and uncertainties may include consumer trends, business cycles, scientific developments, changes in governmental policy and regulation, currency fluctuations, economic trends in the United States and inflation. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by selling stockholders of:

•	Up to 5,893,750 shares of our common stock issued under the terms of the 2013 Private Placement;

•	Up to 1,625,000 shares of our common stock issuable upon the conversion of 646.0351 shares of Series 1 Convertible Preferred Stock issued under the terms of the 2013 Private Placement; and

•	Up to 3,759,379 shares of our common stock issuable upon exercise of warrants issued under the terms of the 2013 Private Placement.

Pursuant to registration rights agreement executed in connection with the 2013 Private Placement, we have filed with the SEC a registration statement on Form S-1, of which this prospectus forms a part, under the Securities Act to register these resales. The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in the Offering” in the table below. Information concerning additional selling stockholders not identified in this prospectus will be set forth in post-effective amendments to this prospectus from time to time, if and as required.

The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus.

The following table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

We have assumed all shares of common stock reflected in the column “Shares of Common Stock Being Offered in this Offering” in the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in such column, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)
Neel B. Ackerman and Martha N. Ackerman, Jt. WROS	50,000	25,000	75,000	0	*	0	0
Stewart and Nancy Ackerman, JTWROS	12,500	6,250	18,750	0	*	0	0
Applebaum Family Limited Partnership (1)	12,500	6,250	18,750	0	*	0	0
NFS/FMTC SEP IRA FBO Yadon Arad (2)	12,500	6,250	18,750	0	*	0	0
James C. and Susan M. Arnold, Jt. WROS	25,000	12,500	37,500	0	*	0	0
Robert L. Bahr Revocable Trust (3)	12,500	6,250	18,750	0	*	0	0
The Bahr Family LP (3)	37,500	18,750	56,250	0	*	0	0
Terry M. and Martha J. Barr, Jt. WROS	25,000	12,500	37,500	0	*	0	0
John R. Bartos	25,000	12,500	37,500	0	*	0	0
Peter Beck Revocable Trust (4)	70,000	35,000	105,000	0	*	0	0
Anthony Behette	25,000	12,500	37,500	0	*	0	0
Madeleine Behette	50,000	25,000	75,000	0	*	0	0
Marguerite Behette Hart	50,000	25,000	75,000	0	*	0	0
John E. Bishop	25,000	12,500	37,500	0	*	0	0
NFS/FMTC SEP IRA FBO John G. Braum (5)	12,500	6,250	18,750	0	*	0	0
Paul Breglio	22,500	11,250	33,750	0	*	0	0
Randy Burns	25,000	12,500	37,500	0	*	0	0
Frank Cardile	50,000	25,000	75,000	0	*	0	0
Dr. John Carlin	12,500	6,250	18,750	0	*	0	0
Clericuzio Family Revocable Trust (6)	25,000	12,500	37,500	0	*	0	0
William Coney	10,000	5,000	15,000	0	*	0	0
Robert Coradini (7)	135,882	55,308	93,750	97,440	*	89,604	7,836
Ray Crespo	25,000	12,500	37,500	0	*	0	0
Sharon Crowder	12,500	6,250	18,750	0	*	0	0
D & J Managers, LLC (8)	100,000	50,000	150,000	0	*	0	0
NFS FMTC (IRRL) FBO Dale Davey (9)	10,500	5,250	15,750	0	*	0	0
Paul J. Decker	12,500	6,250	18,750	0	*	0	0
Brad Deering	12,500	6,250	18,750	0	*	0	0
Leonard DeOlivera	12,500	6,250	18,750	0	*	0	0
Peter DiMaria	25,000	12,500	37,500	0	*	0	0
Joe C. Drumheller	25,000	12,500	37,500	0	*	0	0
Steven Duvall	25,000	12,500	37,500	0	*	0	0
John O. Dunkin	25,000	12,500	37,500	0	*	0	0
Lewis M. Edelstein Trust (10)	25,000	12,500	37,500	0	*	0	0
Brandon Eibes	12,500	6,250	18,750	0	*	0	0
Equity Investments L.P. (11)	100,000	50,000	150,000	0	*	0	0
NFS/FMTC Traditional IRA FBO Ronald Finestone (12)	12,500	6,250	18,750	0	*	0	0
Hamilton C. Fish	12,500	6,250	18,750	0	*	0	0

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)
Curtis and Ellen Foster, Jt. WROS	37,500	18,750	56,250	0	*	0	0
Chester Fox	15,000	7,500	22,500	0	*	0	0
Barry Frost	25,000	12,500	37,500	0	*	0	0
Howard K. Fuguet	25,000	12,500	37,500	0	*	0	0
Future LLC (13)	50,000	25,000	75,000	0	*	0	0
Laurel A. Gardner & Stephen Gardner, Jt. TIC	12,500	6,250	18,750	0	*	0	0
Stephen Gardner	12,500	6,250	18,750	0	*	0	0
Donald R. Gauthier, Jr.	12,500	6,250	18,750	0	*	0	0
Larry Gelbfish	75,000	37,500	112,500	0	*	0	0
Glendenning Investment Group (14)	50,000	25,000	75,000	0	*	0	0
Baiju Gohil	12,500	6,250	18,750	0	*	0	0
Douglas Grant	12,500	6,250	18,750	0	*	0	0
NFS/FMTC SEP IRA FBO Douglas Grant (15)	12,500	6,250	18,750	0	*	0	0
NFS/FMTC Sep IRA FBO Roze Grant (16)	25,000	12,500	37,500	0	*	0	0
Michael Hafke	50,000	25,000	75,000	0	*	0	0
Derek Hales	100,000	50,000	150,000	0	*	0	0
NFS/FMTC Rollover IRA FBO Timothy W.Hansen (17)	25,000	12,500	37,500	0	*	0	0
James E. Harris	25,000	12,500	37,500	0	*	0	0
Dr. Larry Hauskins	25,000	12,500	37,500	0	*	0	0
Steve Helman Rev. Trust U/A DTD 1-15-01 (18)	75,000	37,500	112,500	0	*	0	0
John Jaecker	12,500	6,250	18,750	0	*	0	0
The Max Johnson Living Trust (19)	25,000	12,500	37,500	0	*	0	0
Thomas Jefferson Jones	25,000	12,500	37,500	0	*	0	0
Howard and Susan Kalka, Jt. WROS	50,000	25,000	75,000	0	*	0	0
Edward J. Kansa	12,500	6,250	18,750	0	*	0	0
Kanter Family Foundation (20)	39,799	16,377	37,500	18,676	*	17,921	755
Joel Kanter (21)	33,389	15,080	7,500	40,969	*	35,842	5,127
Joshua S. Kanter	5,000	2,500	7,500	0	*	0	0
Chicago Investments, Inc. (22)	25,755	12,500	37,500	755	*	0	755
Robert Kaufman	175,000	87,500	262,500	0	*	0	0
Michael D. Langan TTEE/ Joseph N. Langan Char. Tr., U/A 12/28/72. (23)	12,500	6,250	18,750	0	*	0	0
Michael D. Langan TTEE/Langan Family Trust for Joseph N. Langan Char. Tr., U/A 2/12/83 (23)	12,500	6,250	18,750	0	*	0	0
Robert C. Lannert Trust (24)	50,000	25,000	75,000	0	*	0	0
Rex Larkin	14,250	7,125	21,375	0	*	0	0

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)
Leroy Larson	12,500	6,250	18,750	0	*	0	0
Kenneth Laviano	25,000	12,500	37,500	0	*	0	0
Stephen H. Lebovitz	12,500	6,250	18,750	0	*	0	0
Brian W. Leentjes	12,500	6,250	18,750	0	*	0	0
Dwight Raymond Lemoine	75,000	37,500	112,500	0	*	0	0
Linden Growth Partners L.P. (25)	200,000	100,000	300,000	0	*	0	0
NFS/FMTC Rollover IRA FBO Bruce Locker (26)	25,000	12,500	37,500	0	*	0	0
NFS/FMTC Simple IRA Robertson Electric Co. FBO Bruce Locker (26)	25,000	12,500	37,500	0	*	0	0
Edward Lopez	25,000	12,500	37,500	0	*	0	0
Lund Family Marital Trust 7/7/95 (27)	25,000	12,500	37,500	0	*	0	0
Tommy Tuan Ly	12,500	6,250	18,750	0	*	0	0
NFS/FMTC IRA FBO Terry Mace (28)	25,000	12,500	37,500	0	*	0	0
Kevin Mack	25,000	12,500	37,500	0	*	0	0
David W. Maehling	12,500	6,250	18,750	0	*	0	0
Steven Mandell	25,000	12,500	37,500	0	*	0	0
Charles Matthews	75,000	37,500	112,500	0	*	0	0
Thomas Mayberry	25,000	12,500	37,500	0	*	0	0
Alex Mayers	50,000	25,000	75,000	0	*	0	0
James McBrearty, Jr.	25,000	12,500	37,500	0	*	0	0
James McBrearty, Jr. and Rita McBrearty, Jt. WROS	12,500	6,250	18,750	0	*	0	0
Jonathan T. McClure	12,500	6,250	18,750	0	*	0	0
Merlin Nexus III, LP (29)	729,684	207,613	41,250	896,047	6.10%	896,047	0
Dr. Jeffrey Miller	25,000	12,500	37,500	0	*	0	0
Miller Gas and Oil, Inc. (30)	12,500	6,250	18,750	0	*	0	0
Steve Moger	25,000	12,500	37,500	0	*	0	0
Joaquin S. Molinet and Mary Christine Molinet, Jt. WROS	12,500	6,250	18,750	0	*	0	0
Daniel R. Monks	25,000	12,500	37,500	0	*	0	0
R.E. Monks Construction Company (31)	50,000	25,000	75,000	0	*	0	0
Simon Muzio and Enas Muzio, Jt. WROS	12,500	6,250	18,750	0	*	0	0
NYBOR Group, Inc. (32)	25,068	12,500	37,500	68	*	0	68
Dr. Neal Nesbitt	37,500	18,750	56,250	0	*	0	0
Jeanna Nelis	12,500	6,250	18,750	0	*	0	0
The G. O’Connor Trust (33)	50,000	25,000	75,000	0	*	0	0
Pelco, Inc. (34)	25,000	12,500	37,500	0	*	0	0
Randy F. Perillo	92,500	46,250	138,750	0	*	0	0
James J. Peters	25,000	12,500	37,500	0	*	0	0
Larry E. Rasmussen	25,000	12,500	37,500	0	*	0	0
James G. and Beverly Reed, Jt. WROS	37,500	18,750	56,250	0	*	0	0

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)
James J. Regan and Maureen E. Regan, Jt. WROS	12,500	6,250	18,750	0	*	0	0
NFS/FMTC IRA FBO Stanley Michael Rein (35)	12,500	6,250	18,750	0	*	0	0
Dyke Rogers	25,000	12,500	37,500	0	*	0	0
Simon Rose	12,500	6,250	18,750	0	*	0	0
Lindsay A. Rosenwald	250,000	125,000	375,000	0	*	0	0
Rossi Motors, Inc. (36)	25,000	12,500	37,500	0	*	0	0
Bruce E. Rutherford	12,500	6,250	18,750	0	*	0	0
Paul Sallwasser	37,500	18,750	56,250	0	*	0	0
Lloyd and Deborah Schill, Jt. WROS	12,500	6,250	18,750	0	*	0	0
Katherine O. Schimmel	25,000	12,500	37,500	0	*	0	0
Leyla K. Schimmel	25,000	12,500	37,500	0	*	0	0
Charles E. Schroeder	25,000	12,500	37,500	0	*	0	0
The Shivji Family Trust dtd June 12, 2000 (37)	215,809	70,496	75,000	211,305	1.45%	143,367	67,938
Richard S. Simms	12,500	6,250	18,750	0	*	0	0
Stuart Simpson	12,500	6,250	18,750	0	*	0	0
Vernon L. Simpson	25,000	12,500	37,500	0	*	0	0
Martin and Terri Stallone, Tenants in Entirety	25,000	12,500	37,500	0	*	0	0
Allan Paul Steffes	125,000	62,500	187,500	0	*	0	0
Perry Sutaria	25,000	12,500	37,500	0	*	0	0
Scott R. Swix and Kim M. Swix, Jt. WROS	10,000	5,000	15,000	0	*	0	0
Avraham & Susan Tahari, Jt. WROS	50,000	25,000	75,000	0	*	0	0
Gerald A. Tomsic Trustee of the Gerald A. Tomsic 1995 Trust (38)	50,000	25,000	75,000	0	*	0	0
NFS/FMTC Roth IRA FBO Ingram Tynes (39)	50,000	25,000	75,000	0	*	0	0
Jan T. Vreeland	12,500	6,250	18,750	0	*	0	0
John E. Waltzing	62,500	31,250	93,750	0	*	0	0
Tarun and Seema Wasil, Jt. WROS	12,500	6,250	18,750	0	*	0	0
Steven A. Waters	12,500	6,250	18,750	0	*	0	0
Howard Wengrow	12,500	6,250	18,750	0	*	0	0
Joe B. Wiser	12,500	6,250	18,750	0	*	0	0
NFS FMTC Rollover IRA FBO Ralph T. Wood (40)	27,500	13,750	41,250	0	*	0	0
Wuethrich Investments LLC / Dallas Wuethrich (41)	25,000	12,500	37,500	0	*	0	0
Jaye S. Venuti, DDS & Michael H. Yokoyama, DDS, PDC, Defined Benefit Plan (42)	12,500	6,250	18,750	0	*	0	0
Raymond Yarusi, Jr.	12,500	6,250	18,750	0	*	0	0
Glenn Zweygardt	12,500	6,250	18,750	0	*	0	0

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering(a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)
3MD Partners Ltd. (43)	25,000	12,500	37,500	0	*	0	0
Biomedical Value Fund, L.P. (44) (65)	279,960	1,633,276	435,798	1,477,438	9.41%	1,477,438	0
Biomedical Institutional Value Fund, L.P. (45) (65)	68,992	403,218	108,114	364,096	2.46%	364,096	0
Biomedical Offshore Value Fund, Ltd. (46) (65)	172,515	983,303	245,396	910,422	5.98%	910,422	0
WS Investments II, LLC (47) (65)	9,351	54,652	14,654	49,349	*	49,349	0
David J. Morrison (48) (65)	4,676	27,329	7,328	24,677	*	24,677	0
Class D Series of GEF-P.S., L.P. (49) (65)	169,791	992,327	266,070	896,048	5.89%	896,048	0
Jeffrey R. Jay, Trustee for the benefit of Thomas C. Jay QPERT (50)	13,583	79,386	21,285	71,684	*	71,684	0
Jeffrey R. Jay, Trustee for the benefit of Carolyn Jay Trust (51)	6,791	39,692	10,643	35,840	*	35,840	0
Jeffrey R. Jay, Trustee for the benefit of JR Jay Jr Trust (52)	6,791	39,692	10,643	35,840	*	35,840	0
Jeffrey R. Jay (53)	27,167	158,774	42,572	143,369	*	143,369	0
Deerfield Private Design Fund II, L.P. (54)	184,746	1,230,735	297,075	1,118,406	7.25%	1,118,406	0
Deerfield Private Design International II, L.P. (55)	211,703	1,410,327	340,425	1,281,605	8.23%	1,281,605	0
Deerfield Special Situations Fund, L.P. (56)	152,212	1,131,377	349,988	933,601	6.11%	933,601	0
Deerfield Special Situations Fund International Master Fund, L.P. (57)	244,236	1,509,687	287,513	1,466,410	9.33%	1,466,410	0
Robert Forst	25,000	12,500	37,500	0	*	0	0
James Buck	12,500	6,250	18,750	0	*	0	0
John W. Ewell	75,000	37,500	112,500	0	*	0	0
John M. Gasidlo	17,500	8,750	26,250	0	*	0	0
Mark Ginsburg	12,500	6,250	18,750	0	*	0	0
Peter T. Healy	25,000	12,500	37,500	0	*	0	0
Jerry Huntley	12,500	6,250	18,750	0	*	0	0
Firas Husein	12,500	6,250	18,750	0	*	0	0
S. Alan Lisenby	22,000	11,000	33,000	0	*	0	0
John C. Murrens	12,500	6,250	18,750	0	*	0	0
David N. and Linda J. Porter, Jt. WROS	25,000	12,500	37,500	0	*	0	0
NFS/FMTC Rollover IRA FBO: Frank Restivo (58)	15,000	7,500	22,500	0	*	0	0
John Roth III	12,500	6,250	18,750	0	*	0	0
NFS/FMTC Rollover IRA FBO Robert Russell (59)	10,000	5,000	15,000	0	*	0	0
William Silver	25,000	12,500	37,500	0	*	0	0
Raymond Tesi	62,500	31,250	93,750	0	*	0	0
Jaye S. Venuti & Michael H. Yokoyama Family Trust (42)	12,500	6,250	18,750	0	*	0	0

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying All Other Securities Owned Before this Offering (a)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned Upon Completion of this Offering (b)	Percentage of Common Stock Owned Upon Completion of this Offering (c)	Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering (d)	Sharesof Common Stock Owned Upon Completion ofthis Offering andthe Separate Offering (e)
NFS/FMTC Rollover IRA FBO Kenneth Eric Halverson (60)	20,000	10,000	30,000	0	*	0	0
NFS/FMTC Roth IRA FBO Paul R. Schimmel (61)	95,217	31,886	37,500	89,603	*	89,603	0
Opus Point Healthcare Value Fund LP (62)	75,000	37,500	112,500	0	*	0	0
J&C Resources LLC (63)	25,000	12,500	37,500	0	*	0	0
NFS/FMTC SEP IRA FBO Thomas J. Jones III (64)	25,000	12,500	37,500	0	*	0	0
Perry M. Woods, Jr.	12,500	6,250	18,750	0	*	0	0
Edward Howe	15,000	7,500	22,500	0	*	0	0
William Huff	12,500	6,250	18,750	0	*	0	0
John Maguire and Kate Maguire, Jt. Tens	25,000	12,500	37,500	0	*	0	0
Michael & Ida Robson, Jt. WROS	12,500	6,250	18,750	0	*	0	0
Unnamed Selling Stockholders(66)	622,000	311,000	933,000	0	*	0	0
__________
*	Less than 1%

(a)
All Other Securities may be any combination of Series 1 Convertible Preferred Stock, warrants and stock options. Unless indicated otherwise in the footnotes, Shares of Common Stock Underlying All Other Securities Owned Before this Offering reflects shares of common stock underlying warrants held by the selling stockholders.

(b)
Assumes all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying convertible securities, warrants and stock options held by the selling stockholders, are sold in the offering.

(c)
Applicable percentage ownership is based on the sum of (i) 9,111,916 shares of common stock outstanding as of February 10, 2014, (ii) 5,384,379 shares of common stock issuable upon conversion or exercise of the outstanding Series 1 Convertible Preferred Stock and warrants to purchase common stock issued in the 2013 Private Placement that are subject to this offering, and (iii) shares of our common stock issuable on conversion of the 2,298.6729 shares of Series 1 Convertible Preferred Stock that have not been converted and are not included in this offering or subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of February 10, 2014, provided that such shares are included for computing the share ownership and percentage of the person holding such Series 1 Convertible Preferred Stock, options, warrants or other rights, but are not included in computing the percentage of any other person.

(d)
The term “Separate Offering” relates to a contemplated, separate registration and offering for resale by certain Selling Stockholders of up to 10,911,058 additional shares of the Company’s Common Stock, consisting of (i) 2,760,107 shares of issued and outstanding Common Stock (including 1,692,790 shares of Common Stock issued on conversion of Series 1 Convertible Preferred shares and requiring registration), (ii) 5,781,951 shares of Common Stock issuable upon conversion of Series 1 Convertible Preferred shares, and (iii) 2,369,000 shares of Common Stock issuable upon the exercise of warrants to purchase the Company’s Common Stock. The additional common shares, Series 1 Convertible Preferred shares and warrants (collectively, the “2013 Exchange Securities”) were issued to such Selling Stockholders in the August 2013 Exchange, as further described on page 5 of this prospectus. It is contemplated that the Other Offering by such Selling Stockholders will be made pursuant to a separate prospectus included in a separate, pending registration statement on Form S-1 (File No. 333-191645).

(e)	Upon completion of this offering and the Separate Offering, no Selling stockholder will own more than one percent of the outstanding common shares of the Company.

(1)	Mark J. Temkin has voting control and investment power over the securities owned by the selling stockholder.

(2)	Yadon Arod has voting control and investment power over the securities owned by the selling stockholder.

(3)	Robert L. Bahr has voting control and investment power over the securities owned by the selling stockholder.

(4)	Peter Beck has voting control and investment power over the securities owned by the selling stockholder.

(5)	John G. Braum has voting control and investment power over the securities owned by the selling stockholder.

(6)	Christopher Clericuzio has voting control and investment power over the securities owned by the selling stockholder.

(7)
Shares of Common Stock Being Offered in this Offering consists of 62,500 shares of common stock and 31,250 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 70,218 shares of common stock and 19,386 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Owned Upon Completion of this Offering and the Separate Offering consists of 3,164 shares of common stock and 4,672 shares of common stock issuable upon the exercise of warrants and options held by Mr. Coradini and exercisable within 60 days of February 10, 2014. Mr. Coradini was a member of our board of directors until December 30, 2013.

(8)	David Berley has voting control and investment power over the securities owned by the selling stockholder. Its address is 419 Park Avenue South, New York, NY 10016.

(9)	Dale R. Davey has voting control and investment power over the securities owned by the selling stockholder.

(10)	Lewis M. Edelstein has voting control and investment power over the securities owned by the selling stockholder.

(11)
Helen M. Carroll and Linda G. Williams share voting control and investment power over the securities owned by the selling stockholder. Its address is Goodman’s Bay Corporate Centre, Ground Floor, West Bay Street, P.O. Box N-3933, Nassau, Bahamas, Attention: Helen M. Carroll.

(12)	Ronald Finestone has voting control and investment power over the securities owned by the selling stockholder.

(13)	Jack Frank has voting control and investment power over the securities owned by the selling stockholder. Its address is 541 10th Street NW, Atlanta, GA 30318.

(14)	William G. Glendenning has voting control and investment power over the securities owned by the selling stockholder.

(15)	Douglas Grant has voting control and investment power over the securities owned by the selling stockholder.

(16)	Roze Grant has voting control and investment power over the securities owned by the selling stockholder.

(17)	Timothy W.Hansen has voting control and investment power over the securities owned by the selling stockholder.

(18)	Steven C. Helman has voting control and investment power over the securities owned by the selling stockholder.

(19)	Max G. Johnson has voting control and investment power over the securities owned by the selling stockholder.

(20)
Shares of Common Stock Being Offered in this Offering consists of 25,000 shares of common stock and 12,500 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 14,044 shares of common stock and 3,877 shares of common stock issuable upon the exercise of warrants held by The Kanter Family Foundation. Shares of Common Stock Owned Upon Completion of this Offering and the Separate Offering consists of 755 shares of common stock. Mr. Kanter, a member of our board of directors, has voting control and investment power over, but disclaims beneficial ownership of, the securities owned by The Kanter Family Foundation. See also note 21.

(21)
Shares of Common Stock Being Offered in this Offering consists of 5,000 shares of common stock and 2,500 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 28,087 shares of common stock and 7,755 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Owned Upon Completion of this Offering and the Separate Offering consists of 302 shares of common stock and 4,825 shares of common stock issuable upon the exercise of options held by Mr. Kanter and exercisable within 60 days of February 10, 2014. Mr. Kanter is a member of our board of directors. See also note 20.

(22)	Joshua S. Kanter has voting control and investment power over the securities owned by the selling stockholder. Its address is 8000 Towers Crescent Drive, Suite 1300, Vienna, VA 22182.

(23)	Michael D. Langan has voting control and investment power over the securities owned by the selling stockholder.

(24)	Robert C. Lannert has voting control and investment power over the securities owned by the selling stockholder.

(25)	Paul Coviello has voting control and investment power over the securities owned by the selling stockholder.

(26)	Bruce Locker has voting control and investment power over the securities owned by the selling stockholder.

(27)        Alan H. Lund has voting control and investment power over the securities owned by the selling stockholder.

(28)	Terry Mace has voting control and investment power over the securities owned by the selling stockholder.

(29)
Shares of Common Stock Being Offered in this Offering consists of 27,500 shares of common stock and 13,750 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 702,184 shares of common stock and 193,863 shares of common stock issuable upon the exercise of warrants. Dominique Sémon has voting control and investment power over the securities owned by the selling stockholder. Its address is 424 West 33rd Street, Suite 520, New York, NY 10001.

(30)	William R. Miller has voting control and investment power over the securities owned by the selling stockholder. Its address is PO Box 603, Shamokin, PA 17872-0603.

(31)	Daniel R. Monks has voting control and investment power over the securities owned by the selling stockholder. Its address is 8355 Vollmer Road, Colorado Springs, CO 80908.

(32)	Robyn Schreiber has voting control and investment power over the securities owned by the selling stockholder. Its address is 64 Shelter Lane, Roslyn, NY 11577.

(33)	George J. and Barbara Lynn O’Connor share voting control and investment power over the securities owned by the selling stockholder.

(34)	Dr. Larry A. Hauskins, M.D. has voting control and investment power over the securities owned by the selling stockholder. Its address is 4569 Cypress Lake Drive, Lake Charles, LA 70611.

(35)	Stanley Michael Rein has voting control and investment power over the securities owned by the selling stockholder.

(36)	Ronald G. Rossi has voting control and investment power over the securities owned by the selling stockholder. Its address is 1517 S. Delsea Drive, Vineland, NJ 08360.

(37)
Shares of Common Stock Being Offered in this Offering consists of 50,000 shares of common stock and 25,000 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 112,349 shares of common stock and 31,018 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Owned Upon Completion of this Offering and the Separate Offering consists of 53,460 shares of common stock and 14,478 shares of common stock issuable upon the exercise of warrants and options held by Mr. Shivji and his affiliates exercisable within 60 days of February 10, 2014. Alnoor Shivji, our Chairman of the Board, has voting control and investment power over the securities owned by The Shivji Family Trust dated June 12, 2000.

(38)	Gerald A. Tomsic has voting control and investment power over the securities owned by the selling stockholder.

(39)	Ingram Tynes has voting control and investment power over the securities owned by the selling stockholder.

(40)	Ralph T. Wood has voting control and investment power over the securities owned by the selling stockholder.

(41)	Dallas L. Wuethrich has voting control and investment power over the securities owned by the selling stockholder.

(42)	Jaye S. Venuti, DDS & Michael H. Yokoyama, DDS share voting control and investment power over the securities owned by the selling stockholder. Its address is 3439 Camino Alegre, Carlsbad, CA 92009.

(43)	Don B. Whaley has voting control and investment power over the securities owned by the selling stockholder. Its address is 3638 Glen Haven Blvd, Houston, TX 77028.

(44)
Shares of Common Stock Being Offered in this Offering consists of 290,532 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 145,266 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 279,960 shares of common stock, 877,830 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 319,648 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014.

(45)
Shares of Common Stock Being Offered in this Offering consists of 72,076 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 36,038 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 68,992 shares of common stock, 216,311 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 78,773 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014.

(46)
Shares of Common Stock Being Offered in this Offering consists of 163,597 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 81,799 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 172,515 shares of common stock, 540,934 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 196,973 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014.

(47)
Shares of Common Stock Being Offered in this Offering consists of 9,769 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 4,885 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 9,351 shares of common stock, 29,321 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 10,677 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014.

(48)
Shares of Common Stock Being Offered in this Offering consists of 4,885 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 2,443 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 4,676 shares of common stock, 14,662 shares of common stock not offered in this Offering issuable upon the conversion of Series 1 Convertible Preferred Stock and 5,339 shares of common stock not offered in this Offering issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014.

(49)
Shares of Common Stock Being Offered in this Offering consists of 177,380 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 88,690 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 169,791 shares of common stock, 532,394 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 193,863 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014.

(50)
Shares of Common Stock Being Offered in this Offering consists of 14,190 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 7,095 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 13,583 shares of common stock, 42,592 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 15,509 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014.

Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”) has voting control and investment power over the securities owned by the selling stockholder. Dr. Jay’s address is c/o Great Point Partners, LLC, 165 Mason Street, 3rd Floor, Greenwich, CT 06830. See also notes 51-53 and 65.

(51)
Shares of Common Stock Being Offered in this Offering consists of 7,095 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 3,548 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 6,791 shares of common stock, 21,295 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 7,754 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014. Dr. Jay has voting control and investment power over the securities owned by the selling stockholder. Dr. Jay’s address is c/o Great Point Partners, LLC, 165 Mason Street, 3rd Floor, Greenwich, CT 06830. See also notes 50, 52, 53 and 65.

(52)
Shares of Common Stock Being Offered in this Offering consists of 7,095 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 3,548 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 6,791 shares of common stock, 21,295 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 7,754 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014. Dr. Jay has voting control and investment power over the securities owned by the selling stockholder. Dr. Jay’s address is c/o Great Point Partners, LLC, 165 Mason Street, 3rd Floor, Greenwich, CT 06830. See also notes 50, 51, 53 and 65.

(53)
Shares of Common Stock Being Offered in this Offering consists of 28,381 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 14,191 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 27,167 shares of common stock, 85,184 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 31,018 shares of common stock not offered in this Offering issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014. Dr. Jay has voting control and investment power over the securities owned by the selling stockholder. Dr. Jay’s address is c/o Great Point Partners, LLC, 165 Mason Street, 3rd Floor, Greenwich, CT 06830. See also notes 50-52 and 65.

(54)
Shares of Common Stock Being Offered in this Offering consists of 198,050 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 99,025 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 184,746 shares of common stock, 689,742 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 243,918 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014. Deerfield Mgmt, L.P. is the general partner of the selling stockholder. Deerfield Management Company, L.P. is the investment manager of the selling stockholder. James E. Flynn, the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., has the power to vote or dispose of the securities held by the selling stockholder. Its address is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Fl, New York, NY 10017. See also notes 55, 56 and 57.

(55)
Shares of Common Stock Being Offered in this Offering consists of 226,950 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 113,475 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 211,703 shares of common stock, 790,391 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 279,511 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014. Deerfield Mgmt, L.P. is the general partner of the selling stockholder. Deerfield Management Company, L.P. is the investment manager of the selling stockholder. James E. Flynn, the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., has the power to vote or dispose of the securities held by the selling stockholder. Its address is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Fl, New York, NY 10017. See also notes 54, 56 and 57.

(56)
Shares of Common Stock Being Offered in this Offering consists of 233,325 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 116,663 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 152,212 shares of common stock, 577,252 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 204,137 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014. Deerfield Mgmt, L.P. is the general partner of the selling stockholder. Deerfield Management Company, L.P. is the investment manager of the selling stockholder. James E. Flynn, the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., has the power to vote or dispose of the securities held by the selling stockholder. Its address is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Fl, New York, NY 10017. See also notes 54, 55 and 57.

(57)
Shares of Common Stock Being Offered in this Offering consists of 191,675 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and 95,838 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 244,236 shares of common stock, 902,882 shares of common stock issuable upon the conversion of Series 1 Convertible Preferred Stock and 319,292 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014. Deerfield Mgmt, L.P. is the general partner of the selling stockholder. Deerfield Management Company, L.P. is the investment manager of the selling stockholder. James E. Flynn, the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., has the power to vote or dispose of the securities held by the selling stockholder. Its address is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Fl, New York, NY 10017. See also notes 54, 55 and 56.

(58)	Frank Restivo has voting control and investment power over the securities owned by the selling stockholder.

(59)	Robert Russell has voting control and investment power over the securities owned by the selling stockholder.

(60)	Kenneth Eric Halverson has voting control and investment power over the securities owned by the selling stockholder.

(61)
Shares of Common Stock Being Offered in this Offering consists of 25,000 shares of common stock and 12,500 shares of common stock issuable upon the exercise of warrants. Shares of Common Stock Being Offered in a Separate Offering That is Not Part of this Offering consists of 70,217 shares of common stock and 19,386 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of February 10, 2014. Paul Schimmel has voting control and investment power over the securities owned by the selling stockholder. Its address is 9822 la Jolla Farms Rd, La Jolla, CA 92037-1135.

(62)
Michael S. Weiss and Lindsay A. Rosenwald share voting control and investment power over the securities owned by the selling stockholder. Its address is 787 Seventh Avenue, 48th Floor, New York, NY 10019.

(63)	Charles Johnston has voting control and investment power over the securities owned by the selling stockholder. Its address is 1201 Jupiter Park Drive, Jupiter, FL 33458.

(64)	Thomas J. Jones III has voting control and investment power over the securities owned by the selling stockholder.

(65)
Shares held by funds and certain managed accounts with respect to which Great Point Partners, LLC acts as investment manager (the “GPP Investors”). Each of Dr. Jay, as senior managing member of Great Point Partners, LLC, and Mr. David Kroin, as special managing member of Great Point Partners, LLC, has voting and investment power with respect to such shares. Notwithstanding the foregoing, Great Point Partners, LLC, Dr. Jay and Mr. Kroin disclaim beneficial ownership of any such shares, except to the extent of their respective pecuniary interests. The selling stockholder’s address is c/o Great Point Partners, LLC, 165 Mason Street, 3rd Floor, Greenwich, CT 06830. Pursuant to the Exchange Agreement entered into by the Company with investors (“Investors”) in connection with the August 2013 Exchange, for as long as at least 50% of Series 1 Convertible Preferred Stock issued in connection with the August 2013 Exchange and/or shares of common stock issued upon conversion thereof remain outstanding, the Company and each Investor who is a current member of the Company’s management or board of directors is required to use reasonable best efforts, including with respect to such Investors, by voting (or consenting with respect thereto) any shares of common stock then owned by them accordingly, to ensure that two individuals, as may be designated by Great Point Partners, LLC from time to time, are elected as members of the Company’s board of directors William McKenzie and Robert Schueren were designated by Great Point Partners, LLC to serve as members of the Board.

(66)
Reflects selling stockholders who have not affirmatively elected to include these shares in this prospectus. We will file a post-effective amendment to the registration statement of which this prospectus forms a part, as may be appropriate, to identify the selling stockholders of these shares prior to the sale of such shares pursuant to this prospectus.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders may sell all or any portion of their shares of common stock from time to time directly or, alternatively, through one or more underwriters, broker-dealers or agents. Such shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions):

(i)	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

(ii)	in the over-the-counter market;

(iii)	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

(iv)	through the writing of options, whether such options are listed on an options exchange or otherwise;

(v)	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

(vi)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(vii)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(viii)	an exchange distribution in accordance with the rules of the applicable exchange;

(ix)	privately negotiated transactions;

(x)	short sales;

(xi)	sales pursuant to Rule 144;

(xii)	with broker-dealers who may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

(xiii)	in an underwritten offering;

(xiv)	a combination of any such methods of sale; and

(xv)	any other method permitted pursuant to applicable law.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholder may also sell their shares short and deliver other shares of our common stock to close out such short positions, or loan or pledge their shares to broker-dealers that in turn may sell such shares.

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We will, however, receive approximately $9.8 million from the selling stockholders if they exercise their warrants in full, on a cash basis, which we will use for working capital and general corporate purposes. The warrant holders may exercise their warrants at any time until their expiration, as further described under “Description of Securities.” Because the warrant holders may exercise the warrants in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Trading Information

Our common stock is currently quoted on the OTCQB Marketplace maintained by the NASD under the symbol WGBS.

The transfer agent for our common stock is Continental Stock Transfer and Trust Company at 17 Battery Place, New York, New York 10004.

The following table sets forth the high and low closing bid prices for our common stock on a post-reverse-split basis for the fiscal quarters indicated as reported on the OTCQB Marketplace (previously the OTC Bulletin Board). The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
2011
First Quarter ended March 31, 2011	129.21	83.49
Second Quarter ended June 30, 2011	96.41	45.72
Third Quarter ended September 30, 2011	66.59	27.83
Fourth Quarter ended December 31, 2011	30.81	9.94

2012
First Quarter ended March 31, 2012	21.87	10.93
Second Quarter ended June 30, 2012	14.91	6.96
Third Quarter ended September 30, 2012	9.94	4.97
Fourth Quarter ended December 31, 2012	7.95	1.99

2013
First Quarter ended March 31, 2013	6.96	1.99
Second Quarter ended June 30, 2013	5.96	2.98
Third Quarter ended September 30, 2013	3.98	1.75
Fourth Quarter ended December 31, 2013	3.50	1.31

Our common stock is thinly traded and any reported sale prices may not be a true market-based valuation of our common stock. On February 10, 2014, the closing bid price of our common stock, as reported on the OTCQB Marketplace, was $1.90.

As of February 10, 2014, there were 365 holders of record of our common stock.

Trades in our common stock may be subject to Rule 15g-9 under the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on some national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of common stock.

Dividend Policy

We have never declared or paid dividends on shares of our common stock. We intend to retain future earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding our compensation plans under which equity securities are authorized for issuance to our employees as of December 31, 2013:

Number of
Securities
Remaining
	Number of		Available for
	Securities to		Future Issuance
	Be Issued		Under Equity
	Upon	Weighted-Average	Compensation
	Exercise of	Exercise Price	Plans
	Outstanding	of Outstanding	(Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
	Rights	Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	113,525	$35.39	$27,793
Equity compensation plans not approved by security holders	—	—	—
Total	113,525	$35.39	$27,793

Additional information regarding our equity compensation plans is provided in Note 8 to our consolidated financial statements on pages F-16 to F-18 of this prospectus.

SELECTED FINANCIAL DATA

Data is included in this section is extracted from the previously filed financial statements included on pages F-1 to F-47 of this prospectus as adjusted to reflect the impact of the 1-for-99.39 reverse stock split effected on August 27, 2013.

Selected audited financial information for fiscal 2012 and 2011 is as follows:

Consolidated Statements of Operations

	Year Ended December 31,
	2012	2011

Revenue	$586,176	$522,931

Cost of revenue	420,877	1,401,904

Gross profit (loss)	165,299	(878,973)

Operating expenses:
Sales and marketing	791,915	3,311,433
Research and development	6,161,548	8,290,550
General and administrative	2,977,812	6,221,884

Total operating expenses	9,931,275	17,823,867

Operating loss	(9,765,976)	(18,702,840)

Other income and (expenses):
Interest income	7,420	15,218
Interest expense (including excess debt discount of $2,255,074 expensed as interest in the year ended December 31, 2011)	(2,082,558)	(3,336,217)
Gain on revaluation of derivative liabilities, net	3,759,146	9,271,985
Liquidated damages for late S-1 registration	—	(532,161)
Miscellaneous income (expense)	(116,147)	166,184

Total other income and (expenses)	1,567,861	5,585,009

Net loss before provision for income taxes	(8,198,115)	(13,117,831)

Provision for income taxes	(21,453)	27,247

Net loss	(8,176,662)	(13,145,078)

Accretion on Series A and B convertible preference shares of subsidiary associated with premium	—	15,242
Accretion on Series A-1 Convertible Preferred Stock associated with beneficial conversion feature	—	(9,250,009)
Series A-1 preferred dividend	(801,534)	(458,208)

Net loss attributable to common stockholders	$(8,978,196)	$(22,838,053)

Net loss per share - basic and diluted (1)	$(21.42)	$(54.74)

Shares used to compute net loss per share - basic and diluted (1)	419,165	417,104

(1) Adjusted from the previously filed financial statements to reflect the impact of the 1-for-99.39 reverse stock split effected on August 27, 2013.

Selected unaudited financial information for the three and nine months ended September 30, 2013 and 2012, is as follows:

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue:
Product	$264,547	$176,608	$480,949	$269,999
License and royalty	125,000	—	333,333	—

Total Revenue	389,547	176,608	814,282	269,999

Cost of product revenue	192,814	144,327	335,182	245,322

Gross profit	196,733	32,281	479,100	24,677

Operating expenses:
Sales and marketing	625,390	124,692	1,577,317	537,523
Research and development	1,581,449	1,237,617	4,246,796	4,855,341
General and administrative	1,217,899	521,901	2,443,317	2,406,171

Total operating expenses	3,424,738	1,884,210	8,267,430	7,799,035

Operating loss	(3,228,005)	(1,851,929)	(7,788,330)	(7,774,358)

Other income and (expenses):
Interest income	830	672	2,917	6,231
Interest expense	(848,464)	(564,009)	(2,821,093)	(1,379,576)
Gain (loss) on revaluation of derivative liabilities, net	623,613	(385,209)	145,133	2,176,982
Loss on extinguishment of debt	(4,970,410)	—	(4,970,410)	—
Issuance of warrants due to organic change	(2,553,318)	—	(2,553,318)	—
Miscellaneous income (expense)	167,952	(181,247)	235,295	(158,439)

Total other income and (expenses)	(7,579,797)	(1,129,793)	(9,961,476)	645,198

Net loss before provision for income taxes	(10,807,802)	(2,981,722)	(17,749,806)	(7,129,160)

Provision for income taxes	530	(14,142)	3,191	12,745

Net loss	(10,808,332)	(2,967,580)	(17,752,997)	(7,141,905)

Accretion on Series 1 convertible preferred stock associated with beneficial conversion feature	(898,623)	—	(898,623)	—
Accretion on Series A and B convertible preference shares of subsidiary associated with premium	(408,651)	—	(2,898,550)	—
Series A-1 preferred dividend	(131,219)	(201,612)	(547,171)	(597,401)

Net loss attributable to common stockholders	$(12,246,825)	$(3,169,192)	$(22,097,341)	$(7,739,306)

Net loss per share – basic and diluted (1)	$(4.35)	$(7.56)	$(18.02)	$(18.47)

Shares used to compute net loss per share – basic and diluted (1)	2,814,655	419,028	1,226,570	419,123
(1) 2012 comparatives adjusted from the originally filed financial statements to reflect the impact of the 1-for-99.39 reverse stock split effected on August 27, 2013.

Selected summarized unaudited quarterly financial information for fiscal 2012 and 2011 is as follows:

	Year Ended December 31, 2012
	First	Second	Third	Fourth

Revenue	$73,233	$20,158	$176,608	$316,177
Gross profit (loss)	$(17,172)	$9,568	$32,281	$140,622
Net gains (losses) on derivative revaluations	$1,076,721	$1,485,470	$(385,209)	$1,582,164
Net loss	$(2,904,695)	$(1,269,630)	$(2,967,580)	$(1,034,757)
Net loss attributable to common stockholders	$(3,101,360)	$(1,468,754)	$(3,169,192)	$(1,238,890)
Net loss per share – basic and diluted (1)	$(7.40)	$(3.50)	$(7.56)	$(2.95)

	Year Ended December 31, 2011
	First	Second	Third	Fourth

Revenue	$351,032	$44,905	$89,088	$37,906
Gross profit (loss)	$210,083	$30,963	$(403,158)	$(716,861)
Net gains (losses) on derivative revaluations	$381,829	$(1,619,723)	$8,624,976	$1,884,903
Net income (loss)	$(3,803,829)	$(9,209,548)	$3,580,921	$(3,712,622)
Net income (loss) attributable to common stockholders	$(3,867,949)	$(18,590,846)	$3,222,282	$(3,601,540)
Net income (loss) per share – basic (1)	$(9.34)	$(44.63)	$7.71	$(8.59)
Net income (loss) per share – diluted (1)	$(9.34)	$(44.63)	$3.34	$(8.59)

(1) Adjusted from the previously filed financial statements to reflect the impact of the 1-for-99.39 reverse stock split effected on August 27, 2013.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the other sections of this prospectus, including the related exhibits. All amounts are recorded in this discussion on a post-reverse-split basis. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Risk Factors”. Our actual results may differ materially.

Company Overview

Since beginning operations in 2003, we have been engaged in the development, manufacture and sales of systems for gene expression quantification, genotyping and stem cell research for the life sciences and pharmaceutical drug discovery industries. Most recently, the Company’s R&D efforts have been concentrated on the commercialization of the SmartChip Target Enrichment System. Our products are aimed at researchers who perform genetic analysis and cell biology, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker research. We plan to provide new performance standards with significant savings of time and cost for professionals in the field of gene expression research and to facilitate biomarker discovery, toxicology and clinical research through the SmartChip products and services.

Our revenue is subject to fluctuations due to the timing of sales of high-value products and service projects, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life science industry and other unpredictable factors that may affect customer ordering patterns. Any significant delays in the commercial launch or any lack or delay of commercial acceptance of new products, unfavorable sales trends in existing product lines, or impacts from the other factors mentioned above, could adversely affect our revenue growth or cause a sequential decline in quarterly revenue. Due to the possibility of fluctuations in our revenue and net income or loss, we believe that quarterly comparisons of our operating results are not a good indicator of future performance.

Since inception, we have incurred substantial operating losses. As of September 30, 2013, our accumulated deficit was $82,324,894. Losses have principally occurred as a result of the substantial resources required for the research, development and manufacturing start-up costs required to commercialize our initial products. We expect to continue to incur substantial costs for research and development activities for at least the next year as we expand and improve our core technology and its applications in the life science research market.

Recent Developments--Acquisition of Assets from IntegenX Inc.

In January 2014, we entered into an Asset Purchase Agreement with IntegenX Inc. (“IntegenX”), pursuant to which we acquired substantially all of the assets of its product line used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing, including the Apollo 324TM instrument and the PrepXTM reagents (the “Acquired Business”). The purchase price for the Acquired Business comprised (1) a cash payment of $2.0 million, (2) a $1.25 million secured promissory note, (3) up to three earnout payments payable, if at all, in 2015, 2016 and 2017, respectively, and (4) our assumption of certain liabilities, including obligations to perform under contracts and liabilities for certain accrued but unpaid vacation for certain employees. For more information regarding our acquisition of the IntegenX Business, see “Business--Recent Developments--Acquisition of Assets from IntegenX Inc.” included elsewhere in this prospectus.

Results of Operations

Three and Nine Months Ended September 30, 2013 Compared to Three and Nine Months Ended September 30, 2012

The following table presents selected items in the unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2013 and 2012, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue:
Product	$264,547	$176,608	$480,949	$269,999
License and royalty	125,000	—	333,333	—

Total Revenue	389,547	176,608	814,282	269,999

Cost of product revenue	192,814	144,327	335,182	245,322

Gross profit	196,733	32,281	479,100	24,677

Operating expenses:
Sales and marketing	625,390	124,692	1,577,317	537,523
Research and development	1,581,449	1,237,617	4,246,796	4,855,341
General and administrative	1,217,899	521,901	2,443,317	2,406,171

Total operating expenses	3,424,738	1,884,210	8,267,430	7,799,035

Operating loss	(3,228,005)	(1,851,929)	(7,788,330)	(7,774,358)

Other income and (expenses):
Interest income	830	672	2,917	6,231
Interest expense	(848,464)	(564,009)	(2,821,093)	(1,379,576)
Gain (loss) on revaluation of derivative liabilities, net	623,613	(385,209)	145,133	2,176,982
Loss on extinguishment of debt	(4,970,410)	—	(4,970,410)	—
Issuance of warrants due to organic change	(2,553,318)	—	(2,553,318)	—
Miscellaneous income (expense)	167,952	(181,247)	235,295	(158,439)

Total other income and (expenses)	(7,579,797)	(1,129,793)	(9,961,476)	645,198

Net loss before provision for income taxes	(10,807,802)	(2,981,722)	(17,749,806)	(7,129,160)

Provision for income taxes	530	(14,142)	3,191	12,745

Net loss	$(10,808,332)	$(2,967,580)	$(17,752,997)	$(7,141,905)

Product Revenue

The following table presents our product revenue for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$264,547	$176,608	50%	$480,949	$269,999	78%

For the three months ended September 30, 2013, product revenue increased by $87,939, or 50%, as compared to the three months ended September 30, 2012. The increase is due to sales of our target enrichment product line which we launched mid-2013.

For the nine months ended September 30, 2013, product revenue increased by $210,950, or 78%, as compared to the nine months ended September 30, 2012. The increase is due to sales of our target enrichment product line and an additional open platform Real-Time PCR System.

License and Royalty Revenue

The following table presents our license and royalty revenue for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$125,000	$—	N/A	$333,333	$—	N/A

For the three and nine months ended September 30, 2013, license and royalty revenue was $125,000 and $333,333, respectively, as compared to none in the nine months ended September 30, 2012. This revenue was generated by an agreement signed in 2013. Future license revenue is expected to be not less than $125,000 per quarter in the near future.

Cost of Product Revenue

The following table presents our cost of product revenue for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$192,814	$144,327	34%	$335,182	$245,322	37%

Cost of product revenue includes the cost of products paid to third party vendors and raw materials, labor and overhead for products manufactured internally, and reserves for warranty and inventory obsolescence.

For the three months ended September 30, 2013, cost of revenue increased by $48,487, or 34%, as compared to the three months ended September 30, 2012. The increase related primarily to the increase in revenue.

For the nine months ended September 30, 2013, cost of revenue increased by $89,860, or 37%, as compared to the nine months ended September 30, 2012. The increase related primarily to the increase in revenue, offset by a reduction in provisions for excess inventory.

Sales and Marketing

The following table presents our sales and marketing expenses for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$625,390	$124,692	402%	$1,577,317	$537,523	193%

Sales and marketing expenses consist primarily of compensation costs of our sales and marketing team, commissions and the costs associated with various marketing programs.

For the three months ended September 30, 2013, sales and marketing expenses increased by $500,698, or 402%, as compared to the three months ended September 30, 2012. The increase resulted primarily from increases in headcount and sales and marketing activities that had been scaled back in the 2012 period.

For the nine months ended September 30, 2013, sales and marketing expenses increased by $1,039,794, or 193%, as compared to the nine months ended September 30, 2012. The increase resulted primarily from increases in headcount and sales and marketing activities.

We expect sales and marketing expenses will continue to increase during 2013 as we build our sales and marketing headcount and activities to commercialize our products.

Research and Development

The following table presents our research and development expense for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$1,581,449	$1,237,617	28%	$4,246,796	$4,855,341	(13)%

Research and development expenses consist primarily of salaries and other personnel-related expenses, laboratory supplies and other expenses related to the design, development, testing and enhancement of our products. Research and development expenses are expensed as they are incurred.

For the three months ended September 30, 2013, research and development expenses increased by $343,832, or 28%, as compared to the three months ended September 30, 2012. The increase resulted primarily from a one-time accrual of retention incentives in the quarter.

For the nine months ended September 30, 2013, research and development expenses decreased $608,545, or 13%, as compared to the nine months ended September 30, 2012. The decrease resulted primarily from a significant decrease in headcount in April 2012 and reductions in the costs of depreciation and expensed materials, offset by the one-time accrual of retention incentives.

We believe a substantial investment in research and development is essential in the long term to remain competitive and expand into additional markets. Accordingly, we expect our research and development expenses to remain at a high level of total expenditures for the foreseeable future.

General and Administrative

The following table presents our general and administrative expenses for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$1,217,899	$521,901	133%	$2,443,317	$2,406,171	2%

General and administrative expenses consist primarily of personnel costs for finance, human resources and general management, as well as professional fees, such as expenses for legal and accounting services.

For the three months ended September 30, 2013, general and administrative expenses increased by $695,998, or 133%, as compared to the three months ended September 30, 2012. The increase resulted primarily from the accrual of a discretionary bonus awarded to our CEO, plus a one-time accrual of retention incentives for other U.S. employees, severance costs for Malaysian employees and legal fees incurred in conjunction with our capital restructuring.

For the nine months ended September 30, 2013, general and administrative expenses increased by $37,146, or 2%, as compared to the nine months ended September 30, 2012. The increase resulted primarily from increases in the accrual of a discretionary bonus awarded to our CEO, plus a one-time accrual of retention incentives for other employees, and higher legal fees incurred in conjunction with our capital restructuring, substantially offset by consulting fees, recruitment costs, travel and lodging expenses, and the absence of a one-time expense for severance costs related to the termination of our former Chief Operating Officer and Chief Financial Officer in early 2012.

We expect our general and administrative expenses to be lower for the remainder of 2013 due to the non-recurrence of the discretionary bonus, retention incentives, severance costs and high legal fees incurred in the three months ended September 30, 2013.

Interest Income

The following table presents our interest income for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$830	$672	24%	$2,917	$6,231	(53)%

The interest income is solely earned on cash balances held in interest-bearing bank accounts.

For the three months ended September 30, 2013, interest income increased by $158, or 24%, as compared to the three months ended September 30, 2012. For the nine months ended September 30, 2013, interest income decreased by $3,314, or 53%, as compared to the nine months ended September 30, 2012. The steady decrease was mainly due to a decrease in the average cash invested in interest-bearing accounts until September 2013, when funds from our 2013 Private Placement were invested. Interest income is expected to increase in the three months ending December 31, 2013, but due to low interest rates it will not be significant.

Interest Expense

The following table presents our interest expense for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$848,464	$564,009	50%	$2,821,093	$1,379,576	104%

For the three months ended September 30, 2013, interest expense increased by $284,455, or 50%, as compared to the three months ended September 30, 2012. For the nine months ended September 30, 2013, interest expense increased $1,441,517, or 104%, as compared to the nine months ended September 30, 2012. The increase in both periods was primarily due to higher charges for amortization of the debt discount and loan origination fees related to the convertible promissory notes (“CPNs”) in the aggregate principal amount of $15,275,000 issued in the May 2011 Private Placement. These were amortized using the effective yield method, which weights the interest charges towards the latter stages of the contractual term of the debt. This was offset by the reduction in the number of days for which the CPNs were outstanding, as they were exchanged for non-interest-bearing securities under the terms of the Exchange Agreement on August 27, 2013, and since such date interest expense has not been significant.

Gain (loss) on Revaluation of Derivative Liabilities, Net

The following table represents the gain (loss) on revaluation of our derivative liabilities, net for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$623,613	$(385,209)	N/A	$145,133	$2,176,982	N/A

Our derivative liabilities arise due to the cash settlement provisions in certain warrants and unit warrants and the variable number of shares of our common stock that may be issued upon the exercise of those warrants with certain anti-dilution protection, upon the exchange of Series A and Series B convertible preference shares (“CPS”) of our Malaysian subsidiary, and, until August 27, 2013, under the conversion element of our CPNs.

The net gain from revaluation of derivative liabilities for the three months ended September 30, 2013, was $623,613, compared to a net loss of $385,209 for the three months ended September 30, 2012. The net gain from revaluation of derivative liabilities for the nine months ended September 30, 2013, was $145,133, compared to a net gain of $2,176,982 for the nine months ended September 30, 2012. Gains and losses are directly attributable to revaluations of all of our derivatives and (with the exception of Series B CPS) result primarily from a net decrease or increase, respectively, in our stock price in the period. Our closing stock price was $1.96 on September 30, 2013, compared to $3.98 on June 30, 2013, and $2.98 on December 31, 2012, and was $7.95 on September 30, 2012, compared to $6.96 on June 30, 2012, and $15.90 on December 31, 2011. Future gains or losses on revaluation will result primarily from net decreases or increases, respectively, in our stock price during the reporting period. Derivative liabilities will also decrease as the remaining term of each instrument diminishes.

Loss on Extinguishment of Debt

The following table presents the loss on extinguishment of debt we recognized in the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$4,970,410	$—	N/A	$4,970,410	$—	N/A

Loss on extinguishment of debt is a one-time non-cash charge recorded as a result of the CPNs being exchanged for other securities per the terms of the Exchange Agreement on August 27, 2013. No comparable costs are expected in the foreseeable future.

Issuance of warrants due to organic change

The following table presents the charge for issuance of warrants due to organic change that we incurred for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$2,553,318	$—	N/A	$2,553,318	$—	N/A

The charge for issuance of warrants due to organic change is a one-time non-cash charge recorded as a result of the warrants issued in May 2011 (the “May 2011 Warrants”) being exchanged for securities with a greater value. Per the terms of the May 2011 warrants, holders were entitled to compensation should an Organic Change, as defined therein, occur, and the issuance of new shares in the 2013 Private Placement that occurred on August 27, 2013, met that definition. No comparable costs are expected in the foreseeable future.

Miscellaneous Income (Expense)

The following table presents miscellaneous income (expense) for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$167,952	$(181,247)	N/A	$235,295	$(158,439)	N/A

For the three months ended September 30, 2013, we recorded miscellaneous income of $167,952, compared to an expense of $181,247 for the three months ended September 30, 2012. For the nine months ended September 30, 2013, we recorded miscellaneous income of $235,295, compared to an expense of $158,439 for the nine months ended September 30, 2012. Miscellaneous income or expense is the result of net foreign currency exchange gains and losses, mainly in our Malaysian subsidiary, WGBM, principally due to revaluation of the inter-company loan account at the balance sheet date. WGBM presently has a net receivable on its dollar denominated balances, so if the value of the Malaysian Ringgit decreases against the dollar, income is recorded, whereas if it increases against the dollar, an expense is recorded. Foreign currency exchange gains and losses also arise on our subsidiary in Luxembourg, and on U.S. expenses denominated in foreign currencies.

Provision for income taxes

The following table presents our provision for income taxes for the three and nine months ended September 30, 2013 and 2012, respectively:

Three Months Ended September 30,			Nine Months Ended September 30,
2013	2012	% Change	2013	2012	% Change

$530	$(14,142)	N/A	$3,191	$12,745	N/A

For the three and nine months ended September 30, 2013, we recorded a charge of $530 and $3,191, respectively, for U.S. state taxes. For the three and nine months ended September 30, 2012, we recorded a credit of $14,142 and a charge of $12,745, respectively, for income taxes, being an interim estimate of Malaysian taxes payable on interest income, mostly arising on WGBM’s loan to WaferGen Bio-systems, Inc., reduced by an overprovision for such taxes in 2011, plus U.S. state taxes. The Company has provided a full valuation allowance against its net deferred tax assets.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The following table presents selected items in our condensed consolidated statements of operations for the years ended December 31, 2012 and 2011, respectively:

	Year Ended December 31,
	2012	2011

Revenue	$586,176	$522,931

Cost of revenue	420,877	1,401,904

Gross profit (loss)	165,299	(878,973)

Operating expenses:
Sales and marketing	791,915	3,311,433
Research and development	6,161,548	8,290,550
General and administrative	2,977,812	6,221,884

Total operating expenses	9,931,275	17,823,867

Operating loss	(9,765,976)	(18,702,840)

Other income and (expenses):
Interest income	7,420	15,218
Interest expense	(2,082,558)	(3,336,217)
Gain on revaluation of derivative liabilities, net	3,759,146	9,271,985
Liquidated damages for late S-1 registration	—	(532,161)
Miscellaneous income (expense)	(116,147)	166,184

Total other income and (expenses)	1,567,861	5,585,009

Net loss before provision for income taxes	(8,198,115)	(13,117,831)

Provision for income taxes	(21,453)	27,247

Net loss	$(8,176,662)	$(13,145,078)

Revenue

The following table represents our revenue for the years ended December 31, 2012 and 2011:

Year Ended December 31,
2012	2011	% Change

$586,176	$522,931	12%

For the year ended December 31, 2012, revenue increased by $63,245, or 12%, as compared to the year ended December 31, 2011. The increase is primarily due to increases in the number of SmartChip Real-Time PCR Systems and Real-Time PCR Chip panels sold, offset by decreases in the sales price of the SmartChip Real-Time PCR System and in the volume of other services.

Future revenue will depend on market acceptance of our new open format SmartChip products which were launched on July 10, 2012.

Cost of Revenue

The following table represents our cost of revenue for the years ended December 31, 2012 and 2011:

Year Ended December 31,
2012	2011	% Change

$420,877	$1,401,904	(70)%

Cost of revenue includes the cost of products paid to third party vendors and raw materials, labor and overhead for products manufactured internally, and reserves for warranty and inventory obsolescence. For the year ended December 31, 2012, cost of revenue decreased by $981,027, or 70%, as compared to the year ended December 31, 2011. The decrease related primarily to a reduction in added provisions for excess inventory, offset by increases in the number of SmartChip Real-Time PCR Systems and Real-Time PCR Chip panels sold in the year ended December 31, 2012.

Sales and Marketing Expenses

The following table represents our sales and marketing expenses for the years ended December 31, 2012 and 2011:

Year Ended December 31,
2012	2011	% Change

$791,915	$3,311,433	(76)%

Sales and marketing expenses consist primarily of salaries and other personnel-related expenses of our sales and marketing team, and the costs associated with various marketing programs. For the year ended December 31, 2012, sales and marketing expenses decreased by $2,519,518, or 76%, as compared to the year ended December 31, 2011. The decrease resulted primarily from decreases in personnel costs due to a reduction in headcount due to the scaling back of selling and marketing activities while we established the support of our technology with key opinion leaders.

We expect sales and marketing expenses will increase during 2013 as we build our sales and marketing headcount and activities to commercialize our products.

Research and Development Expenses

The following table represents our research and development expenses for the years ended December 31, 2012 and 2011:

Year Ended December 31,
2012	2011	% Change

$6,161,548	$8,290,550	(26)%

Research and development expenses consist primarily of salaries and other personnel-related expenses, laboratory supplies and other expenses related to the design, development, testing and enhancement of our products. Research and development expenses are expensed as they are incurred. For the year ended December 31, 2012, research and development expenses decreased $2,129,002, or 26%, as compared to the year ended December 31, 2011. The decrease resulted primarily from decreases in expenditure on consumable materials and reagents, lower consulting costs and a reduction in headcount.

We believe a substantial investment in research and development is essential in the long term to remain competitive and expand into additional markets. Accordingly, we expect our research and development expenses to remain at a high level of total expenditures for the foreseeable future.

General and Administrative Expenses

The following table represents our general and administrative expenses for the years ended December 31, 2012 and 2011:

Year Ended December 31,
2012	2011	% Change

$2,977,812	$6,221,884	(52)%

General and administrative expenses consist primarily of personnel costs for finance, human resources, business development, and general management, as well as professional fees, such as expenses for legal and accounting services. For the year ended December 31, 2012, general and administrative expenses decreased $3,244,072, or 52%, as compared to the year ended December 31, 2011. The decrease resulted primarily from decreases in personnel costs, mainly for salaries and discretionary bonuses paid to senior management, stock compensation costs, investor relations costs, recruitment costs and legal, accounting and other professional fees.

We expect our general and administrative expenses to be lower in 2013 due to reduced consultancy and other outside service costs.

Interest Income

The following table represents our interest income for the years ended December 31, 2012 and 2011:

Year Ended December 31,
2012	2011	% Change

$7,420	$15,218	(51)%

Interest income is solely earned on cash balances held in interest-bearing bank accounts. For the year ended December 31, 2012, interest income decreased $7,798, or 51%, as compared to the year ended December 31, 2011. The decrease was mainly due to a decrease in the average cash invested in interest-bearing accounts.

Interest Expense

The following table represents our interest expense for the years ended December 31, 2012 and 2011:

Year Ended December 31,
2012	2011	% Change

$2,082,558	$3,336,217	(38)%

For the year ended December 31, 2012, interest expense decreased $1,253,659, or 38%, as compared to the year ended December 31, 2011. The decrease was mostly due to the absence of a one-time non-cash interest expense of $2,255,074 related to the Convertible Promissory Notes (“CPNs”) issued in May 2011, and of interest charges related to the term loan of $2,000,000 obtained in December 2010 and repaid in May 2011, which included $222,275 in accelerated deferred financing costs plus $83,585 arising due to early repayment in the year ended December 31, 2011 (see Note 5 to the Consolidated Financial Statements in Part II, Item 8). This decrease was offset by interest of 5% being payable on the CPNs for the full year in 2012, and the amortization of debt discount and loan origination fees on these CPNs.

Gain on Revaluation of Derivative Liabilities, net

The following table represents the gain on revaluation of derivative liabilities, net for the years ended December 31, 2012 and 2011:

Year Ended December 31,
2012	2011	% Change

$3,759,146	$9,271,985	(59)%

Our derivative liabilities arise due to the variable number of shares of our common stock that may be issued upon the exercise of those warrants with certain anti-dilution protection, upon the exchange of Series A and Series B Convertible Preference Shares (“CPS”) of our Malaysian subsidiary, and under the conversion element of our CPNs.

The net gain from revaluation of derivative liabilities for the year ended December 31, 2012, was $3,759,146, compared to $9,271,985 for the year ended December 31, 2011. Gains and losses are directly attributable to revaluations of all of our derivatives and result primarily from a net decrease or increase, respectively, in our stock price in the period. Our closing stock price was $2.98 on December 31, 2012, compared to $15.90 on December 31, 2011, and $67.59 on May 27, 2011, when our convertible promissory notes were issued. We recorded a charge of approximately $1.2 million on December 31, 2011, when the lapse of the redemption option on the Series B CPS of our Malaysian subsidiary caused the derivative liability arising on the conversion element to increase.

Future gains or losses on revaluation will result primarily from net decreases or increases, respectively, in our stock price during the reporting period. Derivative liabilities will also decrease as the remaining term of each instrument diminishes.

Liquidated Damages for Late S-1 Registration

The following table presents the liquidated damages we incurred for the years ended December 31, 2012 and 2011, due to the late registration of certain shares issuable in connection with the May 2011 Private Placement:

Year Ended December 31,
2012	2011	% Change

$—	$532,161	(100)%

Liquidated damages were incurred as a result of the delayed effectiveness of our registration statement associated with the May 2011 Private Placement. Under the terms of the applicable registration rights agreement, we had until October 11, 2011, to have our initial registration statement declared effective by the SEC. We exceeded that time frame and were obligated to pay liquidated damages of approximately 1.8% of the gross funds received in the May 2011 Private Placement.

Miscellaneous Income (Expense)

The following table represents our miscellaneous income (expense) for the years ended December 31, 2012 and 2011:

Year Ended December 31,
2012	2011	% Change

$(116,147)	$166,184	N/A

For the year ended December 31, 2012, we recorded miscellaneous expense of $116,147, compared to income of $166,184 for the year ended December 31, 2011. Miscellaneous income and expense is the result of net foreign currency exchange gains and losses, mainly in our Malaysian subsidiary, WGBM, principally due to revaluation of the inter-company account at the balance sheet date. WGBM presently has a net receivable on its dollar denominated balances, so if the value of the Malaysian Ringgit decreases against the dollar, income is recorded, whereas if it increases against the dollar, an expense is recorded. Foreign currency exchange gains and losses also arise on our subsidiary in Luxembourg, and on U.S. expenses denominated in foreign currencies.

Provision for Income Taxes

The following table presents the provision for income taxes for the years ended December 31, 2012 and 2011, respectively:

Year Ended December 31,
2012	2011	% Change

$(21,453)	$27,247	N/A

For the year ended December 31, 2012, we recorded a net credit of $21,453 for income taxes, representing a reversal of $27,179 overprovided for Malaysia taxes in 2011 less U.S. state taxes of $5,726. For the year ended December 31, 2011, we recorded a charge of $27,247 for income taxes, representing the estimated amount of Malaysian taxes payable on interest income, mostly due to a loan to the U.S. parent. We have provided a full valuation allowance against our net deferred tax assets.

Liquidity and Capital Resources

From inception through September 30, 2013, the Company has raised a total of $3,665,991 from the issuance of notes payable, $66,037 from the sale of Series A Preferred Stock, $1,559,942 from the sale of Series B Preferred Stock, $31,226,191, net of offering costs, from the sale of common stock and warrants, $8,842,256, net of offering costs, from the sale of CPS of our Malaysian subsidiary, $1,842,760, net of origination fees, from a secured term loan, $27,492,876, net of offering costs and liquidated damages for late registration, from the sale of the Series A-1 Convertible Preferred Stock, CPNs and warrants in the May 2011 Private Placement, and $13,393,162, net of offering costs, from the sale of common stock, Series 1 Convertible Preferred Stock and warrants in the 2013 Private Placement. As of September 30, 2013, the Company had $14,483,041 in unrestricted cash and cash equivalents, and working capital of $11,790,655.

Net Cash Used in Operating Activities

The Company experienced negative cash flow from operating activities for the nine months ended September 30, 2013 and 2012, in the amounts of $4,928,406 and $7,639,383, respectively. The cash used in operating activities in the nine months ended September 30, 2013, was due to cash used to fund a net loss of $17,752,997, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, net gains on revaluation of derivative liabilities, interest converted to principal on CPNs, inventory provision, amortization of debt discount, loss on extinguishment of debt and issuance of warrants due to organic change totaling $10,841,576, and cash provided by a change in working capital of $1,983,015. The cash used in operating activities in the nine months ended September 30, 2012, was due to cash used to fund a net loss of $7,141,905, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, net gains on revaluation of derivative liabilities, interest converted to principal on CPNs, inventory provision and amortization of debt discount totaling $180,092, and cash used by a change in working capital of $677,570. The decrease in cash used in the nine months ended September 30, 2013, compared to 2012, was driven primarily by the cash provided by, and lack of cash used in, the change in working capital.

The Company experienced negative cash flow from operating activities for the years ended December 31, 2012 and 2011, in the amounts of $8,867,888 and $16,626,884, respectively. The cash used in operating activities in the year ended December 31, 2012, was due to cash used to fund a net loss of $8,176,662, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, net gains on revaluation of derivative liabilities, interest converted to principal on CPNs, inventory provision and amortization of debt discount totaling $421,596, and cash used by a change in working capital of $269,630. The cash used in operating activities in the year ended December 31, 2011, was due to cash used to fund a net loss of $13,145,078, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, liquidated damages for late S-1 registration, exchange gain on issuance of Series C CPS of our Malaysian subsidiary, gains on revaluation of derivative liabilities, excess debt discount expensed as interest, inventory provision and amortization of debt discount totaling $3,303,705, and cash used by a change in working capital of $178,101. The decrease of $7,758,996 in cash used in the year ended December 31, 2012, compared to 2011 was driven primarily by the decrease in the net operating loss from $18,702,840 to $9,765,976, offset by a reduction in the increase in inventory provision and in non-cash operating expenses, most notably stock compensation expense.

Net Cash Used in Investing Activities

The Company used $41,906 in the nine months ended September 30, 2013, and $41,262 in the nine months ended September 30, 2012, to acquire property and equipment.

The Company used $54,767 in the year ended December 31, 2012, and $621,120 in the year ended December 31, 2011, to acquire property and equipment, mostly for use in research and development activities.

Net Cash Provided by Financing Activities

Cash provided by financing activities in the nine months ended September 30, 2013, was $13,393,162, all from the issuance of common stock, Series 1 preferred stock and warrants in the 2013 Private Placement.

There were no financing activities in the year ended December 31, 2012.

Cash provided by financing activities in the year ended December 31, 2011, was $30,366,494. Our Malaysian subsidiary received $5,052,303, including an exchange gain and net of issuance costs, in exchange for the issuance of 3,233,734 Series C CPS, and we received $27,492,876, net of issuance costs and liquidated damages paid for late S-1 registration, from the issuance of Series A-1

Convertible Preferred Stock, convertible promissory notes and warrants in the May 2011 Private Placement and $9,200 from the exercise of stock options. This was offset by payments of $8,852 on capital lease obligations, $448 in income taxes for restricted stock forfeited and $2,178,585 to extinguish all liabilities under a term loan.

Availability of Additional Funds

We believe funds available at September 30, 2013, along with our revenue, will fund our operations into 2015. To continue our operations thereafter, we may need to raise further capital, through the sale of additional securities or otherwise, to support our future operations. Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures. At the present time, we have commitments for capital expenditures totaling approximately $100,000, all for equipment to be used for manufacturing SmartChip products. Our future capital requirements and the adequacy of our available funds will depend on many factors, most notably our ability to successfully commercialize our new high throughput open platform SmartChip products and services.

While we believe we have sufficient cash to fund our operating, investing and financing activities into 2015, we believe it likely that additional capital will be needed to sustain our operations thereafter. We may be unable to raise sufficient additional capital when we need it on favorable terms, or at all. The conversion of the Malaysia Notes, and the sale of equity or convertible debt securities in the future, may be dilutive to our stockholders, and debt financing arrangements may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to us or our stockholders. If we are unable to obtain needed capital we may not be able to continue our efforts to develop and commercialize our SmartChip products and services and may be forced to significantly curtail or suspend our operations.

Principles of Consolidation

The consolidated financial statements of WaferGen Bio-systems, Inc. include the accounts of Wafergen, Inc., WaferGen Biosystems (M) Sdn. Bhd., our Malaysian subsidiary, and WaferGen Biosystems Europe S.a.r.l., our Luxembourg subsidiary. All significant inter-company transactions and balances are eliminated in consolidation.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, result of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies and Estimates

Deferred Tax Valuation Allowance

We believe sufficient uncertainties exist regarding the future realization of deferred tax assets, and, accordingly, a full valuation allowance is required, amounting to approximately $28,000,000 at December 31, 2012. As a result of the 2013 Private Placement, the availability of NOLs and tax credit carry-forwards and the corresponding valuation allowance were both significantly reduced due to the ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986 and similar state provisions. In subsequent periods, if and when we generate pre-tax income, a tax expense will not be recorded to the extent that the remaining valuation allowance can be used to offset that expense. Once a consistent pattern of pre-tax income is established or other events occur that indicate that the deferred tax assets will be realized, additional portions or all of the remaining valuation allowance will be reversed back to income. Should we generate pre-tax losses in subsequent periods, a tax benefit will not be recorded and the valuation allowance will be increased.

Inventory Valuation

Inventories are stated at the lower of cost and market value. We perform a detailed assessment of inventory on a regular basis, which includes, among other factors, a review of projected demand requirements, product pricing, product expiration and product lifecycle. As a result of this assessment, we record provisions for potentially excess, obsolete or impaired goods, when appropriate, in order to reduce the reported amount of inventory to its net realizable value. If actual demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Warranty Reserve

Our standard warranty agreement is one year from shipment for SmartChip cyclers and dispensers. We accrue for anticipated warranty costs upon shipment of these products. Our warranty reserve is based on management’s judgment regarding anticipated rates of warranty claims and associated repair costs, and we update our assessment quarterly.

Stock-Based Compensation

We measure the fair value of all stock option and restricted stock awards to employees on the grant date, and record the fair value of these awards, net of estimated forfeitures, as compensation expense over the service period. The fair value of options is estimated using the Black-Scholes valuation model, and for restricted stock it is based on the Company’s closing share price on the measurement date. Amounts expensed with respect to options were $260,068 and $277,761, net of estimated forfeitures, for the nine months ended September 30, 2013 and 2012, respectively. These sums exclude the compensation expense for restricted stock awards, for which the fair value is based on our closing stock price on the grant date for directors and employees, and on the dates on which performance of services is recognized for consultants.

The weighted average grant date fair value of options awarded in the nine months ended September 30, 2013 and 2012, was $3.72 and $8.37, respectively. Fair values were estimated using the following assumptions:

	Nine Months Ended September 30,
	2013	2012

Risk-free interest rate	0.71% - 1.22%	0.71% - 1.14%
Expected term	4.75 Years	4.75 Years
Expected volatility	96.73% - 108.14%	65.02% - 98.80%
Dividend yield	0%	0%

Risk-Free Interest Rate.  This is the U.S. Treasury rate for the day of the grant having a term equal to the expected term of the option. An increase in the risk-free interest rate will increase the fair value and the related compensation expense.

Expected Term.  This is the period of time over which the award is expected to remain outstanding and is based on management’s estimate, taking into consideration the vesting terms, the contractual life, and historical experience. An increase in the expected term will increase the fair value and the related compensation expense.

Expected Volatility.  This is a measure of the amount by which our common stock price has fluctuated or is expected to fluctuate. To the extent that our common stock has not been traded for as long as the expected remaining term of the options, we use a weighted average of the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected remaining term of the options on the measurement date. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. To the extent that our common stock has been traded for longer than the expected remaining term of the options, this weighted average is used to determine 50% of the volatility, with our own historic volatility used to determine the remaining 50%. An increase in the expected volatility will increase the fair value and the related compensation expense.

Dividend Yield.  We have not made any dividend payments and do not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the related compensation expense.

Forfeiture Rate.  This is a measure of the amount of awards that are expected to not vest. An increase in the estimated forfeiture rate will decrease the related compensation expense.

Derivative Liabilities

Our derivative liabilities arise due to the cash settlement provisions in certain warrants and unit warrants and the variable number of shares of our common stock that may be issued upon the exercise of those warrants with certain anti-dilution protection, upon the exchange of Series A and Series B CPS of our Malaysian subsidiary, and under the conversion element of our convertible promissory notes. We evaluate the liability for all of our derivatives using a Monte Carlo Simulation approach, using assumptions provided by management reflecting conditions at the valuation dates.

There was no longer a derivative liability for the conversion element of convertible promissory notes at September 30, 2013, its fair value having diminished to nil by the time of the Exchange Agreement on August 27, 2013. The fair value of this derivative liability at June 30, 2013, was estimated to be $439, using our closing stock price of $3.98 and assumptions including estimated volatility of 148.74%, a risk-free interest rate of 0.03%, a zero dividend rate and a contractual term of 1.41 years. The fair value of this derivative liability at December 31, 2012, was estimated to be $274,928, using our closing stock price of $2.98 and assumptions including estimated volatility of 126.91%, a risk-free interest rate of 0.13%, a zero dividend rate and a contractual term of 1.91 years. The fair value of this derivative liability at September 30, 2012, was estimated to be $458,310, using our closing stock price of $7.95 and assumptions including estimated volatility of 126.57%, a risk-free interest rate of 0.16%, a zero dividend rate and a contractual term of 2.16 years. The fair value of this derivative liability at June 30, 2012, was estimated to be $401,921, using our closing stock price of $6.96 and assumptions including estimated volatility of 112.40%, a risk-free interest rate of 0.23%, a zero dividend rate and a contractual term of 2.41 years. The fair value of this derivative liability at December 31, 2011, was estimated to be $1,931,295, using our closing stock price of $15.90 and assumptions including estimated volatility of 82.82%, a risk-free interest rate of 0.18%, a zero dividend rate and a contractual term of 2.91 years.

The total fair value of the derivative liability for warrants and unit warrants at September 30, 2013, was estimated to be $8,299,415, using our closing stock price of $1.96 and assumptions including estimated volatilities of 85.06% to 112.18%, risk-free interest rates of 0.07% to 1.01%, a zero dividend rate and estimated remaining terms of 0.71 to 4.00 years. The total fair value of warrants and unit warrants issued during the three months ended September 30, 2013, was estimated to be $7,962,081, the majority of which were issued on August 27, 2013, on which date fair values were estimated using a stock price of $2.00 and assumptions including estimated volatility of 84.27%, a risk-free interest rate of 1.16%, a zero dividend rate and an estimated remaining term of 4.00 years. The total fair value of this derivative liability at June 30, 2013, was estimated to be $701,857, using our closing stock price of $3.98 and assumptions including estimated volatilities of 130.24% to 131.31%, risk-free interest rates of 0.13% to 0.19%, a zero dividend rate and estimated remaining terms of 0.77 to 1.19 years. The total fair value of this derivative liability at December 31, 2012, was estimated to be $102,695, using our closing stock price of $2.98 and assumptions including estimated volatilities of 117.58% to 131.42%, risk-free interest rates of 0.08% to 0.21%, a zero dividend rate and estimated remaining terms of 0.38 to 1.58 years. The total fair value of this derivative liability at September 30, 2012, was estimated to be $433,829, using our closing stock price of $7.95 and assumptions including estimated volatilities of 106.78% to 122.48%, risk-free interest rates of 0.15% to 0.22%, a zero dividend rate and estimated remaining terms of 0.64 to 1.79 years. The total fair value of this derivative liability at June 30, 2012, was estimated to be $329,414, using our closing stock price of $6.96 and assumptions including estimated volatilities of 96.38% to 118.21%, risk-free interest rates of 0.20% to 0.33%, a zero dividend rate and estimated remaining terms of 0.89 to 1.99 years. The total fair value of this derivative liability at December 31, 2011, was estimated to be $655,219, using our closing stock price of $15.90 and assumptions including estimated volatilities of 80.66% to 85.13%, risk-free interest rates of 0.16% to 0.32%, a zero dividend rate and estimated remaining terms of 1.25 to 2.39 years.

The fair value of the derivative liability for the conversion element of Series B CPS of our Malaysian subsidiary at September 30, 2013, was estimated to be $1,300,923, using our closing stock price of $1.96 and assumptions including estimated volatility of 102.38%, a risk-free interest rate of 0.04%, a zero dividend rate and an estimated remaining term of 0.51 years. The fair value of this derivative liability at June 30, 2013, was estimated to be $1,213,727, using our closing stock price of $3.98 and assumptions including estimated volatility of 135.80%, a risk-free interest rate of 0.11%, a zero dividend rate and an estimated remaining term of 0.61 years. The fair value of this derivative liability at December 31, 2012, was estimated to be $1,210,909, using our closing stock price of $2.98 and assumptions including estimated volatility of 125.53%, a risk-free interest rate of 0.16%, a zero dividend rate and an estimated remaining term of 1.00 years. The fair value of this derivative liability at September 30, 2012, was estimated to be $1,334,545, using our closing stock price of $7.95 and assumptions including estimated volatility of 119.55%, a risk-free interest rate of 0.18%, a zero dividend rate and an estimated remaining term of 1.21 years. The fair value of this derivative liability at June 30, 2012, was estimated to be $1,327,769, using our closing stock price of $6.96 and assumptions including estimated volatility of 106.00%, a risk-free interest rate of 0.26%, a zero dividend rate and an estimated remaining term of 1.41 years. The fair value of this derivative liability at December 31, 2011, was estimated to be $1,245,101, using our closing stock price of $15.90 and assumptions including estimated volatility of 81.69%, a risk-free interest rate of 0.28%, a zero dividend rate and an estimated remaining term of 1.81 years.

The fair value of the derivative liability for Series A CPS of our Malaysian subsidiary at September 30, 2013, was estimated to be $424,794, using our closing stock price of $1.96 and assumptions including estimated volatilities of 77.99% to 78.79%, risk-free interest rates of 0.02% to 0.03%, a zero dividend rate and estimated remaining terms of 0.10 to 0.16 years. The fair value of this derivative liability at June 30, 2013, was estimated to be $770,641, using our closing stock price of $3.98 and assumptions including estimated volatilities of 111.30% to 123.77%, risk-free interest rates of 0.02% to 0.08%, a zero dividend rate and estimated remaining terms of 0.11 to 0.41 years. The fair value of this derivative liability at December 31, 2012, was estimated to be $619,652, using our closing stock price of $2.98 and assumptions including estimated volatilities of 123.55% to 127.94%, risk-free interest rates of 0.11% to 0.15%, a zero dividend rate and estimated remaining terms of 0.55 to 0.90 years. The fair value of this derivative liability at September 30, 2012, was estimated to be $1,563,664, using our closing stock price of $7.95 and assumptions including estimated volatilities of 120.84% to 125.60%, risk-free interest rates of 0.16% to 0.18%, a zero dividend rate and estimated remaining terms of 0.80 to 1.16 years. The fair value of this derivative liability at June 30, 2012, was estimated to be $1,346,035, using our closing stock price of $6.96 and assumptions including estimated volatilities of 105.96% to 114.25%, risk-free interest rates of 0.22% to 0.26%, a zero dividend rate and estimated remaining terms of 1.05 to 1.41 years. The fair value of this derivative liability at December 31, 2011, was estimated to be $2,135,715, using our closing stock price of $15.90 and assumptions including estimated volatilities of 81.15% to 82.83%, risk-free interest rate of 0.28%, a zero dividend rate and estimated remaining terms of 1.55 to 1.90 years.

Risk-Free Interest Rate.  This is the U.S. Treasury rate for the measurement date having a term equal to the weighted average expected remaining term of the instrument. An increase in the risk-free interest rate will increase the fair value and the associated derivative liability.

Expected Remaining Term.  This is the period of time over which the instrument is expected to remain outstanding and is based on management’s estimate, taking into consideration the remaining contractual life, and historical experience. For our convertible promissory notes, we consider a blend of expected remaining terms prior to partial conversion into the Company’s Series A-2 Convertible Preferred Stock, giving consideration to the likelihood of conversion under various scenarios, and a further blend of expected remaining terms prior to partial conversion into common stock, all based on management’s projections of when such conversions would occur within the contractual term. An increase in the expected remaining term will increase the fair value and the associated derivative liability.

Expected Volatility.  This is a measure of the amount by which our common stock price has fluctuated or is expected to fluctuate. To the extent that our common stock has not been traded for as long as the expected remaining term of the instrument, we use a weighted average of the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected remaining term of the instrument on the measurement date. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. To the extent that our common stock has been traded for longer than the expected remaining term of the instrument, this weighted average is used to determine 50% of the volatility, with our own historic volatility used to determine the remaining 50%. An increase in the expected volatility will increase the fair value and the associated derivative liability.

Dividend Yield.  We have not made any dividend payments and do not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the associated derivative liability.

Contractual Obligations

In October, 2009, the Company signed an operating lease for 19,186 square feet of office and laboratory space for our headquarters in Fremont, California, covering the period November 1, 2009, through April 30, 2015, with no rent payable for the first six months. Following an amendment in June 2012 to the timing of payments, the total expenditure commitment was approximately $2.23 million (of which $1.01 million remained as at September 30, 2013), plus maintenance fees.

Recently Issued Accounting Pronouncements

See the “Recent Accounting Pronouncements” in Note 2 to the Condensed Consolidated Financial Statements page F-34 for information related to the adoption of new accounting standards in the first nine months of 2013, none of which had a material impact on our condensed consolidated financial statements.

Cautionary Factors That May Affect Future Results

This Report and other written reports and oral statements made from time to time by the Company may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company’s growth strategy, financial results and product and development programs.

One must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

Information regarding market and industry statistics contained in this Report is included based on information available to the Company that it believes is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. The Company has not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The Company does not assume the obligation to update any forward-looking statement. You should carefully evaluate such statements in light of factors described in the Company’s filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results. You should understand that it is not possible to predict or identify all such factors. Consequently, the reader should not consider any such list to be a complete list of all potential risks or uncertainties.

BUSINESS

Overview

Since we commenced operations in 2003, we have been engaged in the development of systems for gene expression quantification, genotyping and stem cell research. Since 2008, our primary focus has been on the development, manufacture and marketing of our SmartChip System, a genetic analysis platform used for profiling and validating molecular biomarkers in the life sciences and pharmaceutical drug discovery industries.

Our SmartChip products are aimed at researchers who perform genetic analysis, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker discovery and genetic research. Many scientists believe that much of the work to seek new therapeutic solutions will be directed at understanding the expression level of key relevant segments of DNA1 (i.e. genes and other regulatory elements), as well as the changes in their sequence (i.e. mutations such as single nucleotide polymorphisms (“SNPs”)). Gene expression is fundamental to the understanding of many disease processes and hence, drug efficacy. For example, in the field of oncology (cancer treatment), greater understanding of gene expression in certain types of cancerous cells has led to the discovery of specific disease biomarkers that will allow clinicians to provide more accurate diagnosis, prognosis and treatment options for their patients. Increasingly, researchers are focusing their attention on studying physiological phenomena at the molecular level and are consequently committing their research budgets to acquiring research tools that help them develop personalized therapies.

We are primarily focused on marketing a flexible, open format genetic analysis system, the WaferGen SmartChip System, which provides a range of high throughput capabilities including mRNA, microRNA and lncRNA expression level measurement, as well as SNP genotyping. In August 2010, we formally launched our first generation SmartChip 5K System, which was an innovative real-time polymerase chain reaction (“real-time PCR”)2 tool enabling scientists to study thousands of genes simultaneously clustered in gene specific pathways. The results of such studies are potentially leading to the discovery and validation of clinically relevant disease signatures. We believe that the SmartChip System is well suited for the large and growing genomics markets, including for researchers seeking to confirm and expand on discoveries made with the growing use of next-generation sequencing3 (“NGS”). In July 2012, we launched the SmartChip MyDesign System, which is the second-generation instrument with significantly upgraded capabilities. First, the new system allows customers to dispense their own assays into a SmartChip, which gives them much greater flexibility and faster experiment turnaround time. Second, we have enabled SNP genotyping on the SmartChip by validating appropriate chemistries and supplying the requisite software. The SmartChip System’s high density, nanoliter-scale format can provide throughput levels that facilitate the development of life science clinical research solutions at a fraction of the time and cost currently possible with existing competing systems.

Most recently, our R&D efforts have been concentrated on the commercialization of the SmartChip Target Enrichment (“TE”) System. This new product is designed to perform a critical sample preparation step prior to targeted NGS. The targeted sequencing is aimed at deciphering the nucleic acid sequence of a certain portion of the genome (the targets), for example a set of genes of interest, as opposed to the whole genome. In order to limit the sequencing to the targets of interest, scientists are using various techniques including PCR to treat the nucleic acid samples prior to sequencing. WaferGen is using its SmartChip consumable to conduct massively parallel individual PCR reactions for TE. This approach has shown some promise in early pilot studies and might offer advantages over the existing chemistries and platforms. Although these advantages could ultimately help WaferGen successfully compete in the high potential emerging market for clinical sequencing, the Company needs to perform additional studies to confirm the initial results, and would ultimately face considerable competition, including the competing sample preparation kits from NGS instrument manufacturers such as Illumina, Inc. (“Illumina”) and Life Technologies Corporation (“LIFE”).

1	DNA (Deoxyribonucleic acid) – A polymeric molecule consisting of deoxyribonucleotide building blocks that in a double-stranded helical form is the genetic material of most organisms.

2
Polymerase Chain Reaction (PCR) – PCR is an enzymatic process designed to increase the number of copies of DNA for easier detection. Real-time PCR chemistries allow for monitoring a PCR reaction throughout its phases by collecting continuous datapoints as the reaction progresses. The polymerase enzyme uses an initial sample DNA strand as a template and uses it to synthesize the a new strand, which sets in motion a chain reaction in which the DNA template is exponentially amplified, generating millions or more copies of the DNA target. Real-time PCR simultaneously amplifies and quantifies (as an absolute number of copies or relative amount) a targeted DNA molecule in real time after each amplification cycle.

3
Next Generation Sequencing – Sequencing is the determination of the order of nucleotide building blocks that make up the primary structure in DNA molecules. Early determination methods were discovered in the 1970s and 1980s. NGS refers to more current automated methods that rely upon sequencing-by-synthesis approaches, enabling an easier and considerably faster analysis.

WaferGen employs a business model that primarily generates revenue from the sale of instruments (i.e. the SmartChip System) and a recurring revenue stream from the sale of consumables (i.e. the SmartChip Panel), similar to the “razor and razor blade” business model.

Wafergen, Inc. was incorporated in the state of Delaware in October 2002. On May 31, 2007, Wafergen, Inc. was acquired by WaferGen Bio-systems, Inc., a Nevada corporation. In the transactions, Wafergen, Inc. merged with a subsidiary of WaferGen Bio-systems, Inc. and became a wholly owned subsidiary of WaferGen Bio-systems, Inc.

Products

Gene Expression Technology Overview

Genes are segments of DNA that carry discreet information packets of the genome that provide codes for ultimately synthesizing individual proteins. This information is read when the two strands of DNA “unzip” and the series of bases representing a gene are copied into the related nucleic acid RNA4. Like DNA, RNA also has four types of bases that bond with just one type of base on the DNA strand allowing the DNA sequence of the gene to encode a specific RNA sequence. This decoding of DNA genes into RNA is called transcription. The transcribed RNA strand then separates from the DNA strand and acts as a template for the cell’s machinery to construct functional proteins. As gene expression (including translation into functional proteins) is dependent upon RNA levels present in the cell, interrogation of RNA levels has become the most widely adopted means for quantifying this process.

One contributor to disease and dysfunction is the over- or under-expression of genes within an organism’s cells. A very complex network of genes interacts to maintain health in complex organisms such as humans. Although most cells contain an organism’s full set of genes, each cell, according to its function, expresses only a fraction of this set of genes in different quantities and at different times. The challenge for scientists is to delineate the associated genes’ expression patterns and their relationship to disease.

Although all humans contain the same set of genes, the actual sequence of each gene may vary from one individual to another. This phenomenon is commonly referred to as genetic variation and can have important medical consequences. Genetic variation affects disease susceptibility, including predisposition to cancer, diabetes, cardiovascular disease and Alzheimer’s disease. In addition, genetic variation may cause people to respond differently to the same drug treatment. One common form of genetic variation is a single-nucleotide polymorphism, or SNP. A SNP is a variation in a single “letter” in the DNA sequence between the two copies of the same gene. While in some cases a single SNP will be responsible for medically important effects, it is now believed that combinations of SNPs may contribute to the development of most common diseases. Since there are generally millions of SNPs in an individual, it is important to investigate many SNPs simultaneously in order to discover medically valuable information.

Gene expression is used to provide information on the more than 30,000 genes in the human genome. Life science researchers use gene expression profiling to study the differences in expression of genes in a normal versus a disease state. For example, a comparison of gene expression profile of breast cancer patients to those of normal patients will provide an indication of genes that are expressed differentially between the two populations. Such differences can lead to identifications of genes that may be indicative of a disease state. Furthermore, such differences can help physicians make treatment decisions. Researchers are conducting studies to identify single or multiple genes that play a role in a particular disease.

There are three primary technologies used to study gene expression: sequencing, microarrays and real-time PCR.

RNA Sequencing is an evolving NGS technique that has recently emerged as method for evaluating global gene expression patterns. NGS typically requires time and cost intensive library preparation, sequencing and data analysis and the results are not always quantitative. As a result, many researchers are verifying their NGS finding using real-time PCR. Furthermore, subsequent to sequencing based discovery and real-time PCR validation, interrogation of the expression pattern of identified target genes in large numbers of samples requires a more time and cost effective solution.

4
RNA (Ribonucleic acid) – A polymeric molecule consisting of ribonucleotide building blocks. The three major types in cells are ribosomal RNA (rRNA), transfer RNA (tRNA), and messenger RNA (mRNA), each of which performs an essential role in protein synthesis. RNAi ‘s are small RNA molecules that help regulate turning genes on and off.

Microarrays consist of miniscule amounts of hundreds or thousands of gene sequences that are chemically attached to a surface, such as a microchip, a glass slide, or a bead. When a gene is activated in a cell, cellular machinery transcribes the gene’s DNA sequence into messenger RNA (“mRNA”). To determine which genes are turned on and which are turned off in a given cell, the mRNA molecules present in that cell are collected and labeled by attaching a fluorescent dye. The labeled mRNA is placed onto a DNA microarray slide. The mRNA that was present in the cell, together with its fluorescent tag, will then hybridize—or bind—to its complementary DNA on the microarray, which can then be measured using a scanner.

However, microarrays have limited sensitivity, accuracy and dynamic range. Consequently, one obtains only a partial view of the expression profile when utilizing microarrays due to the limited sensitivity. The overlooked genes may be important in a particular disease state. Furthermore, as a result of limitations in specificity and accuracy, the discovery of genes identified by microarray technology requires further validation using real-time PCR.

Real-time PCR represents the most sensitive and accurate method to measure gene expression. PCR is an enzymatic process in which a strand of DNA is copied multiple times, or amplified, so that it can be more readily detected and analyzed. The vast majority of PCR methods use thermal cycling, i.e., alternately heating and cooling the sample to a defined series of temperature steps. These thermal cycling steps are necessary to physically separate the strands in a DNA double helix (at high temperatures), which are then used as the template during DNA synthesis (at lower temperatures) by the DNA polymerase enzyme to selectively amplify the target DNA.

Traditional PCR merely increases the number of DNA copies for easier detection. Real-time PCR permits quantitative analysis, rather than just a qualitative yes/no as to the presence of a gene. Real-time PCR can produce an absolute measurement, such as number of copies of mRNA per nanoliter of sample, or a relative measurement in comparison to expression of the same gene in another sample. Real-time PCR chemistries allow for the detection of amplicon amounts in the exponential phase of these reactions where the amount of product can be extrapolated to accurately determine the amount of target in the sample prior to amplification.

Traditional real-time PCR does not measure thousands of genes simultaneously (like microarray analysis), resulting in limited throughput and relatively high cost, making it unfeasible for whole genome analysis or for very high throughput studies. Thus, in practice, researchers typically first use microarray or RNA Sequencing to identify which genes are over- or under-expressed in the whole genome and then apply real-time PCR to a specific set of those genes to accurately quantify gene expression. The process is referred to as discovery and validation.

MicroRNA molecules are small non-protein-coding single-stranded RNA molecules of 21-23 nucleotides in length that function as negative regulators of gene expression by targeting specific mRNA molecules. This either inhibits translation or promotes mRNA degradation. We believe cancer diagnosis, prognosis, and treatment are important potential clinical applications of microRNA profiling.

SmartChip System

Our SmartChip System provides a suite of gene expression and genome analysis technologies enabling both biomarker discovery and validation on a single platform with the sensitivity and accuracy of real-time PCR. WaferGen’s SmartChip Real-Time PCR System consists of two instrumentation components: a SmartChip MultiSample Nanodispenser (“MSND”) for applying sample, assay and reaction mix to the SmartChip Panels, and a SmartChip Cycler for thermal cycling and collecting data from the real-time PCR assays. For large studies, our SmartChips are provided with sub-nanoliter (one-billionth of a liter) oligoneucleotide5 reagents of the customer’s choosing pre-loaded in the wells. For smaller projects, the user has the flexibility to purchase empty SmartChips and both samples and assays can be dispensed into the SmartChips at the customer’s site using the MSND. Sub-microliter (one-millionth of a liter) dispensing of samples into a 5,184-well chip enables high throughput real-time PCR amplification of pathway-based gene discovery. Our SmartChip Panels are designed with evaporation control measures that allow for the use of nanoliter volumes, thermal cycling and temperature control. Our software system also analyzes the high throughput data after the completion of the real-time PCR analysis. The user friendly, content-ready SmartChip System is designed to accept samples out of the box, incorporating many of the necessary substrates and chemicals.

The SmartChip System is engineered to deliver superior performance with the combination of high sensitivity and high throughput on a single chip, enabling scientists to broadly view gene expression patterns over a large dynamic range. The genetic analysis

5	An oligonucleotide is a short nucleic acid polymer, typically with twenty or fewer bases.

using the SmartChip System is expected to require one day versus what would currently take days to weeks to discover the gene expression signature with microarrays and then verify the signature with real time PCR utilizing existing genetic analysis systems. As more clinical studies are carried out using validated gene sets, we believe the market will require, and demand, higher throughput solutions to process large numbers of clinical samples. Today’s solutions typically allow only a few patients’ samples per chip. We offer a throughput capability that allows hundreds of samples on a single chip.

We believe our SmartChip System is also capable of achieving time savings when compared to existing technologies. Research analyzing the whole genome utilizing currently available real-time PCR technology takes weeks to months due to multiple plates and hundreds of pipetting steps required. Our SmartChip System has the ability to quantitatively analyze the gene specific pathways or whole genome with the performance of real-time PCR technology in as short as a single day, and represents a significant advancement. In addition, our development of the SmartChip System seeks to allow 5,184 data points per chip, which could enable a large number of reactions to run in parallel, thus addressing unmet needs of the clinical trial market, compared to today’s leading technologies, which are limited in throughput to 96 wells, 384 wells and 1,536 wells. Competitors in the market place that offer high throughput, like the Fluidigm Biomark, which offers a maximum throughput of 9,200 assays per chip, still limits the validation market by offering products that can only run up to 96 assays and samples on a single chip.

SmartChip System Capabilities

Our SmartChip System is an integrated instrument and software system capable of dispensing 100nl reactions into the 5,184-well SmartChip, thermal cycling, real-time detection and primary data analysis, and provides the following capabilities:

•
Open-Platform Custom Assays (MyDesign). Our SmartChip System was upgraded in 2012 to provide the capability to customize our open platform panels for gene expression and genotyping studies according to the researcher’s specific needs. The customer has the flexibility to dispense both assays and samples into the 5,184 nanowell panels in numerous configurations. The system has access to millions of predesigned PCR assays for the detection of human, mouse and rat genes. Applications include: validation of genomic next-generation sequencing, RNA-Seq and Chip-Seq data; validation of microarray results; and expansion of assay panels to better understand biological systems.

•
Custom SNP Genotyping Panels. Although a single SNP may be responsible for medically important effects, it is now believed that combinations of SNPs may contribute to the development of most common diseases. Our custom SNP Genotyping Panels are developed to cost-effectively investigate multiple SNP genotypes simultaneously and are customized for the required scope of the study. Genotyping clusters from single or multiple runs are visualized using our SmartChip System’s proprietary software.

•
Human microRNA Panel V3. MicroRNA species have a key regulatory role in the functioning of gene expression. To evaluate these species, our microRNA Panel V3 is used to quantitatively measure the expression for the most disease-relevant 1,100 human microRNA species in quadruplicate. The panel includes pre-optimized primer pairs that have been selected using strict bioinformatics criteria to provide single-base discrimination, high sensitivity and reproducible amplification.

•
Human Oncology Panel V2. Our Human Oncology Panel is used for cancer-related pathway profiling. The panel is pre-loaded with optimized real-time PCR assays in quadruplicate for each of the over 1,200 oncology-related genes.

•
Human Long Non-Coding RNA-1 Panels. lncRNA-1 panels are used for profiling the emerging area of “dark matter” RNAs, which are believed to be key regulators of transcription, with possible relevance to processes as diverse as cancer progression and embryonic differentiation. The panel contains over 1,700 triplicate, pre-dispensed extensively tested PCR assays to provide lncRNA validation with precision and sensitivity.

SmartChip Target Enrichment (TE) System

The concept of the SmartChip TE System is to use the SmartChip consumable for amplifying the targets of interest via PCR and then remove the resulting amplified material for further processing prior to sequencing. The key purported advantage of our approach is that we conduct massively parallel individual PCR reactions for target enrichment, whereas other PCR-based techniques use highly multiplexed PCR, which means that they conduct hundreds, if not thousands of PCR reactions in a single tube. By having individual PCR reactions, the SmartChip TE System offers a much better controlled chemo-enzymatic process that might ultimately translate into higher quality sequencing results. This should be especially important in clinical sequencing, where assays of a high sensitivity and specificity are required. We are planning to offer multiple consumable formats of different densities (number of nano-wells), so that depending on the number of targets required for a particular study, a single sample can be dispensed over the whole chip. This approach has two advantages - first, it is easier to extract the amplified material without cross-contamination with other samples, and second, we can offer a simple and cheap single-sample dispenser, thereby reducing the customers’ barrier to purchase due to high capital investment.

Market Applications of the SmartChip System

We believe the SmartChip System, with its advantages of higher throughput, lower cost, and superior sensitivity, can address the following markets:

•
Biomarker Discovery and Validation. New targets for drugs can be identified through the analysis of gene profile expression (biomarkers) in diseased cells. Potential applications include cancers, arthritis, and lung diseases.

•
Drug Efficacy and Optimization. Genetic analysis is being used to determine the likely toxicity (toxicogenomics) of new drugs and the likelihood of therapeutic response to a specific genetic profile (pharmacogenomics). FDA guidance6 calls for drug companies to voluntarily submit pharmacogenomic data to support their drug development programs.

•
Drug Response Monitoring. Patient outcomes can be improved by evaluation of a proposed drug’s potency and specificity in order to determine individualized patient dosing, thereby decreasing adverse drug reactions, and improving drug efficacy.

•
Detection of Rare Mutations. The Cancer Genome Project is using the human genome sequence and high throughput mutation detection techniques to identify somatically acquired7 sequence variants/mutations and hence identify genes critical in the development of human cancers.

Biomarker Discovery and Validation: Gene expression patterns (biomarkers) related to specific diseases are becoming increasingly important in drug development. Comparison of gene expression patterns between normal and diseased patients or expression profiles in the presence or absence of drugs leads to discovery of genes or a set of genes that can be used in drug development. This requires monitoring of tens, hundreds or thousands of mRNAs in large numbers. A typical genetic analysis currently involves the use of microarrays to identify genes, which are either over-expressed or under-expressed in a small subset of patients. After detailed bioinformatics analysis, a number of differentially expressed genes (two to 200) are evaluated using real-time PCR in a different subset of patients (50 to 100). The differentially expressed genes in this patient group are then validated using a larger patient group.

This sequential process may take from many months to a few years to complete using currently available techniques. The limitation in today’s gene expression studies is the use of microarrays as a starting point for discovery, which only provides a partial glimpse of the expression profile. Real-time PCR techniques, which offer significantly increased sensitivity, are limited in throughput and are cost prohibitive for whole genome analysis. It would cost in excess of $100,000 per analysis (assuming $1 per assay, plus reference, plus triplicates) to study even a single whole genome (30,000 genes) sample and will take many months to complete this study (reported in a MicroArray Quality Control study conducted by the FDA published in September 2006 in Nature Biotechnology8). Biomarker investigation requires multiples of such analyses to confirm discovery.

Drug Efficacy and Optimization: Clinical trials are the most expensive phase for pharmaceutical drug development. The use of gene expression and genotyping is becoming critical to identify a safe drug (toxicogenomics) for the right patient population (pharmacogenomics). Once a set of genes (biomarker) is identified, they are used in numerous samples in clinical trials for pattern recognition, toxicity profiling and patient selection. Similarly, locations of SNPs involved in disease variation and metabolism are also being utilized in clinical trials to understand disease predisposition, requiring thousands of samples to be analyzed.

In its pharmacogenomic data submissions guidance referred to above, the FDA has asked for voluntary data submission utilizing these genetic approaches in clinical trials. This has created a need for reliable, high throughput, cost-effective technologies.

6	FDA News Release - March 22, 2005 – issued a final guidance titled “Pharmacogenomic Data Submissions.”

7	Mutations rising in individual cells in the body outside the “germ-line” (sperm and egg) cells that created the individual, and hence not present in all of a person’s cells.

8	The MicroArray Quality Control (MAQC) project shows inter- and intra-platform reproducibility of gene expression measurements, Nature Biotechnology, Vol. 24:9, p 1151, September 2006.

Today’s hybridization-based techniques cannot process more than 24 samples at a time. Thus, for a clinical trial of 1,000 patients, one would need to use at least 40 chips. Established real time PCR instrument suppliers typically process 96 to 1,536 data points. Our SmartChip System has the ability to study 5,184 assays on a single chip, and thus offers a marked increase in the number of samples that can be evaluated in a single run. This format also enables investigators to interrogate the expression of a large panel of genes of interest with a limited amount of the biological sample.

Drug Response Monitoring: In addition to studying gene expression, genotyping measures genetic variation in the DNA. Sometimes it is not a single variation but the combination of these sequence differences that may lead to a disease state or a response to a specific therapy. For this reason, researchers look at patterns of these variations in a large number of healthy and affected patients in order to correlate SNPs with a specific disease. Large-scale genotyping studies are being conducted in various genome centers around the world, driven by available research funds, resulting in the greater demand for cost effective high throughput solutions.

Detection of Rare Mutations: The Cancer Genome Project’s DNA sequencing of patients’ tumors is underway and is rapidly defining cancer-causing mutations. Today, this is accomplished by using hybridization approaches which are unable to detect rare somatic mutations. Such techniques require the use of more sensitive methods like PCR and require genotyping of many samples (50 to 500). WaferGen uses allele-specific PCR with the SmartChip System to enable genotyping at multiple sites in multiple samples, as well as to provide a robust solution for detecting rare mutations. Allele-selective PCR is able to reliably detect SNPs (germ-line) as well as minority (somatic) mutations at sensitivity range of 100 to 10,000 mutations.

Future Applications – From Research to Diagnostics: New biomarkers for gene expression and genotyping are eventually expected to become essential for practicing physicians to identify the right drug for the right patients and lead to new ways of diagnosing and monitoring diseases. Biomarkers and platforms that are being used in clinical trials for a particular therapy are expected to become standard for molecular diagnostics. This market is still in its early development.

Competition

We believe the primary industry competitors in the markets in which WaferGen plans to enter and compete are LIFE, Affymetrix, Inc., Fluidigm Corporation and Illumina. Other companies known to be currently serving the genetic analysis market include Agilent Technologies, Inc., GE Healthcare (a business segment of General Electric Company), Bio-Rad Laboratories, Inc., Eppendorf AG, Beckman Coulter, Inc., Luminex Corporation, Cepheid, Pacific Biosciences of California, Inc., PerkinElmer, Inc., NanoString Technologies, Inc., Sequenom, Inc., RainDance Technologies, Inc., Qiagen N.V., Biometra Biomedizinische Analytik GmbH, Enzo Biochem, Inc., Idaho Technologies, Inc. and the Roche family of companies. The marketplace for gene expression technologies is highly competitive, with many of the major players already controlling significant market share, many of which have significantly greater financial, technology, and other resources than we do. Illumina is the leader in microarrays and LIFE is the market leader for real-time PCR. These two companies also have a commanding market share in NGS. We believe gene expression is a growing market and this market is driven by the need for real-time PCR performance for discovery, and a higher throughput platform for validation, to overcome the limitations of microarrays and real time PCR technologies that are currently used for discovery and validation respectively. WaferGen’s SmartChip Real Time PCR System is presently the only platform that offers a single solution for both biomarker discovery and validation with low running costs, simplified workflow and fast results. Our competitors could compete with us by developing new products similar to our SmartChip System. Even though we believe that we have created a unique solution, this does not mean that our competitors will not develop effective products to compete with our products.

Sales and Marketing

In November 2011, we announced a revised plan to commercialize and increase adoption of our SmartChip System to address the rapidly changing needs of the life sciences research market and to better anticipate future needs of researchers. In July 2012, we announced the launch of an open format product offering for our SmartChip System which allows customers to dispense their own assays and samples into SmartChips in a variety of configurations, thus enabling an easy and rapid design of new experiments. We decided to invest significantly in scientific resources focused on a strategy to engage an array of key opinion leaders in our target market, enabling the profiling and validation of high-value genomic targets.

With the advent of next-generation sequencing into the life science marketplace in 2007, there has been a dramatic increase in the amount of genomic content that is available to researchers beyond what other genomic technologies have generated. However, there is an equally dramatic and rapidly growing unmet need to validate and confirm the results of this sequencing information to find clinically relevant biomarkers. In particular, the data from RNA sequencing experiments, in which researchers are evaluating gene expression levels, is well suited to the high throughput validation of the SmartChip platform. This ability to accurately make quantitative genome measurements is an integral tool in enabling researchers to verify the results coming from next-generation sequencers. Once verified, this content creates a larger, longer term opportunity for us as we significantly increase the ability of researchers to validate high value genomic targets for their ultimate use in developing new and improved drugs and diagnostic tests.

However, WaferGen has very limited sales and marketing resources. We will need to make substantial investments into our sales and marketing infrastructure in order to be competitive in the marketplace (see “Risk Factors” above).

Seasonality

We do not have sufficient product history to determine seasonality with a high degree of confidence. We expect that customers’ purchasing patterns will not show significant seasonal variation, although demand for our products may be highest in the fourth quarter of the calendar year as pharmaceutical and academic customers typically spend unused budget allocations before the end of the fiscal year.

Sources and Availability of Raw Material and Principal Suppliers

The raw materials used in the manufacturing of our products are for the most part readily available from numerous sources.

Research and Development

Our research and development efforts are aimed at developing new products and new applications, improving existing products, improving product quality and reducing production costs. Our research and development expenses were approximately $4.25 million for the nine months ended September 30, 2013, $6.16 million for the year ended December 31, 2012, and $8.29 million for the year ended December 31, 2011.

Intellectual Property and Other Proprietary Rights

We are pursuing an intellectual property portfolio, including filing a number of U.S. and international patent applications and in-licensing certain patents covering products, methodologies, integration and applications. We presently have four patents issued and five pending in the U.S. with respect to our SmartChip products and technologies, and a number of pending SmartChip-related patent applications worldwide. In addition to our patents, we rely on trade secrets, know-how, and copyright and trademark protection. Our success may depend on our ability to protect our intellectual property rights.

Government Regulation and Environmental Matters

We are subject to a variety of federal, state and municipal environmental and safety laws based on our use of hazardous materials in both our manufacturing and research and development operations. We believe that we are in material compliance with applicable environmental laws and regulations. If we cause contamination to the environment, intentionally or unintentionally, we could be responsible for damages related to the clean-up of such contamination or individual injury caused by such contamination. We cannot predict how changes in the laws and regulations will impact how we conduct our business operations in the future or whether the costs of compliance will increase in the future.

Regulation by governmental authorities in the United States and other countries is not expected to be a significant factor in the manufacturing, labeling, distribution and marketing of our products and systems.

Employees

We have assembled a team of highly qualified scientists, engineers and business managers to support our product development and commercialization activities. Their efforts will continue to focus on expanding, improving and commercializing our core technologies. As of December 31, 2013, we had 28 regular employees, all of whom were employed full-time, compared to 32 regular employees as of December 31, 2012, 31 of whom were employed full-time, and 54 regular employees as of December 31, 2011, 52 of whom were employed full-time. None of our employees are represented by a labor union, and we consider our employee relations to be good. We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel.

Properties

We do not own any real property. Our leased facilities as of December 31, 2013, are as follows:

Location	Square Feet	Primary Use	Lease Terms

Fremont, CA	19,186 sq ft	Corporate Office and Lab	Lease expires April 30, 2015

Luxembourg	1,000 sq ft	Lab and Office	Leased quarter to quarter

Our existing facilities are not being used at full capacity and management believes that these facilities are adequate and suitable for current needs.

Legal Proceedings

From time to time we may be involved in claims arising in connection with our business. Based on information currently available, we believe that the amount, or range, of reasonably possible losses in connection with any pending actions against us, in excess of established reserves, in the aggregate, not to be material to our consolidated financial condition or cash flows. However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income for such period.

Coalesce v. WaferGen.  On April 24, 2012, an action entitled Coalesce Corporation (“Coalesce”) v. WaferGen Bio-systems, Inc. was filed in the Alameda County Superior Court. Coalesce, a company that had been providing marketing services between 2006 and 2010, sued the Company for alleged non-payment of sums due, breach of contract, misrepresentation and unjust enrichment. On September 5, 2012, Coalesce filed an amended complaint, with additional claims, for compensatory damages in excess of $500,000 and other compensation. On April 15, 2013, the case was referred to mediation. The first mediation session was held on August 7, 2013, resulting in further requests for documentation by both parties. The litigation is in the discovery stage and a trial has been set for September 15, 2014. The Company believes the claim to be substantially without merit, and while no assurance can be given regarding the outcome of this litigation, management believes that the resolution of this matter will not have a material adverse effect on the Company’s financial position and results of operations.

Recent Developments-Acquisition of Assets from IntegenX Inc.

In January 2014, we entered into an Asset Purchase Agreement with IntegenX Inc. (“IntegenX”), pursuant to which we acquired substantially all of the assets of its product line used in connection with developing, marketing, manufacturing, and selling instruments and reagents relating to library preparation for next generation sequencing, including the Apollo 324TM instrument and the PrepXTM reagents (the “Acquired Business”). The purchase price for the Acquired Business comprised (1) a cash payment of $2.0 million, (2) a $1.25 million secured promissory note (the “Note”), (3) up to three earn-out payments payable, if at all, in 2015, 2016 and 2017, respectively (the “Earnout”), and (4) our assumption of certain liabilities, including obligations to perform under contracts and liabilities for certain accrued but unpaid vacation for certain employees.

The Note accrues interest at 8.0% per year and is payable in a single payment of principal and accrued interest on January 6, 2017. However if, prior to the Note’s maturity, we complete an equity offering yielding net cash proceeds of at least $15.0 million, we will be required to prepay the Note within 45 days of the closing of the equity offering. To secure our obligations under the note, we granted IntegenX a security interest in the acquired assets.

The Earnout contemplates three earn-out payments based on gross revenues from certain products of the Acquired Business (“Covered Revenues”). In particular:

•
2014 Covered Revenues.  If, in 2014, Covered Revenues exceed $4 million but are less than $6 million, we will pay IntegenX an amount equal to 15% of the amount by which the 2014 Covered Revenues exceed $4 million. If, in 2014, Covered Revenues exceed $6 million, we will pay IntegenX an amount equal to the sum of (i) $300,000 plus (ii) 20% of the amount by which the 2014 Covered Revenues exceed $6 million.

•
2015 Covered Revenues.  If, in 2015, Covered Revenues exceed $4 million but are less than $6 million, we will pay IntegenX an amount equal to 10% of the amount by which the 2015 Covered Revenues exceed $4 million. If, in 2015, Covered Revenues exceed $6 million but are less than $10 million, we will pay IntegenX an amount equal to the sum of (i) $200,000 plus (ii) 15% of the amount by which the 2015 Covered Revenues exceed $6 million. If, in 2015, Covered Revenues exceed $10 million, we will pay IntegenX an amount equal to (i) $800,000 plus (ii) 20% of the amount by which the 2015 Covered Revenues exceed $10 million.

•
2016 Covered Revenues.  If, in 2016, Covered Revenues exceed $4 million but are less than $10 million, we will pay IntegenX an amount equal to 10% of the amount by which the 2016 Covered Revenues exceed $4 million. If, in 2016, Covered Revenues exceed $10 million but are less than $15 million, we will pay IntegenX an amount equal to the sum of (i) $600,000 plus (ii) 15% of the amount by which the 2016 Covered Revenues exceed $10 million. If, in 2016, Covered Revenues exceed $15 million, we will pay IntegenX an amount equal to (i) $1.35 million plus (ii) 20% of the amount by which the 2016 Covered Revenues exceed $15 million.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below is certain information regarding our directors and executive officers:

Name	Age	Position
Alnoor Shivji	57	Chairman of the Board
Dr. R. Dean Hautamaki	50	Director
Makoto Kaneshiro	55	Director
Joel Kanter	57	Director
William McKenzie	62	Director
Robert Schueren	52	Director
Dr. Ivan Trifunovich	50	Chief Executive Officer, President and Director
John Harland	62	Chief Financial Officer and Vice President of Finance

Our bylaws provide that the Company’s board of directors (the “Board”) will consist of between one and fifteen members, with the number of directors determined from time to time by our Board. The number of directors is currently set at seven. Our directors hold office for one-year terms until the earlier of their death, resignation or removal or until their successors have been elected and qualified. Any vacancies occurring in the Board between annual meetings may be filled by the vote of a majority of the remaining directors. Our officers are appointed by the Board and serve at the discretion of the Board.

There are no family relationships among our directors and executive officers. Pursuant to the Exchange Agreement entered into by the Company with investors (“Investors”) in connection with the August 2013 Exchange, for as long as at least 50% of the shares of Series 1 Convertible Preferred Shares issued in connection with the August 2013 Exchange and/or shares of common stock issued upon conversion thereof remain outstanding, the Company and each Investor who is a current member of the Company’s management or board of directors is required to use reasonable best efforts to ensure that (including with respect to such Investors, by voting (or consenting with respect thereto) any shares of common stock then owned by them accordingly) two individuals, as may be designated by Great Point Partners, LLC (“GPP”) from time to time, are elected as members of the Board. Mr. McKenzie and Mr. Schueren, neither of whom are affiliated with GPP, were designated by GPP to serve as members of the Board.

The information set forth below regarding our directors includes a brief description of each director’s specific experience, qualifications, attributes and skills that led the board of directors to conclude that such director was qualified to serve as a director in light of our business and structure.

Directors and Executive Officers

Alnoor Shivji, Chairman of the Board.  Mr. Shivji is a co-founder of WaferGen and has been Chairman of the Board since October 2002. Mr. Shivji also served as our Chief Executive Officer and President from April 2003 until October 2011. Between December 2003 and July 2006, he was also the Investment Director at VPSA, Inc. in Paris, France, and between October 2001 and February 2002, he was the President and Chief Executive Officer of Redwave Networks, Inc. From April 2001 to August 2001, Mr. Shivji was President of Metro Switching Division of Ciena Corp. Between August 1998 and March 2001, he was the Founder, President and Chief Executive Officer of Cyras Systems. He co-founded Fiberlane Communications, Inc. and was President of Fiberlane Communications (Canada), Inc. from December 1996 to April 1998. Mr. Shivji also co-founded Osiware, an enterprise software company sold to Infonet Services Corporation, which was later bought by BT Group plc. Currently, he is a General Partner with Global Asset Capital, a venture capital firm with which he has been associated since March 2002, and has a long history advising and investing in Silicon Valley startups. Mr. Shivji has a BS degree from University of British Columbia.

Dr. R. Dean Hautamaki, Director.  Dr. Hautamaki has served as our director since May 2007. Dr. Hautamaki is a practicing physician and since January 2005 has been the Assistant Clinical Professor of Medicine at the Florida State University College of Medicine in Tallahassee, Florida. From September 2003 to December 2005, Dr. Hautamaki was the Chairman of the Department of Medicine at Sarasota Memorial Hospital in Sarasota, Florida. From September 1997 through December 2005, he was a partner at Lung Associates of Sarasota in Sarasota, Florida. Dr. Hautamaki has authored over 12 papers and presented in several conferences.

Makoto Kaneshiro, Director.  Mr. Kaneshiro has served as our director since March 2005. Mr. Kaneshiro is a founding member of Genetic Devices, Co., Ltd. in Japan and prior to that was the Executive Director of Overseas Investment for CSK Venture Capital Co., Ltd., where he had been since 2001. Previously, Mr. Kaneshiro was Executive Vice President of Sega.com and Sega of America. Before Sega, he was a member of the business development and corporate planning team of Sony Corporation of

America. From 2003 to 2004, Mr. Kaneshiro was a member of the Board of Directors of Sega Corporation which was a publicly traded company in Japan. He holds an MBA from Yale University.

Joel Kanter, Director.  Mr. Kanter has served as our director since June 2007. He has been in the financial services industry for over three decades and has focused on providing equity and bridge financing to small and mid-size companies. He has served as President of Windy City, Inc., a privately held investment firm, and as the Chief Executive Officer and President of Walnut Financial Services, Inc., a publicly traded company. Mr. Kanter currently serves on the board of directors of Dr. Tattoff, Inc., Magna-Lab, Inc. and Medgenics, Inc., as well as a number of private concerns, and within the past five years has served on the board of directors of I-Flow Corporation, Pet DRx Corporation and Vyteris, Inc. Mr. Kanter has BA degrees in Political Science and in Psychology from Tulane University.

William McKenzie, Director.  Mr. McKenzie joined our board of directors in December 2013. Mr. McKenzie has over 25 years of experience building new businesses in the global life sciences and diagnostics sectors. Mr. McKenzie has served as Vice President and General Manager of Molecular Diagnostics at PerkinElmer since 2010. He has served in various roles since joining PerkinElmer since 2005, initially serving as Business Development Director then Strategic Marketing Director of Molecular Medicine, then as Global Business Director of Genetic Screening. Prior to that, Mr. McKenzie worked for more than twelve years in positions of increasing responsibility at Millipore. Mr. McKenzie holds BS and MS degrees in Biology from the University of Massachusetts and a Business to Business Marketing Program from the Kellogg School of Management.

Robert Schueren, Director.  Mr. Schueren joined our board of directors in January 2014. Mr. Schueren has held leadership positions in life science and diagnostic companies for more than two decades. Since April 2013, Mr. Schueren has been IntegenX Inc.’s chief executive officer and a member of its board of directors. Previously he was Vice President and General Manager, Genomics for Agilent Technologies. Prior to joining Agilent in 2010, he was the Global Head of Clinical Biomarkers and Operations, and Deputy Global Head of Molecular Medicine Labs for Genentech, Inc., a company he joined in 2006. Mr. Schueren has a BS degree in pharmacy from Temple University.

Ivan Trifunovich, Chief Executive Officer, President and Director.  Dr. Trifunovich has served as our Chief Executive Officer, President and director since March 2012. Dr. Trifunovich served as President, Chief Executive Officer and Chairman of the Board of Helicos BioSciences Corporation9 from October 2010 to September 2012. Since August 2008, Dr. Trifunovich has served as a strategic consultant to global companies in the life sciences industry. Previously, Dr. Trifunovich served as the Senior Vice President of Third Wave Technologies, Inc., a molecular diagnostics company, from December 2001 through August 2008. Prior to joining Third Wave Technologies, Inc., Dr. Trifunovich held successive positions as Vice President of e-Business and Vice President of Research Strategy and Operations at Pharmacia Corp. Prior to joining Pharmacia, Dr. Trifunovich was a Director of New Product Marketing at Johnson & Johnson, Inc. He began his career at Bristol-Myers Squibb, Inc. as a bench scientist, where he held several positions of increasing responsibility. Dr. Trifunovich received his Ph.D. in organic chemistry at UCLA and an MBA at the University of Pennsylvania’s Wharton School of Business.

John Harland, Chief Financial Officer and Vice President of Finance.  Mr. Harland has served as our Chief Financial Officer and Vice President of Finance since March 2012, and joined us as our Director of Finance and Controller in June 2011. Mr. Harland has 29 years of experience in senior financial roles at biotechnology, medical device and other high-technology companies. Prior to joining the Company, from April 2010 to June 2011, he served as a financial consultant to emerging growth companies. From October 2008 to April 2010, he served as vice president, finance and administration for Trinity Biosystems, Inc., and from June 2006 to October 2008, he served as chief financial officer for Light Dimensions, Inc., a maker of LED-based skincare devices. Mr. Harland has served as chief financial officer for four companies that completed initial public offerings during his term of service, including Alliance Fiber Optic Products, Inc., Neurobiological Technologies, Inc., Cardiovascular Imaging Systems, Inc. and Circadian, Inc. Mr. Harland began his career as an auditor at Arthur Young & Company and holds an MA in Business Studies and Natural Sciences from Cambridge University and an MBA in Taxation and Finance from Golden Gate University.

Committees

The Board has five standing committees: the Audit Committee, the Nominating and Corporate Governance Committee; the Compensation Committee; the Finance Committee; and the Applications and Diagnostic Committee.

9	In November 2012, Helicos BioSciences Corporation filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

Audit Committee

Our Audit Committee is authorized to: approve the firm to be engaged as our independent registered public accounting firm for the next fiscal year; review with our independent registered public accounting firm the scope and results of their audit and any related management letter; consult with our independent registered public accounting firm and our management with regard to our accounting methods and adequacy of our internal controls over financial reporting; approve the professional services rendered by our independent registered public accounting firm; review the independence, management consulting services and fees of our independent registered public accounting firm; inquire about significant risks or exposures and methods to minimize such risk; ensure effective use of audit resources; and prepare and supervise the SEC reporting requirements. The Board has adopted an Audit Committee Charter, a copy of which is on our website, www.wafergen.com. The Audit Committee currently consists of Dr. Hautamaki, Mr. Kanter (Chairman) and Mr. McKenzie. The Board has concluded that Mr. Kanter meets the definition of “audit committee financial expert” as such term is defined by SEC rules and has determined that all Audit Committee members were independent under the rules of the NASDAQ Stock Market (see “Director Independence” below).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is appointed by the Board (i) to oversee the selection of new directors, (ii) to oversee the function of the Board in its committees and (iii) to evaluate the Board’s performance as well as the relationship between the Board and our management. The Nominating and Corporate Governance Committee considers several factors in evaluating candidates for nomination to the Board of Directors, including the candidate’s knowledge of the Company and its business and the candidate’s business experience and credentials. The Board has adopted a Nominating and Corporate Governance Committee Charter, a copy of which is available on our website, www.wafergen.com. The Nominating and Corporate Governance Committee currently consists of Dr. Hautamaki, Mr. Kaneshiro (Chairman) and Mr. Kanter.

Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of our executive officers and directors. The Compensation Committee, among other things, (i) reviews and approves our compensation programs and arrangements, (ii) determines the objectives of our executive officer compensation programs, (iii) ensures appropriate corporate performance measures and goals regarding executive officer compensation are set and determines the extent to which they are achieved and any related compensation earned and (iv) monitors the administration of our incentive-compensation plans and equity-based plans as in effect and as adopted from time to time by the Board. The Board has adopted a Compensation Committee Charter, a copy of which is available on our website, www.wafergen.com. The Compensation Committee currently consists of Mr. Kaneshiro, Mr. Kanter (Chairman) and Mr. McKenzie.

Finance Committee

The Finance Committee was formed to oversee areas of finance, including budget development and execution, tracking and evaluating performance, closely monitoring cash, evaluating potential strategic transactions and conducting other financing activities. The Board has adopted a Finance Committee Charter, a copy of which is available on our website, www.wafergen.com. The Finance Committee currently consists of Mr. Kanter.

Applications and Diagnostic Committee

Our Applications and Diagnostic Committee is charged with identifying and negotiating high value applications for the Company’s diagnostics platform. The Applications and Diagnostic Committee currently consists of Dr. Hautamaki and Mr. Shivji.

Code of Ethics

Our Company’s Board of Directors has adopted a Code of Business Conduct and Ethics that applies to, among other persons, our Company’s principal executive officer, principal financial officer and principal accounting officer, as well as persons performing similar functions. As adopted, our Code of Business Conduct and Ethics set forth written standards that are designed to deter wrongdoing and promote:

(1)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)
full, fair, accurate, timely, and understandable disclosure in report and document that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

(3)	compliance with applicable government laws, rules and regulations;

(4)	the prompt internal reporting of violations of Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

(5)	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our Company’s personnel shall be accorded full access to our Chief Compliance Officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our Company’s personnel are to be accorded full access to the Board if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our president, secretary, and chief financial officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our Company, consistent with generally accepted accounting principles, and federal, provincial and state security laws. Any employee who becomes aware of any incident involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our Company’s president, secretary, or chief financial officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the president, secretary, or chief financial officer, the incident must be reported to the Audit Committee. Any failure to report such inappropriate or irregular conduct of other employees is to be treated as a severe disciplinary matter. It is against our Company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Company’s Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics is available on our website, www.wafergen.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is: c/o WaferGen Bio-systems, Inc., 7400 Paseo Padre Parkway, Fremont, CA 94555. Shares of our common stock issuable upon the conversion of Series 1 preferred stock or subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of February 10, 2014, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.

	Number of
	Shares		Percentage
	Beneficially		Beneficially
Name of Beneficial Owner	Owned		Owned (1)
5% Holders:
Affiliates of Deerfield Management Company, L.P.	922,281	(2)	9.98%
Entities affiliated with Great Point Partners, LLC	910,419	(3)	9.98%
Merlin Nexus III, LP	929,289	(4)	9.98%
Directors and Executive Officers:
Alnoor Shivji	286,305	(5)	3.12%
Joel Kanter	104,205	(6)	1.14%
Ivan Trifunovich	20,123	(7)	*
Dr. R. Dean Hautamaki	10,214	(8)	*
Makoto Kaneshiro	4,625	(9)	*
John Harland	3,942	(10)	*
William McKenzie	—		*
Robert Schueren	—		*
Directors and Executive Officers as a Group (8 persons)	429,854		4.65%
__________

*	Less than 1%

(1)	Based on 9,111,916 shares of our common stock issued and outstanding as of February 10, 2014.

(2)
Consists of 792,897 shares of common stock and 129,384 shares of common stock issuable upon conversion of Series 1 Convertible Preferred Stock collectively owned by each of Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund L.P. (collectively, the “Deerfield Owners”). Does not include (i) 3,719,514 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock, and (ii) 1,471,859 shares of common stock issuable upon the exercise of warrants collectively owned by the Deerfield Owners. The provisions of such preferred stock and warrants restrict the conversion and exercise, respectively, of such preferred stock and warrants to the extent that, after giving effect to such conversion or exercise, the holder of the preferred stock and warrants and its affiliates and any other person or entities with which such holder would constitute a group would beneficially own in excess of 9.98% of the number of shares of Common Stock of the Issuer outstanding immediately after giving effect to such conversion or exercise, respectively (the “Ownership Cap”). Accordingly, the Deerfield Owners disclaim beneficial ownership of the shares underlying such preferred stock and warrants to the extent beneficial ownership of such shares would cause the Deerfield Owners, in the aggregate, to exceed the Ownership Cap.  Deerfield Mgmt, L.P. is the general partner of each of the Deerfield Owners. Deerfield Management Company, L.P. is the investment manager of each of the Deerfield Owners. James E. Flynn, the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., has the power to vote or dispose of the securities held by each of the Deerfield Owners, and his address is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017.

(3)
Consists of (i) 899,893 shares of common stock, (ii) 5,998 shares of common stock issuable upon conversion of Series 1 Convertible Preferred Stock collectively owned by each of Biomedical Value Fund, LP (“BVF”), Biomedical Offshore Value Fund, Limited (“BOVF”), Biomedical Institutional Value Fund, LP (“BIVF”), Lyrical Multi-Manager Fund, LP (“Lyrical”), Lyrical Multi-Manager Offshore Fund, Ltd., (“LMMO”), Class D Series of GEF-PS, LP (“GEF-PS”), David J. Morrison (“Morrison”), WS Investments II, LLC (“WS”), Thomas C. Jay QPERT (“QPERT”), Carolyn Jay Trust (“Carolyn Trust”), Jeffrey Jay Jr. Trust (“Jay Trust”) and Jeffrey and Mary Ellen Jay (“Jay,” and together with QPERT, Carolyn Trust and Jay Trust, the “Jay Owners”), (iii) 2,264 shares of common stock issuable upon the exercise of options that are exercisable within 60 days and are held in the name of Scott Davidson, and (iv) 2,264 shares of common stock issuable upon the exercise of options that are exercisable within 60 days and are held in the name of Joseph Pesce. Mr. Davidson and Mr. Pesce hold such options as nominees for funds and accounts with respect to which Great Point Partners, LLC acts as investment manager (the “GPP Investors”) and were awarded such options while directors of the Company serving as the designees of Great Point Partners, LLC; following their resignations, such options will expire on March 30, 2014, unless they have been exercised. Each of Mr. Davidson, Mr. Pesce and Great Point Partners, LLC disclaims beneficial ownership of such shares, except to the extent of their pecuniary interests. Does not include (i) 3,590,686 shares of common stock issuable on conversion of Series 1 Convertible Preferred Stock and (ii) 1,414,974 shares of common stock issuable upon the exercise of warrants collectively owned by each of BVF, BOVF, BIVF, Lyrical, LMMO, GEF-PS, Morrison, WS and the Jay Owners, the conversion or exercise of which would result in total beneficial ownership by such reporting persons exceeding the Ownership Cap of 9.98%. Great Point Partners, LLC acts as the investment manager with respect to the shares beneficially owned by each of BVF, BOVF, BIVF, Lyrical, LMMO, GEF-PS, Morrison, and WS. Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”) has the sole voting and sole dispositive power with respect to the shares beneficially owned by the Jay Owners. The address of Great Point Partners, LLC and Dr. Jay is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(4)
Consists of (i) 729,684 shares of common stock, and (ii) 199,605 shares of common stock issuable upon the exercise of warrants. Does not include 8,008 shares of common stock issuable upon the exercise of warrants, the exercise of which would result in total beneficial ownership by such reporting person exceeding the Ownership Cap of 9.98%. The address of Merlin Nexus III, LP is 424 West 33rd Street, Suite 520, New York, NY 10001.

(5)
Consists of (i) 25,703 shares of common stock, (ii) 6,192 shares of common stock issuable upon the exercise of currently exercisable warrants, (iii) 3,219 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (iv) 188,645 shares of common stock held by The Shivji Family Trust, (v) 60,335 shares of common stock issuable upon the exercise of currently exercisable warrants held by The Shivji Family Trust, (vi) 487 shares of common stock held by each of the Shivji Children’s Trust fbo Zahra Shivji, the Shivji Children’s Trust fbo Suraya Shivji and the Jameel Shivji Irrevocable Trust (the “Shivji Children’s Trusts”), and (vii) 250 shares of common stock issuable upon the exercise of currently exercisable warrants held by each of the three Shivji Children’s Trusts. Mr. Shivji and his wife, Mariam Shivji, are the co-trustees of The Shivji Family Trust and each of the three Shivji Children’s Trusts (together, the “Shivji Trusts”).

Mr. Shivji disclaims beneficial ownership of the securities held by each of the Shivji Trusts, except to the extent he has a pecuniary interest therein.

(6)
Consists of (i) 33,389 shares of common stock, (ii) 10,255 shares of common stock issuable upon the exercise of currently exercisable warrants, (iii) 4,825 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (iv) 39,799 shares of common stock held by the Kanter Family Foundation, and (v) 16,377 shares of common stock issuable upon exercise of currently exercisable warrants held by the Kanter Family Foundation. Mr. Kanter has voting control and investment power over, but disclaims beneficial ownership of, the securities owned by the Kanter Family Foundation.

(7)
Consists of 20,123 shares of common stock issuable upon the exercise of options that are exercisable within 60 days. Excludes options to purchase 10,061 shares of common stock that are not exercisable within 60 days.

(8)
Consists of (i) 139 shares of common stock, (ii) 7,139 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (iii) 2,283 shares of common stock held by Cojack Investment Opportunities, LLC (“Cojack”), and (iv) 653 shares of common stock issuable upon the exercise of currently exercisable warrants held by Cojack.

(9)	Consists of (i) 302 shares of common stock, and (ii) 4,323 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(10)
Consists of 3,942 shares of common stock issuable upon the exercise of options that are exercisable within 60 days. Excludes options to purchase 2,295 shares of common stock that are not exercisable within 60 days.

EXECUTIVE COMPENSATION

The following table presents summary information regarding the compensation of (i) our principal executive officer, and (ii) our principal financial officer, being the only other executive officer who served as an executive officer in 2013 (such officers are referred to herein as our “Named Executive Officers”) for the years ended December 31, 2013 and 2012.

Summary Compensation Table

	(b) Fiscal	(c) Salary		(d) Bonus	(f) Option Awards(6)	(i) All Other Compensation(7)	(j) Total
(a) Name and Principal Position	Year	($)		($)	($)	($)	($)
Ivan Trifunovich	2013	$360,000	(1)	$360,000(3)	$—	$1,800	$721,800
Chief Executive Officer, President and Director	2012	$293,182	(1)	$—	$299,511	$—	$592,693
John Harland	2013	$200,000	(2)	$81,850(4)	$—	$2,037	$283,887
Chief Financial Officer and Vice President of Finance	2012	$192,700	(2)	$10,000(5)	$42,044	$—	$244,744
__________

(1)	Mr. Trifunovich joined the Company on March 8, 2012, and an annual salary of $360,000 commenced on that date pursuant to such executive officer’s employment agreement with us.

(2)	Mr. Harland became an executive officer on March 26, 2012, and his annual salary of $200,000 commenced on that date pursuant to such executive officer’s employment agreement with us.

(3)
Reflects a discretionary bonus awarded to Mr. Trifunovich by the Board of Directors in September 2013, upon recommendation of the Compensation Committee, in recognition of successfully transitioning the Company’s business to a new model with the potential to pursue new important applications; raising in excess of $12 million of net new equity in the 2013 Private Placement; simplifying the ownership of the Malaysian subsidiary; and simplifying the capital structure of the Company.

(4)	Reflects (a) a $71,850 bonus to which Mr. Harland was entitled as a result of the Company’s successful fundraising in 2013, and (b) a $10,000 retention bonus.

(5)	Reflects a $10,000 retention bonus.

(6)
Amounts in this column reflect the aggregate grant date fair value of option awards granted in the fiscal year computed in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. For more information, see Note 2, “Summary of Significant Accounting Policies—Stock-Based Compensation” on page F-10 and Note 8, “Stock Awards” on pages F-16 to F-18.

(7)	Amounts in this column reflect a reimbursement allowance for use of personal phone for Company business.

Outstanding Equity Awards at Fiscal Year-End 2013

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options	Options	Price	Expiration
Name	Exercisable (#)	Unexercisable (#)	($)	Date
Ivan Trifunovich	17,607	12,577 (1)	13.91	3/8/2019
John Harland	440	264 (2)	31.80	9/19/2018
	2,997	2,536 (3)	10.54	5/17/2019
__________

(1)
Represents the unvested portion of an option grant that vests as follows: 1/3rd of the shares vest when the optionee completes 12 months of continuous service after the vesting start date (March 8, 2012), and an additional 1/12th of the shares vest when the optionee completes each full three months of continuous service thereafter.

(2)	Represents the unvested portion of an option grant that vests as follows: 1/48th of the shares vest when the optionee completes each full month of continuous service through June 13, 2015.

(3)	Represents the unvested portion of an option grant that vests as follows: 1/48th of the shares vest when the optionee completes each full month of continuous service through October 5, 2015.

Employment Agreements

Ivan Trifunovich

In connection with Dr. Trifunovich’s appointment as our President, Chief Executive Officer and director, we entered into an executive employment agreement, effective March 8, 2012. Under the employment agreement, Dr. Trifunovich receives an annual base salary of $360,000 per year, and he is eligible to earn an annual performance bonus of up to 50% of his then current base salary in accordance with an annual incentive plan to be established by the Company’s compensation committee or the Board. In addition, under the employment agreement, Dr. Trifunovich was granted an initial option grant of 30,184 shares of our common stock with an exercise price equal to $13.91 per share, with one-third of the shares subject to the option vesting on the first anniversary of Dr. Trifunovich’s employment with the Company and the remaining shares vesting in eight equal quarterly installments over the two years following the first anniversary of the grant date. Dr. Trifunovich is entitled to additional annual option awards at the beginning of each year as necessary to bring his fully diluted equity interest in the Company to 5% at the time of each such grant pursuant to the terms of his employment agreement. All of Dr. Trifunovich’s unvested options granted under his employment agreement will accelerate in the event of a change of control or if his employment is terminated (except in the case of his resignation without good reason or his termination by the Company for cause).

In addition, in the event Dr. Trifunovich is terminated without cause or resigns for good reason, he is entitled to 24 months of his then-current base salary, of which one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over 18 months. In addition, if he is terminated without cause or resigns for good reason within 3 months prior to or 12 months following a change of control of the Company, he is also entitled to receive an additional supplemental severance payment equal to the product of (i) 50% of his then-current base salary, multiplied by (ii) two, which supplemental severance payment amount shall be paid in a single lump-sum amount, less applicable withholdings. Dr. Trifunovich’s entitlement to such severance amounts are subject to his execution of a release of claims in favor of the Company.

Dr. Trifunovich is eligible to participate in a long-term incentive plan established by the Company under which he is entitled to receive a cash payment in connection with a change in control of the Company. Under such plan, in the event of a change in control of the Company, Dr. Trifunovich will be entitled to a cash payment upon a change of control based on the aggregate equity transaction value in such change of control transaction, as follows: (a) for a transaction with an aggregate equity transaction value of more than $50 million, and up to $75 million, he will be entitled to receive a cash payment equal to 1% of the aggregate equity transaction value; (b) for the portion, if any, of the aggregate equity transaction value in excess of $75 million and up to $100 million, he will be entitled to receive a cash payment equal to 2% of such portion of the aggregate equity transaction value; (c) for the portion, if any, of the aggregate equity transaction value in excess of $100 million and up to $150 million, he will be entitled to receive a cash payment equal to 3% of such portion of the aggregate equity transaction value; and (d) for the portion, if any, of the aggregate equity transaction value in excess of $150 million, he will be entitled to receive a cash payment equal to 5% of such portion of the aggregate equity transaction value.

The Company has also agreed that Dr. Trifunovich will be entitled to payment in the event that a distribution is made of any of the assets (including cash) of the Company to holders of any class of capital stock by reason of their ownership thereof. In such case, Dr. Trifunovich will have the right to receive a payment from the Company in connection with each such distribution equal to the amount, if any, by which (i) 5% of the total distribution amount exceeds (ii) the amount paid to him in such distribution with respect to compensatory equity interests then held by him less the exercise or other purchase price paid or payable by him for such equity interests.

Dr. Trifunovich will be entitled to tax gross up payments in the event any payments due to him under the employment agreement would be subject to the excise tax imposed by Internal Revenue Code Section 4999. Dr. Trifunovich also has signed and agreed to be bound by the terms of the Company’s proprietary information and inventions assignment agreement.

John Harland

On June 13, 2011, we entered into a letter agreement with John Harland to serve as our Director of Finance and Corporate Controller. Under the letter agreement, Mr. Harland was entitled to receive an annual base salary of $180,000, which was raised to $200,000 upon his appointment as our Interim Chief Financial Officer and Vice President of Finance on March 26, 2012, and is subject to reviews by our Compensation Committee. Mr. Harland is also entitled to receive a bonus of up to 50% of his salary under certain circumstances upon a change of control or capital being raised, subject to review by our Compensation Committee, which may also award performance-based bonuses in its discretion.

Director Compensation

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2013.

	(b) Fees Earned
	or Paid	(c) Stock	(d) Option	(g) All Other
	in Cash	Awards (1)	Awards (2)	Compensation		(h) Total
(a) Name	($)	($)	($)	($)		($)
Robert Coradini (resigned 12/30/13)	—	—	6,433	—		6,433
Scott Davidson (resigned 12/30/13)	—	—	6,433	—		6,433
Dr. R. Dean Hautamaki	—	—	6,433	—		6,433
Makoto Kaneshiro	—	—	6,433	—		6,433
Joel Kanter	—	—	7,503	—		7,503
William McKenzie (appointed 12/30/13)	—	—	—	—		—
Joseph Pesce (resigned 12/30/13)	—	—	6,433	—		6,433
Alnoor Shivji	—	—	6,433	—		6,433
Dr. Timothy Triche (resigned 12/30/13)	—	—	6,433	19,800	(3)	26,233
__________

(1)
Amounts in this column reflect the aggregate grant date fair value of stock awards granted in the fiscal year computed in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. For more information, see Note 2, “Summary of Significant Accounting Policies—Stock-Based Compensation” on page F-10 and Note 8, “Stock Awards” on pages F-16 to F-18. There were no stock awards granted to any non-employee director in 2013. As of December 31, 2013, there was no outstanding restricted stock held by any non-employee director.

(2)
Amounts in this column reflect the aggregate grant date fair value of option awards granted in the fiscal year computed in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. For more information, see Note 2, “Summary of Significant Accounting Policies—Stock-Based Compensation” on page F-10 and Note 8, “Stock Awards” on pages F-16 to F-18. On April 1, 2013, Messrs. Coradini, Davidson, Kaneshiro, Pesce and Shivji and Drs. Hautamaki and Triche were each granted an option to purchase 1,509 shares of common stock, of which 25% vest on each of June 30, 2013, September 30, 2013, December 31, 2013, and March 31, 2014. Each of these awards had a grant date fair value of $6,433. On April 1, 2013, Mr. Kanter was granted an option to purchase 1,760 shares of common stock, of which 25% vest on each of June 30, 2013, September 30, 2013, December 31, 2013, and March 31, 2014, which had a grant date fair value of $7,503. As of December 31, 2013, the aggregate number of outstanding options held by each non-employee director who served during 2013 was 3,269 for Mr. Coradini, 2,264 for Mr. Davidson, 7,139 for Dr. Hautamaki, 4,323 for Mr. Kaneshiro, 4,825 for Mr. Kanter, none for Mr. McKenzie, 2,264 for Mr. Pesce, 3,219 for Mr. Shivji and 3,893 for Dr. Triche.

(3)
Prior to joining the Board in February 2011, Dr. Triche served as a member of our Scientific Advisory Board. He continued to serve the Company as a consultant until February 28, 2013, and the amount in this column represents consultancy fees earned in 2013.

Effective as of April 1, 2012, the board of directors approved the following annual compensation for all non-employee directors:

Each non-employee director shall receive annually a stock option to purchase 1,509 shares of our common stock, or, in the case of the chairperson of our Audit Committee, 1,760 shares of our common stock, with 25% of the shares subject to the stock option vesting each quarter following April 1 of the year of grant.

Non-employee directors are also reimbursed for traveling expenses, if any, related to attending Board meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

May 2011 Private Placement

On May 27, 2011, we sold 2,937,500 shares of Series A-1 Convertible Preferred Stock, convertible promissory notes in the principal amount of $15,275,000 and warrants to purchase an aggregate of up to 565,180 shares of our common stock (collectively, the “Series A Securities”) in a private placement for an aggregate purchase price of $30,550,000. Subject to certain ownership limitations, shares of Series A-1 Convertible Preferred Stock were convertible into shares of common stock at a conversion price of $51.68, the convertible promissory notes were convertible into shares of common stock at a conversion price of $56.65 and the warrants were exercisable at an exercise price of $61.62 per share. The warrants were due to expire on May 27, 2016, five years after the issuance date, and under certain circumstances were exercisable using cashless exercise. Under registration rights agreements entered in connection with the sale of the units, the purchasers were entitled “piggyback” registration rights.

As indicated in the below table, the purchasers included certain persons who, to our knowledge, owned more than 5% of our common stock, and directors:

	Shares of
	Series A-1
	Convertible	Convertible
	Preferred	Promissory
Name of Beneficial Owner	Stock	Notes	Warrants (5)
5% Holders:
Affiliates of Deerfield Management Company, L.P. (1)	1,298,076.92	$6,750,000	249,752
Entities affiliated with Great Point Partners, LLC (2)	1,274,038.90	$6,625,000	245,127
Merlin Nexus III, LP	240,384.62	$1,250,000	46,250
Directors:
Alnoor Shivji and The Shivji Family Trust dated June 12, 2000 (3)	38,461.54	$200,000	7,400
Robert Coradini	24,038.46	$125,000	4,625
Joel Kanter and The Kanter Family Foundation (4)	14,423.07	$75,000	2,775
__________

(1)
Comprises Series A Securities purchased by Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations Fund International, Limited. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

(2)
Comprises Series A Securities purchased by Biomedical Value Fund, LP, Biomedical Offshore Value Fund, Limited, Biomedical Institutional Value Fund, LP, Lyrical Multi-Manager Fund, LP, Class D Series of GEF-PS, LP, David J. Morrison and WS Investments II, LLC, with respect to which Great Point Partners, LLC acts as investment manager, Thomas C. Jay QPERT, Carolyn Jay Trust, Jeffrey Jay Jr. Trust and Jeffrey and Mary Ellen Jay. Scott Davidson and Joseph Pesce are managing directors of Great Point Partners, LLC. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

(3)
Comprises Series A Securities purchased by The Shivji Family Trust dated June 12, 2000. Alnoor Shivji, a member of the Board, and his wife, Mariam Shivji, are the co-trustees of The Shivji Family Trust. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

(4)
Comprises Series A Securities purchased by Joel Kanter, a member of the Board, and The Kanter Family Foundation, which Mr. Kanter has voting control and investment power over. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

(5)	Reported on a post-reverse-split basis.

August 2013 Exchange

On August 27, 2013, we issued 1,067,317 shares of our common stock, 2,987.0167 shares of Series 1 Convertible Preferred Stock and warrants to purchase an aggregate of up to 2,369,000 shares of our common stock in exchange for all of the securities issued in the May 2011 Private Placement. Subject to certain ownership limitations, each share of Series 1 Convertible Preferred Stock is convertible into 2,515.3432 shares of our common stock and the warrants are exercisable at an exercise price of $2.60 per share.

The warrants expire on August 27, 2018, five years after the issuance date, and under certain circumstances are exercisable using cashless exercise.

As indicated in the below table, the investors included certain persons who, to our knowledge, owned more than 5% of our common stock, and directors:

		Shares of
		Series 1
		Convertible
	Common	Preferred
Name of Beneficial Owner	Stock	Stock	Warrants
5% Holders:
Affiliates of Deerfield Management Company, L.P. (1)	—	1,507.4661	1,046,858
Entities affiliated with Great Point Partners, LLC (2)	—	1,479.5506	1,027,471
Merlin Nexus III, LP	702,184	—	193,863
Directors:
Alnoor Shivji and The Shivji Family Trust dated June 12, 2000 (3)	112,349	—	31,018
Robert Coradini	70,218	—	19,386
Joel Kanter and The Kanter Family Foundation (4)	42,131	—	11,632
__________

(1)
Comprises Securities acquired by Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

(2)
Comprises Securities acquired by Biomedical Value Fund, LP, Biomedical Offshore Value Fund, Limited, Biomedical Institutional Value Fund, LP, Lyrical Multi-Manager Fund, LP, Lyrical Multi-Manager Offshore Fund, Ltd., Class D Series of GEF-PS, LP, David J. Morrison and WS Investments II, LLC, with respect to which Great Point Partners, LLC acts as investment manager, Thomas C. Jay QPERT, Carolyn Jay Trust, Jeffrey Jay Jr. Trust and Jeffrey and Mary Ellen Jay. Scott Davidson and Joseph Pesce, each of whom was a member of the Board at the time of the August 2013 Exchange, are managing directors of Great Point Partners, LLC. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

(3)
Comprises Securities acquired by The Shivji Family Trust dated June 12, 2000. Alnoor Shivji, a member of the Board, and his wife, Mariam Shivji, are the co-trustees of The Shivji Family Trust. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

(4)
Comprises Securities acquired by Joel Kanter, a member of the Board, and The Kanter Family Foundation, which Mr. Kanter has voting control and investment power over. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

Pursuant to the Exchange Agreement entered into by the Company with the investors in connection with the August 2013 Exchange, for as long as at least 50% of the shares of Series 1 Convertible Preferred Stock issued in connection with the August 2013 Exchange and/or shares of common stock issued upon conversion thereof remain outstanding, the Company and each Investor who is a current member of the Company’s management or board of directors is required to use reasonable best efforts to ensure that (including with respect to such Investors, by voting (or consenting with respect thereto) any shares of common stock then owned by them accordingly) two individuals, as may be designated by Great Point Partners, LLC from time to time, are elected as members of the Board. Mr. McKenzie and Mr. Schueren are currently designated by Great Point Partners, LLC to serve as members of the Board.

For more information regarding the terms of the August 2013 Exchange and the Series 1 Convertible Preferred Stock, see “Prospectus Summary--August 2013 Exchange” and “Description of Securities--Description of Preferred Stock” included elsewhere in this prospectus.

2013 Private Placement

On August 27, 2013 and September 30, 2013, we sold an aggregate of 5,893,750 shares of our common stock, 646.0351 shares of Series 1 Convertible Preferred Stock and warrants to purchase an aggregate of up to 3,759,379 shares of our common stock in the 2013 Private Placement for an aggregate purchase price of $15,037,500. Subject to certain ownership limitations, each share of

Series 1 Convertible Preferred Stock is convertible into 2,515.3432 shares of our common stock and the warrants are exercisable at an exercise price of $2.60 per share. The warrants expire five years after the applicable issuance date, and under certain circumstances are exercisable using cashless exercise.

As indicated in the below table, the investors included certain persons who, to our knowledge, owned more than 5% of our common stock, and directors:

			Shares of
			Series 1
	Aggregate		Convertible
	Purchase	Common	Preferred
Name of Beneficial Owner	Price	Stock	Stock	Warrants
5% Holders:
Affiliates of Deerfield Management Company, L.P. (1)	$1,700,000	—	337.9260	425,001
Entities affiliated with Great Point Partners, LLC (2)	$1,550,000	—	308.1091	387,503
Merlin Nexus III, LP	$55,000	27,500	—	13,750
Directors:
Alnoor Shivji and The Shivji Family Trust dated June 12, 2000 (3)	$100,000	50,000	—	25,000
Robert Coradini	$125,000	62,500	—	31,250
Joel Kanter and The Kanter Family Foundation (4)	$60,000	30,000	—	15,000
__________

(1)
Comprises Securities acquired by Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

(2)
Comprises Securities acquired by Biomedical Value Fund, LP, Biomedical Offshore Value Fund, Limited, Biomedical Institutional Value Fund, LP, Class D Series of GEF-PS, LP, David J. Morrison, WS Investments II, LLC, with respect to which Great Point Partners, LLC acts as investment manager, Thomas C. Jay QPERT, Carolyn Jay Trust, Jeffrey Jay Jr. Trust and Jeffrey and Mary Ellen Jay. Scott Davidson and Joseph Pesce, each of whom was a member of the Board at the time of the 2013 Private Placement, are managing directors of Great Point Partners, LLC. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

(3)
Comprises Securities acquired by The Shivji Family Trust dated June 12, 2000. Alnoor Shivji, a member of the Board, and his wife, Mariam Shivji, are the co-trustees of The Shivji Family Trust. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

(4)
Comprises Securities acquired by Joel Kanter, a member of the Board, and The Kanter Family Foundation, which Mr. Kanter has voting control and investment power over. For further information see “Security Ownership of Certain Beneficial Owners and Management” above.

For more information regarding the terms of the 2013 Private Placement and the Series 1 Convertible Preferred Stock, see “Prospectus Summary--2013 Private Placement” and “Description of Securities--Description of Preferred Stock” included elsewhere in this prospectus.

Acquisition

In January 2014, we entered into an Asset Purchase Agreement with IntegenX Inc. (“IntegenX”), pursuant to which we acquired substantially all of the assets of its product line used in connection with developing, manufacturing, marketing and selling instruments and reagents relating to library preparation for next generation sequencing, including the Apollo 324TM instrument and the PrepXTM reagents (the “Acquired Business”). The purchase price for the Acquired Business comprised (1) a cash payment of $2.0 million, (2) a $1.25 million secured promissory note (the “Note”), (3) up to three earn-out payments payable, if at all, in 2015, 2016 and 2017, respectively (the “Earnout”), and (4) our assumption of certain liabilities, including obligations to perform under contracts and liabilities for certain accrued but unpaid vacation for certain employees.

The Note accrues interest at 8.0% per year and is payable in a single payment of principal and accrued interest on January 6, 2017. However if, prior to the Note’s maturity, we complete an equity offering yielding net cash proceeds of at least $15.0 million, we will be required to prepay the Note within 45 days of the closing of the equity offering. To secure our obligations under the Note, we granted IntegenX a security interest in the assets acquired from them. The Earnout contemplates three earn-out payments based on gross revenues from certain products of the Acquired Business. For more information regarding our acquisition of the IntegenX Business, see “Business--Recent Developments--Acquisition of Assets from IntegenX Inc.” included elsewhere in this prospectus.

On January 6, 2014, following the closing of the purchase of the asset purchase from IntegenX, Robert Schueren was appointed as a member of our board of directors. Mr. Schueren is IntegenX’s chief executive officer and a member of its board of directors.

Compensation Arrangements

See “Executive Compensation,” above for information about employment agreements and other compensation arrangements between us and our executive officers and directors.

Director Independence

We are not currently listed on any national securities exchange. However, in evaluating the independence of the members of the Board, we utilize the rules of the NASDAQ Stock Market.

The Board has determined that Messrs. Coradini, Davidson, Kaneshiro, Kanter, McKenzie and Pesce and Drs. Hautamaki and Triche are, or were until the time of their resignation, independent.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our articles of incorporation, as amended and restated, authorizes 310,000,000 shares of capital stock, par value $0.001 per share, of which 300,000,000 are shares of common stock and 10,000,000 are shares of “blank-check” preferred stock.

Description of Common Stock

We are authorized to issue 300,000,000 shares of common stock, 9,111,916 shares of which were issued and outstanding as of December 31, 2013. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of our common stock will be entitled to cash dividends as may be declared, if any, by our board of directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to the holders.

Description of Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock. Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any series and the qualifications, limitations, or restrictions or any unissued series of preferred stock. Our board of directors has designated 3,663 shares of our preferred stock as Series 1 Convertible Preferred Stock, of which 2,944.7080 shares are issued and outstanding. The Series 1 Convertible Preferred Stock has preferences and rights as set forth in a Certificate of Designation. Prior to August 27, 2013, our board of directors had designated 9,000,000 shares of Series A Preferred Stock, of which 4,500,000 shares were designated Series A-1 Preferred Stock, 2,937,499.97 shares of which were issued and outstanding, and 4,500,000 shares were designated Series A-2 Preferred Stock, none of which were issued or outstanding. After giving effect to the Exchange, the Company retired the Series A-1 Preferred Shares subject to the Exchange and no Series A Preferred Shares remained issued and outstanding and none will be issued in the future.

Holders of Series 1 Preferred Shares are entitled to be paid a liquidation preference equal to $0.001 per share. The Series 1 Certificate of Designation provides, among other things, that the Company shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as it pays dividends on each Series 1 Preferred Share on an as-converted basis. Other than as set forth in the previous sentence, the Series 1 Certificate of Designation provides that no other dividends shall be paid on Series 1 Preferred Shares and that the Company shall pay no dividends (other than dividends in the form of common stock) on shares of common stock unless it simultaneously complies with the previous sentence.

With certain exceptions, as described in the Certificate of Designation, the Series 1 Preferred Shares have no voting rights. However, as long as any shares of Series 1 Preferred Shares remain outstanding, the Certificate of Designation provides that we shall not, without the affirmative vote of holders of not less than 67% of the then outstanding Series 1 Preferred Shares, (a) alter or change adversely the powers, preferences or rights given to the Series 1 Preferred Shares or alter or amend the Certificate of Designation, (b) increase the number of authorized shares of Series 1 Preferred, (c) effect a stock split or reverse stock split of the Series 1 Preferred Shares or any like event, or (d) enter into any agreement with respect to any of the foregoing.

Each Series 1 Preferred Share is convertible at any time at the holder’s option into a number of shares of common stock equal to $10,000 per share, plus an amount equal to any accrued (whether or not declared) or declared, but unpaid, dividends on such share (the “Stated Value”), divided by the Conversion Price (the “Conversion Ratio”). The “Conversion Price” is initially $3.9756, subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Additionally, the Series 1 Certificate of Designation requires each holder to automatically convert its Series 1 Preferred Shares on November 15, 2013, and on each May 15 and November 15 thereafter to the fullest extent such conversion may be effected without causing such holder’s beneficial ownership of common stock to exceed the Beneficial Ownership Limitation (defined below). Notwithstanding the foregoing, the Series 1 Certificate of Designation further provides that we shall not effect any conversion of Series 1 Preferred Shares, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series 1 Preferred

Shares (together with such holder’s affiliates, and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the applicable regulations thereunder, including any “group” of which the holder is a member) would beneficially own a number of shares of common stock in excess of 9.98% of the shares of our common stock then outstanding.

Liability and Indemnification of Directors and Officers

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us. If Section 2115 of the CGCL is applicable to us, the laws of California also will govern.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

We have entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers of regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Anti-Takeover Effects of Provisions of Nevada State Law

In the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for the stockholder’s shares.

Nevada’s control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits some business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. The transfer agent address is 17 Battery Place, 8th Fl., New York, NY 10004, and its telephone number is 1-800-509-5586.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by McDonald Carano Wilson, LLP, Reno, Nevada.

EXPERTS

SingerLewak LLP, an independent registered public accounting firm, have audited our financial statements for the years ended December 31, 2012 and 2011, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

Our Audit Committee approved of the engagement of SingerLewak LLP (“SingerLewak”) as our new independent registered public accounting firm on April 15, 2011, and dismissed Rowbotham and Company LLP (“Rowbotham”) from that role on April 15, 2011.

During our fiscal year ended December 31, 2010, and through April 15, 2011, we did not consult with SingerLewak regarding any matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

The reports of Rowbotham on our consolidated financial statements for the fiscal year ended December 31, 2010, did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that our audited financial statements included in our annual report on Form 10-K for the year ending December 31, 2010, contained an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

During our fiscal year ended December 31, 2010, and through April 15, 2011, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that in connection with management’s assessment of our internal control over financial reporting, we identified certain material weaknesses in our internal control over financial reporting as follows:

(A) as of the end each of the first two quarters of the year ended December 31, 2010, we identified the following material weaknesses in our internal control over financial reporting: (i) we had not designed or otherwise maintained adequate controls to ensure that we adopted new accounting policies with respect to non-routine matters, such as the accounting of warrants with anti-dilution protection; (ii) we had not adequately divided, or compensated for, incompatible functions among personnel to reduce the risk that a potential material misstatement of the financial statements would occur without being prevented or detected; and (iii) we had insufficient documentation of our information technology general control environment;

(B) as of the end of the third quarter for the year ended December 31, 2010: (i) we had not adequately divided, or compensated for, incompatible functions among personnel to reduce the risk that a potential material misstatement of the financial statements would occur without being prevented or detected; (ii) we had insufficient documentation of our information technology general control environment; and (iii) we relied on our external auditors to review and adjust our accounting and related financial disclosures regarding the Redeemable Convertible Preference Shares of our subsidiary; and

(C) as of the end of the fourth quarter for the year ended December 31, 2010, we identified the following material weaknesses in our internal control over financial reporting: (i) we had not adequately divided, or compensated for, incompatible functions among personnel to reduce the risk that a potential material misstatement of the financial statements would occur without being prevented or detected; and (ii) we relied on our external auditors to review and adjust our accounting and related financial disclosures regarding the Redeemable Convertible Preference Shares of our subsidiary.

Our Audit Committee discussed each of the matters contained in the third and fourth paragraphs above with Rowbotham. We authorized Rowbotham to respond fully to the inquiries of our successor accountants concerning each of these matters.

During our fiscal year ended December 31, 2010, and through April 15, 2011, we did not have any disagreements with Rowbotham on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Rowbotham, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such years.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
WaferGen Bio-systems, Inc.

We have audited the accompanying consolidated balance sheets of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WaferGen Bio-systems, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements the Company has incurred operating losses and negative cash flows since inception. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SingerLewak LLP

San Jose, California
March 22, 2013

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$6,328,753	$15,117,172
Accounts receivable	307,759	29,382
Inventories, net	495,486	745,008
Prepaid expenses and other current assets	134,567	186,138

Total current assets	7,266,565	16,077,700

Property and equipment, net	874,062	1,714,090
Other assets	756,831	852,093

Total assets	$8,897,458	$18,643,883

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$474,436	$772,411
Accrued payroll and related costs	235,404	646,715
Other accrued expenses	1,063,813	682,284

Total current liabilities	1,773,653	2,101,410

Long-term debt, net of current portion	3,393,159	1,405,967
Derivative liabilities	2,208,184	5,967,330

Total liabilities	7,374,996	9,474,707

Commitments and contingencies (Notes 5 and 16)	—	—

Stockholders’ equity:
Series A, B and C convertible preference shares of subsidiary	6,117,134	6,117,134
Preferred Stock: $0.001 par value; 10,000,000 shares authorized; 2,937,500 shares issued and outstanding at December 31, 2012 and 2011	9,838,569	9,838,569
Common Stock: $0.001 par value; 300,000,000 shares authorized; 41,680,902 and 41,619,402 shares issued and outstanding at December 31, 2012 and 2011	41,681	41,619
Additional paid-in capital	49,892,346	49,504,516
Accumulated deficit	(64,571,897)	(56,395,235)
Accumulated other comprehensive income	204,629	62,573

Total stockholders’ equity	1,522,462	9,169,176

Total liabilities and stockholders’ equity	$8,897,458	$18,643,883

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2012	2011

Revenue	$586,176	$522,931

Cost of revenue	420,877	1,401,904

Gross profit (loss)	165,299	(878,973)

Operating expenses:
Sales and marketing	791,915	3,311,433
Research and development	6,161,548	8,290,550
General and administrative	2,977,812	6,221,884

Total operating expenses	9,931,275	17,823,867

Operating loss	(9,765,976)	(18,702,840)

Other income and (expenses):
Interest income	7,420	15,218
Interest expense (including excess debt discount of $2,255,074 expensed as interest in the year ended December 31, 2011)	(2,082,558)	(3,336,217)
Gain on revaluation of derivative liabilities, net	3,759,146	9,271,985
Liquidated damages for late S-1 registration	—	(532,161)
Miscellaneous income (expense)	(116,147)	166,184

Total other income and (expenses)	1,567,861	5,585,009

Net loss before provision for income taxes	(8,198,115)	(13,117,831)

Provision for income taxes	(21,453)	27,247

Net loss	(8,176,662)	(13,145,078)

Accretion on Series A and B convertible preference shares of subsidiary associated with premium	—	15,242
Accretion on Series A-1 Convertible Preferred Stock associated with beneficial conversion feature	—	(9,250,009)
Series A-1 preferred dividend	(801,534)	(458,208)

Net loss attributable to common stockholders	$(8,978,196)	$(22,838,053)

Net loss per share - basic and diluted	$(0.22)	$(0.55)

Shares used to compute net loss per share - basic and diluted	41,660,953	41,455,980

Comprehensive Loss:

Net loss	$(8,176,662)	$(13,145,078)

Foreign currency translation adjustments	142,056	(225,304)

Total comprehensive loss	$(8,034,606)	$(13,370,382)

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

	Series A, B and C								Accumulated
	Convertible Preference		Series A-1				Additional		Other
	Shares of Subsidiary		Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Total

Balances as of January 1, 2011	—	$—	—	$—	41,175,464	$41,175	$38,881,075	$(43,265,399)	$287,877	$(4,055,272)

Restricted stock issued for services, net of forfeitures	—	—	—	—	240,444	240	(688)	—	—	(448)

Issuance of common stock for cash upon exercise of options, net of 121,246 shares forfeited in cashless exercise	—	—	—	—	203,494	204	8,996	—	—	9,200

Issuance of Series C convertible preference shares of subsidiary	3,233,734	4,993,728	—	—	—	—	—	—	—	4,993,728

Reclassification of Series A convertible preference shares of subsidiary to permanent equity resulting from amendment to terms of redemption option	888,888	206	—	—	—	—	—	—	—	206

Reclassification of Series B convertible preference shares of subsidiary to permanent equity due to lapse of redemption option	444,444	1,123,200	—	—	—	—	—	—	—	1,123,200

Issuance of Series A-1 Convertible Preferred Stock for cash, net of allocated offering costs of $886,422	—	—	2,937,500	9,838,569	—	—	9,250,009	—	—	19,088,578

Issuance of warrants, net of allocated offering costs of $806,039	—	—	—	—	—	—	8,946,378	—	—	8,946,378

Transfer on waiver of anti-dilution rights related to 1,051,074 warrants	—	—	—	—	—	—	315,803	—	—	315,803

Transfer on waiver of cure amount rights related to convertible promissory notes	—	—	—	—	—	—	573,923	—	—	573,923

Stock-based compensation	—	—	—	—	—	—	779,029	—	—	779,029

Net loss	—	—	—	—	—	—	—	(13,145,078)	—	(13,145,078)

Accretion on Series A-1 Convertible Preferred Stock associated with beneficial conversion feature	—	—	—	—	—	—	(9,250,009)	—	—	(9,250,009)

Accretion on redeemable convertible preference shares of subsidiary associated with premium	—	—	—	—	—	—	—	15,242	—	15,242

Translation adjustment	—	—	—	—	—	—	—	—	(225,304)	(225,304)

Balances as of December 31, 2011	4,567,066	$6,117,134	2,937,500	$9,838,569	41,619,402	$41,619	$49,504,516	$(56,395,235)	$62,573	$9,169,176

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

	Series A, B and C								Accumulated
	Convertible Preference		Series A-1				Additional		Other
	Shares of Subsidiary		Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Total

Balances as of January 1, 2012	4,567,066	$6,117,134	2,937,500	$9,838,569	41,619,402	$41,619	$49,504,516	$(56,395,235)	$62,573	$9,169,176

Restricted stock issued for services, net of forfeitures	—	—	—	—	61,500	62	(62)	—	—	—

Stock-based compensation	—	—	—	—	—	—	387,892	—	—	387,892

Net loss	—	—	—	—	—	—	—	(8,176,662)	—	(8,176,662)

Translation adjustment	—	—	—	—	—	—	—	—	142,056	142,056

Balances as of December 31, 2012	4,567,066	$6,117,134	2,937,500	$9,838,569	41,680,902	$41,681	$49,892,346	$(64,571,897)	$204,629	$1,522,462

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2012	2011

Cash flows from operating activities:
Net loss	$(8,176,662)	$(13,145,078)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	903,291	834,861
Stock-based compensation	387,892	779,029
Exchange gain on issuance of convertible preference shares of subsidiary	—	(58,575)
Gain on revaluation of derivative liabilities, net	(3,759,146)	(9,271,985)
Liquidated damages for late S-1 registration	—	532,161
Excess debt discount expensed as interest	—	2,255,074
Interest converted to principal on convertible promissory notes	801,645	460,383
Provision for excess and obsolete inventory	59,175	1,052,266
Amortization of debt discount	1,185,547	113,081
Change in operating assets and liabilities:
Restricted cash	—	100,651
Accounts receivable	(278,457)	749,010
Inventories	190,299	(1,523,541)
Prepaid expenses and other assets	146,783	483,943
Accounts payable	(298,086)	(424,479)
Accrued payroll and related costs	(411,506)	207,068
Other accrued expenses	381,337	229,247

Net cash used in operating activities	(8,867,888)	(16,626,884)

Cash flows from investing activities:
Purchase of property and equipment	(54,767)	(621,120)

Net cash used in investing activities	(54,767)	(621,120)

Cash flows from financing activities:
Repayment of capital lease obligations	—	(8,852)
Net proceeds from issuance of Series C convertible preference shares of subsidiary	—	5,052,303
Repayment of term loan	—	(2,178,585)
Net proceeds from issuance of Series A-1 convertible preferred stock, convertible promissory notes and warrants	—	27,492,876
Proceeds from issuance of common stock and warrants, net of offering costs	—	9,200
Payment of taxes for restricted stock forfeited	—	(448)

Net cash provided by financing activities	—	30,366,494

Effect of exchange rates on cash	134,236	(211,259)

Net increase (decrease) in cash and cash equivalents	(8,788,419)	12,907,231

Cash and cash equivalents at beginning of the period	15,117,172	2,209,941

Cash and cash equivalents at end of the period	$6,328,753	$15,117,172

The accompanying notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 1.  The Company

General.  WaferGen Bio-systems, Inc. and its subsidiaries (the “Company”) are engaged in the development, manufacture and sale of systems used for gene expression quantification, genotyping and stem cell research. The Company’s products are aimed at researchers who perform genetic analysis, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker discovery and genetic research. Through the SmartChip products, the Company plans to provide new performance standards with significant savings in time and cost for professionals in the field of gene expression research and to facilitate biomarker discovery, toxicology, and clinical research.

Wafergen, Inc. was incorporated in the State of Delaware on October 22, 2002, and was acquired by WaferGen Bio-systems, Inc. in a reverse merger on May 31, 2007.

On January 24, 2008, the Company formed a new subsidiary in Kulim Hi-Tech Park, Kedah, Malaysia. This subsidiary, WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), is involved in various initiatives to support a number of the Company’s ongoing development and commercialization goals. The Company owns 100% of the common stock and 8.2% (including all shares that have been assumed by the Company pursuant to exercises of exchange rights) of the preference shares of this entity. The Company expects that all of the subsidiary’s preference shares will be converted into shares of the Company, however if all preference shares were converted into common stock of WGBM, the Company would own 72.8% of WGBM’s common stock. See Note 6 below.

On August 30, 2011, the Company formed a new wholly owned subsidiary in Luxembourg, to establish a presence for its marketing and research activities in Europe.

On May 27, 2011, the Company completed a private placement offering (the “May 2011 Private Placement”) with certain accredited investors, pursuant to which the Company sold an aggregate of approximately 2,937,500 shares of Series A-1 Convertible Preferred Stock at a stated value of $5.20 per share, with each share being convertible into ten shares of common stock, convertible promissory notes in the aggregate principal amount of $15,275,000, convertible into an aggregate of approximately 2,679,824 shares of Series A-2 Convertible Preferred Stock at a price of $5.70 per share, with each share being convertible into ten shares of common stock, and warrants to purchase 56,173,248 shares of the Company’s common stock at an exercise price of $0.62 per whole share. The Company received aggregate gross proceeds of $30,550,000, which after deducting issuance costs of $2,524,963 and liquidated damages of $532,161 paid for late S-1 registration left net proceeds of $27,492,876.

Subject to certain ownership limitations, the warrants issued in the May 2011 Private Placement were exercisable immediately and will expire five years from the date of issuance. They include a provision for excess shares in the event of a change in ownership and contain standard anti-dilution clauses in the event of recapitalization, stock splits or combinations, merger or reorganization, dividends or distributions and similar equity adjustments, but do not contain anti-dilution provisions that would prevent them from being considered indexed to the Company’s common stock, so they are accounted for within stockholders’ equity.

The Company retained a selling agent in connection with this registered direct offering, and pursuant to the terms of a selling agency agreement, the Company paid the selling agents an aggregate fee totaling approximately $2,120,125.

Management’s Plan.  The Company has incurred operating losses and negative cash flows from operations since its inception. Management expects that revenues will increase as a result of current and future product releases. However, the Company also expects to incur additional expenses for the development and expansion of its products, marketing campaigns, and operating costs as it expands its operations. Therefore, the Company expects operating losses and negative cash flows to continue for the foreseeable future. It is management’s plan to obtain additional working capital through additional financings. The Company believes that it will be successful in expanding operations, gaining market share, and raising additional funds. However, there can be no assurance that in the event the Company requires additional financing, such financing will be available at terms which are favorable, or at all. Failure to generate sufficient cash flows from operations or raise additional capital could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Going Concern.  The Company’s consolidated financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company continues to face significant risks associated with the successful execution of its strategy given the current market environment for similar companies and failure to generate sufficient revenues or raise additional capital could have a material adverse effect on the Company’s ability to continue as a going concern and to achieve its intended business objectives. These facts raise substantial doubt about the Company’s ability to continue as a going concern, and there can be no assurance that the Company will be successful in its efforts to enhance its liquidity situation. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2.  Summary of Significant Accounting Policies

Basis of Presentation.  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation.  The consolidated financial statements include the financial statements of WaferGen Bio-systems, Inc. and its subsidiaries. All significant transactions and balances between the WaferGen Bio-systems, Inc. and its subsidiaries have been eliminated in consolidation.

Use of Estimates.  Preparing financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results and outcomes could differ from these estimates and assumptions.

Cash and Cash Equivalents.  The Company considers all highly liquid debt investments with a remaining maturity of three months or less when purchased to be cash and cash equivalents.

Restricted Cash.  Cash and cash equivalents that are restricted as to withdrawal or usage under the terms of contractual agreements are recorded as restricted cash.

Foreign Currencies.  Assets and liabilities of non-U.S. subsidiaries for which the local currency is the functional currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during each reporting period. Remeasurement adjustments resulting from this process are charged or credited to other comprehensive income (loss). Foreign exchange gains and losses for assets and liabilities of the Company’s non-U.S. subsidiaries for which the functional currency is the U.S. dollar are recorded in miscellaneous income (expense) in the Company’s consolidated statement of operations.

Fair Value of Financial Instruments.  The carrying amounts of accounts receivable, prepaid expenses, other assets, accounts payable, accrued payroll and related costs and other accrued expenses approximate fair value due to the short-term maturities of these instruments.

Concentration of Credit Risk.  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash in commercial banks. Accounts in the United States are secured by the Federal Deposit Insurance Corporation. Accounts in Malaysia are also guaranteed by the Malaysian government. The Company’s total deposits at commercial banks usually exceed the balances insured. The Company generally requires no collateral from its customers.

Accounts Receivable.  An allowance for doubtful accounts will be recorded based on a combination of historical experience, aging analysis, and information on specific accounts. Account balances will be written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory.  Inventory is recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures.

Advertising Costs.  Advertising costs of nil and $32,780 were expensed as incurred in the years ended December 31, 2012 and 2011, respectively.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Property and Equipment.  Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Equipment	3 to 5 years
Tools and molds	3 years
Leasehold improvements	3 to 5 years, or remaining lease term if shorter
Furniture and fixtures	5 years

Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

Deferred Financing Costs.  Costs incurred in connection with the issuance of debt are capitalized and amortized as interest expense using the effective interest method. The unamortized amounts are included in other assets.

Impairment of Long-Lived Assets.  The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows do not exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over its fair value. No assets were determined to be impaired in 2012 and 2011.

Income Taxes.  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Accounting for deferred tax represents the best estimate of the likely future tax consequences of events that have been recognized in the Company’s consolidated financial statements and tax returns and their future probability. A valuation allowance is recorded for loss carry-forwards and other deferred tax assets where it is more likely than not that such loss carry-forwards and deferred tax assets will not be realized. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

Governmental Subsidies.  Incentives received from governments in the form of grants are recorded as a reduction in expense in accordance with their purpose. Grants awarded for the purpose of matching specified expenditures are not recognized until a definitive agreement has been signed by both parties; thereafter income is recognized to the extent that the related expenses have been incurred. The Company recognized $243,778 in governmental subsidies in the year ended December 31, 2012, which was offset against operating expenses in the statement of operations.

Revenue Recognition.  The Company recognizes revenue when (i) delivery of product has occurred or services have been rendered, (ii) there is persuasive evidence of a sale arrangement, (iii) selling prices are fixed or determinable, and (iv) collectability from the customers (individual customers and distributors) is reasonable assured. Revenue consists primarily of revenue generated from the sale of the Company’s products. Revenue is recorded when the risk and rewards of ownership are transferred to the Company’s customers (individual customers and distributors). This generally occurs when the Company’s products are shipped from its facility as title has passed. Revenue is recorded net of estimated cash discount. The Company estimates and accrues an allowance for sale returns at the time the product is sold. To date, sales returns have not been material. Distributors have a fourteen day inspection period however this period is not an acceptance provision that purports to be a trial or evaluation purpose, is not an acceptance provision that grants a right of return or exchange on the basis of subjective matters, and is not an acceptance provision based on customer-specific objective criteria. The fourteen day inspection period is an acceptance provision that is based on seller-specified objective criteria.

Revenue from multi-deliverable arrangements is recognized for each element on delivery of product or completion of service. A typical multi-deliverable arrangement would be the shipment of capital equipment to a customer, followed by the delivery of services or of expendable equipment, provided such delivery is both probable and substantially within the Company’s control. Revenue for each deliverable is allocated based on full list selling prices, although if none of the deliverables is

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

disproportionately discounted relative to the overall discount, this allocation is approximated by using the actual selling price of each deliverable to the customer. The actual cost of revenue for each deliverable is recognized when the revenue for that deliverable is recognized.

Stock-Based Compensation.  The Company measures the fair value of all stock-based awards to employees, including stock options, on the grant date and records the fair value of these awards, net of estimated forfeitures, to compensation expense over the service period. The fair value of awards to consultants is measured on the dates on which performance of services is completed, with interim valuations recorded at balance sheet dates while performance is in progress. The fair value of options is estimated using the Black-Scholes valuation model, and of restricted stock is based on the Company’s closing share price on the measurement date.

Change in Fair Value of Derivatives.  The Company recognizes its warrants with certain anti-dilution protection, the Series A convertible preference shares of its Malaysian subsidiary, and the conversion element of its convertible promissory notes and of the Series B convertible preference shares of its Malaysian subsidiary as derivative liabilities. Such liabilities are valued when the financial instruments are initially issued or the derivative first requires recognition and are also revalued at each reporting date, with the change in their respective fair values being recorded as a gain or loss on revaluation within other income and expenses in the statement of operations. The Company determines the fair value of all of its derivative liabilities using a Monte Carlo Simulation approach, with key input variables provided by management.

Warranty Reserve.  The Company’s standard warranty agreement is one year from shipment of certain products. The Company accrues for anticipated warranty costs upon shipment of these products. The Company’s warranty reserve is based on management’s judgment regarding anticipated rates of warranty claims and associated repair costs, and is updated quarterly.

Research and Development.  Research and development costs are charged to operations as incurred.

Other Comprehensive Income.  Other comprehensive income arises solely due to the cumulative translation adjustments which ensue from the Company’s accounting policy for foreign currencies.

Net Income (Loss) Per Share.  Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding plus common share equivalents from conversion of dilutive stock options, warrants, and restricted stock using the treasury method, and convertible securities using the as-converted method, except when antidilutive. In the event of a net loss, the effects of all potentially dilutive shares are excluded from the diluted net loss per share calculation as their inclusion would be antidilutive.

Reclassification.  Certain reclassifications have been made to prior periods’ data to conform to the current presentation. These reclassifications had no effect on reported net losses.

Recent Accounting Pronouncements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). ASU 2011-04 results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. The Company adopted this guidance effective January 1, 2012, and its adoption did not have a material impact on the Company’s consolidated financial condition or results of operations.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”). ASU 2013-02 requires entities to report the effect of reclassifications out of accumulated other comprehensive income on the respective line items in the statement of operations. The Company adopted this guidance effective October 1, 2012, and its adoption had no impact on the Company’s consolidated financial condition or results of operations.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 3.  Inventories

Inventories, net of provisions for potentially excess, obsolete or impaired goods, consisted of the following at December 31, 2012 and 2011:

	December 31, 2012	December 31, 2011

Raw materials	$158,316	$167,765

Work in process	179,314	191,450

Finished goods	157,856	385,793

Inventories, net	$495,486	$745,008

NOTE 4.  Property and Equipment

Property and equipment consisted of the following at December 31, 2012 and 2011:

	December 31, 2012	December 31, 2011

Equipment	$2,883,447	$2,876,490
Tools and molds	24,620	97,687
Leasehold improvements	111,356	105,327
Furniture and fixtures	148,261	154,930

Total property and equipment	3,167,684	3,234,434

Less accumulated depreciation and amortization	(2,293,622)	(1,520,344)

Property and equipment, net	$874,062	$1,714,090

Depreciation and amortization expense totaled $903,291 and $834,861 for the years ended December 31, 2012 and 2011, respectively.

NOTE 5.  Long Term Obligations

On December 7, 2010, the Company entered a $2,000,000 Loan and Security Agreement (“LSA”) with Oxford Finance Corporation (“Oxford”). Borrowings under this term loan were at an interest rate of approximately 13%, and for the first six months, interest only was repayable, after which the balance of principal and interest were repayable in equal monthly installments over a thirty month period. The Company granted Oxford a first priority security interest in substantially all of its assets, excluding its intellectual property.

The Company issued a total of 95,368 warrants to Oxford in connection with the LSA. These warrants have a term of five years, and an exercise price of $1.468. Utilizing the Black-Scholes valuation model and assumptions of the fair value of common stock of $1.41, an expected term of four years, estimated volatility of 43.96%, a zero dividend rate and a risk-free interest rate of 1.305%, the Company determined the total allocated fair value of the warrants to be $46,230.

Further, the Company incurred initial costs of $157,240 to obtain the LSA, which contained a provision providing for a termination fee of $95,000. The total financing costs of $298,470 were amortized as a non-cash interest expense over the period of the loan using the effective interest method.

The loan was repaid in full on May 27, 2011. At this date, the unamortized financing costs of $222,275 plus additional costs of $83,585 arising from early termination were expensed as interest.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

On May 27, 2011, the Company sold convertible promissory notes in the aggregate principal amount of $15,275,000, convertible into an aggregate of approximately 2,679,824 shares of Series A-2 Convertible Preferred Stock at a price of $5.70 per share, with each share being convertible into ten shares of common stock. The convertible promissory notes were sold along with convertible preferred stock and warrants for aggregate gross proceeds of $30,550,000, which after deducting issuance costs of $2,524,963 left net proceeds of $28,025,037. Interest on the convertible promissory notes accrues at a rate of 5% per annum, and may either be paid on the last day of each fiscal quarter, or added to the principal amount of the notes, at the Company’s option.

Using the relative fair value of the securities issued, the Company initially allocated the gross proceeds of $30,550,000 to the convertible promissory notes ($10,072,592), the Series A-1 convertible preferred stock ($10,724,991 - see Note 7) and the warrants ($9,752,417 - see Note 9). However, until September 30, 2011, the convertible promissory notes contained features that adjusted the number of shares issuable to investors in the event the Company requested conversion of the convertible promissory notes in certain circumstances. They also contain features affording the holder additional shares in the event of certain organic changes to the Company. Because these features result in the embedded conversion element not being considered indexed to the Company’s equity, the Company recognizes the conversion element of the convertible promissory notes as a derivative liability at its fair value. A liability of $11,495,163 (see below) was thus recognized on the date of issuance, and this is marked to its fair value through income in all subsequent periods. Because the fair value of the conversion element exceeded the net proceeds initially allocated to the convertible promissory notes, the Company recognized a loss of $2,255,074 at the date the convertible promissory notes were issued. The loss is reflected as additional interest expense.

In summary, the Company allocated the gross proceeds and issuance costs as follows:

Security	Allocated Fair Value	Issuance Costs	Interest Expense	Net Allocation

Series A-1 Convertible Preferred Stock	$10,724,991	$(886,422)	$—	$9,838,569
Convertible promissory notes	10,072,592	(832,502)	2,255,074	11,495,164
Warrants	9,752,417	(806,039)	—	8,946,378

Total	$30,550,000	$(2,524,963)	$2,255,074	$30,280,111

The debt discount related to the debt element of the convertible promissory notes of $14,442,497 is being amortized as non-cash interest expense using the effective yield method over the 3.5 year contractual term of the convertible promissory notes. The $832,502 in issuance costs allocated to the convertible promissory notes was recorded as a deferred financing cost, which is also being amortized as a non-cash interest expense using the effective yield method over the 3.5 year contractual term of the promissory notes.

The Company values the derivative liability for the conversion element of the convertible promissory notes using a Monte Carlo Simulation approach, using critical assumptions provided by management reflecting conditions at the valuation dates.

The fair value of this derivative liability at May 27, 2011, was estimated to be $11,495,163, using a closing stock price of $0.68, and based on assumptions which included an estimated volatility of 64.31%, a risk-free interest rate of 0.21%, a zero dividend rate and a contractual term of 3.5 years. The fair value of this derivative liability at December 31, 2011, was estimated to be $1,931,295, using a closing stock price of $0.16, and based on assumptions which included an estimated volatility of 82.82%, a risk-free interest rate of 0.18%, a zero dividend rate and a contractual term of 2.91 years. The fair value of this derivative liability at December 31, 2012, was estimated to be $274,928, using a closing stock price of $0.03, and based on assumptions which included an estimated volatility of 126.91%, a risk-free interest rate of 0.13%, a zero dividend rate and a contractual term of 1.91 years (see Note 10).

During the year ended December 31, 2012, the decrease in the fair value of the derivative liability of $1,656,367 was recorded as a revaluation gain. On September 30, 2011, Company and the note holders modified the convertible promissory note to eliminate the feature that adjusted the number of shares issuable to investors in the event the Company requested conversion of the convertible promissory notes in certain circumstances. This modification reduced the fair value of the conversion element derivative by $573,923. The gain from that reduction in value was recognized as an increase in Stockholders’ Equity. During the year ended December 31, 2011, the remainder of the decrease in the fair value of the derivative liability of $8,989,945 was recorded as a revaluation gain (see Note 10).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The balance of the convertible promissory notes comprises the following at December 31, 2012 and 2011:

	December 31, 2012	December 31, 2011

Convertible Promissory Notes Payable:
Face value	$15,275,000	$15,275,000
Interest added to principal	1,262,028	460,383
Stated value	16,537,028	15,735,383
Debt discount – conversion element, net of accumulated amortization of $1,298,628 and $113,081 respectively	13,143,869	14,329,416

Notes payable, net of debt discount	$3,393,159	$1,405,967

The Company leases its office space for use in its operations under non-cancellable operating leases that expire in April 2015 and December 2013.

Aggregate future minimum obligations for leases in effect as of December 31, 2012, are as follows:

Operating Leases

Year ending December 31,
2013	$488,265
2014	635,340
2015	218,175

Total minimum obligations	$1,341,780

Rent expense totaled $597,261 and $758,908 for the years ended December 31, 2012 and 2011, respectively.

NOTE 6.  Convertible Preference Shares of Subsidiary

In 2008, the Company’s Malaysian subsidiary, WGBM, issued Series A convertible preference shares (“CPS”) to Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”), a venture capital and development firm in Malaysia, in a private placement under a Share Subscription and Shareholders’ Agreement dated May 8, 2008, at the U.S. dollar equivalent of $2.25 per share. In 2009 and 2010, WGBM issued Series B CPS to Expedient Equity Ventures Sdn. Bhd. (“EEV”) and Prima Mahawangsa Sdn. Bhd. (“PMSB”), both venture capital and development firms in Malaysia, in a private placement under a Share Subscription Agreement dated April 3, 2009, (“Series B SSA”) at the U.S. dollar equivalent of $2.25 per share. In 2009, WGBM issued Series B CPS to Kumpulan Modal Perdana Sdn. Bhd. (“KMP”), a venture capital and development firm in Malaysia, in a private placement under a Share Subscription Agreement dated July 1, 2009, at the U.S. dollar equivalent of $2.25 per share.

In 2010, both EEV and KMP exercised their option (see Paragraph (b) below) to sell to the Company their holdings of 222,222 and 188,057 Series B CPS, respectively, in exchange for shares of the Company’s common stock.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

These transactions, along with the issuance of Series C CPS in 2011 (see below), are summarized as follows:

Class	Number	Initial	Issuance	Gross	Issuance	Exchange	Net Cash	Date if	CPS
of CPS	of CPS	Investor	Date	Proceeds	(Costs)	Gain (loss)	Proceeds	Exchanged	Outstanding

Series A	444,444	MTDC	07/18/2008	$1,000,000	$(30,000)	$—	$970,000	—	444,444
Series A	444,444	MTDC	11/27/2008	1,000,000	(30,000)	—	970,000	—	444,444
Series B	111,111	EEV	06/08/2009	250,000	(19,393)	(18,029)	212,578	08/17/2010	—
Series B	111,111	EEV	03/09/2010	250,000	(8,929)	(3,005)	238,066	08/17/2010	—
Series B	222,222	PMSB	09/23/2009	500,000	(7,500)	—	492,500	—	222,222
Series B	222,222	PMSB	05/13/2010	500,000	(5,000)	—	495,000	—	222,222
Series B	188,057	KMP	09/18/2009	423,128	(11,319)	—	411,809	09/29/2010	—

Subtotal	1,743,611			3,923,128	(112,141)	(21,034)	3,789,953		1,333,332

Series C	3,233,734	MTDC	03/10/2011	5,000,000	(6,272)	58,575	5,052,303	—	3,233,734

	4,977,345			$8,923,128	$(118,413)	$37,541	$8,842,256		4,567,066

Under the terms of a Deed of Adherence dated April 3, 2009 (and under the Series C SSA, as defined below), certain rights of the holders of the Series A CPS were modified. In addition, under the terms of the Series B SSA, the use of funds raised through the issuance of both Series A and Series B CPS was restricted, requiring at least 60% of the total to be utilized for the Company’s operations in Malaysia.

Following these modifications, the rights of the holders of Series A and B CPS included, but were not limited to, the right:

(a)
to put to the Company their CPS (or ordinary shares in WGBM received on conversion of those CPS under paragraph (c) below) at any time during the year 2011 that the share price of the Company’s common stock is below $2.25 in order to redeem for cash (or, at the holder’s option, shares of Company common stock of equivalent value) the amount originally invested in USD plus a premium of 8%, compounded annually, with yearly rests (each year’s accrued interest would be forfeited in the event of redemption prior to the anniversary of the initial investment) (the “Redemption Option,” since amended for Series A and expired for Series B, see below);

(b)
to cause the Company to exchange their CPS for common stock of the Company at an exchange rate of US$2.25 per share of common stock, provided, in the case of Series B CPS, that commencing on August 1, 2010, if during the 10-day trading period immediately prior to the holder’s exercise notice the average closing price of the Company’s common stock is less than US$2.647, then the holder may exchange CPS at an exchange rate equal to 85% of such 10-day average closing price. This option expires on May 8, 2013, for MTDC’s Series A CPS, on April 3, 2014, for EEV’s and PMSB’s Series B CPS and on July 1, 2014, for KMP’s Series B CPS (the “Conversion Option,” since exercised by EEV and KMP);

(c)	to convert their CPS into ordinary shares of the subsidiary, WGBM, at any time, at a conversion rate of three ordinary shares per $100 invested in CPS;

(d)
to cause the subsidiary, WGBM, to redeem the CPS in whole or in part at any time after December 31, 2011, for the principal paid plus a premium of 20% per annum, not compounding, from funds legally available for distribution (i.e. retained earnings; there is presently an accumulated deficit in WGBM in excess of $3 million);

(e)	of first offer on any transfers or new issuance of subsidiary shares; and

(f)	for each of Series A and Series B CPS, to appoint one of the seven directors of the subsidiary (see below also).

Since the Conversion Option affords holders of Series B CPS the right to receive a variable number of shares of the Company’s common stock, this feature is not indexed to the Company’s equity and is therefore accounted for as a derivative liability, with the estimated fair value being calculated at each reporting date using a Monte Carlo Simulation approach, using key input variables provided by management, with changes in fair value recorded as gains or losses on revaluation in non-operating income (expense).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

On December 31, 2011, the Series B CPS Redemption Option lapsed. The Series B CPS recorded in temporary equity was transferred to permanent equity and the value of the derivative liability for the conversion element, now the only substantive right available to PMSB, increased significantly as a result.

Series B CPS fair values at December 31, 2012 and 2011, were estimated to be $1,210,909 and $1,245,101, respectively, using a closing stock price of $0.03 and $0.16, respectively, and based on the following assumptions:

	December 31, 2012	December 31, 2011

Risk-free interest rate	0.16%	0.28%
Expected remaining term	1.00 Years	1.81 Years
Expected volatility	125.53%	81.69%
Dividend yield	0%	0%

The net decrease in the fair value of the Series B CPS derivative liability of $34,192 during the year ended December 31, 2012, was recorded as a revaluation gain, and the net increase in the fair value of this derivative liability of $1,051,013 (which arose principally due to the lapse of the conversion option) during the year ended December 31, 2011, was recorded as a revaluation loss (see Note 10).

Based on the average closing price of the Company’s common stock of $0.030 in the 10-day trading period immediately prior to December 31, 2012, PMSB could have converted their Series B CPS into 39,215,686 shares of such stock had they exercised the Conversion Option on that date.

On December 9, 2011, the terms of the Series A CPS were amended by a Letter Agreement with MTDC (the “MTDCLA”) to extend the period during which MTDC could exercise the Redemption Option from December 31, 2011, to April 3, 2014. In addition, the holder’s option to elect to receive shares of Company common stock of equivalent value (see above) was amended to give the Company the option, upon the exercise of the Redemption Option, to pay in shares of its common stock at an Applicable Stock Price (“ASP”), calculated as 85% of the average closing price of that stock during the 10-day trading period immediately prior to MTDC’s exercise notice. Further, the ASP is subject to a ceiling of $1.55 and a floor of $0.10.

The amendment that allows the Company to settle the Redemption Option in a variable number of shares causes the Redemption Option to no longer be considered indexed to the Company’s equity. As a result, the Company recognized the Redemption Option as an embedded derivative requiring bifurcation effective December 9, 2011. The Company valued the Redemption Option utilizing a Monte Carlo Simulation, using a stock price of $0.16 and assumptions of estimated volatilities of 78.02% to 80.22%, risk-free interest rates of 0.27% and estimated remaining terms of 1.61 to 1.96 years; the fair value of the Redemption Option was estimated to be $2,198,828. The host instrument (the Series A CPS absent the Redemption Option) is not redeemable and therefore should be classified as part of permanent equity. Accordingly, this modification to the Series A CPS resulted in (1) the recognition of a derivative liability of $2,198,828, (2) the elimination of temporary equity of $2,519,424, and (3) an increase in permanent equity of $320,596. As the fair value of the amended Series A CPS was $320,390 less than the carrying amount of the accreted Series A CPS prior to the amendment, $320,390 of the amount transferred to permanent equity was treated as reversal of prior accretion of the Series A CPS.

Series A CPS fair values at December 31, 2012 and 2011, were estimated to be $619,652 and $2,135,715, respectively, using a closing stock price of $0.03 and $0.16, respectively, and based on the following assumptions:

	December 31, 2012	December 31, 2011

Risk-free interest rate	0.11% - 0.15%	0.28%
Expected remaining term	0.55 – 0.90 Years	1.55 - 1.90 Years
Expected volatility	123.55% - 127.94%	81.15% - 82.83%
Dividend yield	0%	0%

The net decrease in the fair value of the Series A CPS derivative liability of $1,516,063 and $63,113 during the year ended December 31, 2012, and during the 22 days ended December 31, 2011, respectively, was recorded as a revaluation gain (see Note 10).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

On December 31, 2012, the cash value of the Redemption Option was $2,720,978. Since 85% of the average closing price of the Company’s common stock of $0.030 in the 10-day trading period immediately prior to December 31, 2012, was less than the ASP floor of $0.10, the Company could have settled this liability by issuing 27,209,779 shares of its common stock if MTDC had exercised the Conversion Option on that date.

On March 10, 2011, WGBM issued 3,233,734 Series C CPS to MTDC in a private placement at the U.S. dollar equivalent of $1.5462 per share, representing the first subscription under a Share Subscription Agreement dated December 14, 2010, (“Series C SSA”) to sell 3,233,734 Series C CPS at an initial closing and, should MTDC so elect within 36 months of the initial closing, to sell 1,077,911 shares of Series C CPS at a subsequent closing at the U.S. dollar equivalent of US$2.3193 per share (see Note 9). MTDC may also elect to convert their Series C CPS into ordinary shares of the subsidiary, WGBM, at any time, at a conversion rate of one ordinary share per 100 CPS. MTDC may appoint one of the seven directors of the subsidiary (in addition to the director they may appoint as the holder of Series A CPS), and an additional independent director may be jointly appointed by MTDC and the Company. Each Series C CPS issued at the initial closing can convert into one share of the Company on April 3, 2014 (this was extended from December 20, 2011, by the MTDCLA), and each Series C CPS issued at the subsequent closing will convert into one share of the Company on the anniversary of that closing, but the Series C may convert at any earlier date following each closing at MTDC’s option.

WGBM is authorized to issue 200,000,000 preference shares with a par value of RM0.01. There were 4,977,345 preference shares (including 410,279 Series B CPS held by the Company upon exercise by EEV and KMP of their options) issued and outstanding at December 31, 2012 and 2011.

NOTE 7.  Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized. Effective May 26, 2011, the Company designated 4,500,000 shares as Series A-1 Convertible Preferred Stock and 4,500,000 shares as Series A-2 Convertible Preferred Stock (together, the “Series A Preferred Stock”). Each share of Series A Preferred Stock is convertible into ten shares of common stock, subject to an ownership cap whereby conversion may not occur to the extent the holder would own more than 9.985% of the common stock following conversion, and entitles the holder to receive dividends, as, when and if declared by the Company’s Board of Directors, at an annual rate of 5% of the stated value per share of the respective series. Such dividends accrue, compounding quarterly, and accumulate on each share of Series A Preferred Stock from the date of issuance, whether or not declared, until November 27, 2014, when the right to further dividends ceases. The Series A Preferred Stock has no voting rights, and in the event of liquidation ranks senior to common stock.

Effective May 27, 2011, the Company sold an aggregate of 2,937,499.97 shares of Series A-1 Convertible Preferred Stock with a stated value of $5.20 per share. The Company recorded the allocated valuation of $10,724,991 (see Note 5), less allocated issuance costs of $886,422, as Series A-1 Convertible Preferred Stock within permanent equity. The Company also recognized a beneficial conversion feature calculated as the number of potential conversion shares multiplied by the excess of the market price of the common stock on the issuance date over the price per conversion share based on the valuation allocated to the Series A-1 Convertible Preferred Stock. Since this preferred stock is immediately convertible and not redeemable, this non-contingent beneficial conversion feature of $9,250,009 was recorded as a one-time accretion expense.

As of December 31, 2012, $1,259,742 of undeclared dividends had been accrued with respect to the outstanding Series A-1 Convertible Preferred Stock, of which $801,534 and $458,208 related to the year ended December 31, 2012 and 2011, respectively.

NOTE 8.  Stock Awards

The Company has awards outstanding under three plans - the 2003 Incentive Stock Plan (the “2003 Plan”), the 2007 Stock Option Plan (the “2007 Plan”) and the 2008 Stock Incentive Plan (the “2008 Plan”) (collectively, the “Plans”). Under the 2003 Plan and 2007 Plan, incentive stock options, nonqualified stock options, restricted stock and restricted stock units could be granted. Awards vested over varying periods, as specified by the Company’s Board of Directors for each grant, and are exercisable for a maximum period of ten years after date of grant. Both of these plans have been frozen, resulting in no further shares being available for grant.

The Company presently issues awards under the 2008 Plan, initially adopted by the Company’s stockholders on June 5, 2008, and subsequently amended to authorize the issuance of additional shares of the Company’s common stock. The purpose of the 2008 Plan is to provide an incentive to retain the employment of directors, officers, consultants, advisors and employees of the Company, to attract new personnel whose training, experience and ability are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons in the Company’s development and financial success. Under the 2008 Plan, the Company is authorized to issue incentive stock options, non-qualified stock options, restricted stock

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

and restricted stock units, although no more than 50% of the authorized shares may be granted pursuant to awards of restricted stock and restricted stock units. Awards that expire or are canceled generally become available for issuance again under the 2008 Plan. The number of shares of the Company’s common stock available under the 2008 Plan will be subject to adjustment in the event of a stock split, stock dividend or other extraordinary dividend, or other similar change in the Company’s common stock or capital structure. Awards may vest over varying periods, as specified by the Company’s Board of Directors for each grant, and have a maximum term of seven years from the grant date. The 2008 Plan is administered by the Company’s Board of Directors.

The Company has issued both options and restricted stock (including restricted stock units) under the Plans. Restricted stock grants afford the recipient the opportunity to receive shares of common stock, subject to certain terms, whereas options give them the right to purchase common stock at a set price. Both the Company’s options and restricted stock issued to employees generally have vesting restrictions that are eliminated over a four-year period, although vesting may be over a shorter period, or may occur on the grant date, depending on the terms of each individual award.

A summary of stock option and restricted stock transactions is as follows:

		Stock Options		Restricted Stock
			Weighted		Weighted
	Shares	Number of	Average	Number of	Average
	Available	Options	Exercise	Options	Grant-Date
	For Grant	Outstanding	Price	Outstanding	Fair Value

Balance at January 1, 2011	2,191,821	5,543,893	$1.5218	127,500	$1.6422
2008 Plan Amendment	8,000,000	—	$—	—	$—
Granted	(1,504,635)	1,153,550	$0.6427	351,085	$0.8497
Exercised	—	(324,740)	$0.3220	—	$—
Vested	—	—	$—	(362,944)	$0.8909
Forfeited	1,247,521	(1,140,021)	$1.2928	(110,000)	$1.6050
Canceled	370,364	(925,782)	$1.7061	(641)	$2.3900

Balance at December 31, 2011	10,305,071	4,306,900	$1.3978	5,000	$1.2500
Granted	(9,785,500)	9,724,000	$0.1164	61,500	$0.1385
Vested	—	—	$—	(59,000)	$0.2325
Forfeited	1,471,073	(1,471,073)	$0.5925	—	$—
Canceled	937,342	(1,135,329)	$1.3123	—	$—

Balance at December 31, 2012	2,927,986	11,424,498	$0.4193	7,500	$0.1400

The following table summarizes information concerning outstanding options as of December 31, 2012:

		Weighted
		Average	Weighted
		Remaining	Average	Aggregate
	Number of	Contractual	Exercise	Intrinsic
Options	Shares	Life (in Years)	Price	Value

Outstanding	11,424,498	5.71	$0.4193	$2,898
Vested and expected to vest	10,262,319	5.66	$0.4502	$2,898
Exercisable	4,123,060	4.82	$0.8747	$2,898

The aggregate intrinsic value in the preceding table represents the total pre-tax value (i.e., the difference between the Company’s stock price and the exercise price) of stock options outstanding as of December 31, 2012, based on our common stock closing price of $0.03, which would have been received by the option holders had all their in-the-money options been exercised as of that date.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The weighted average fair value of options granted in the years ended December 31, 2012 and 2011, was $0.08 and $0.29, respectively. These fair values were estimated using the following assumptions (see also Note 10):

	Year Ended December 31,
	2012	2011

Risk-free interest rate	0.71% - 1.14%	0.79% - 2.24%
Expected term	4.75 Years	4.75 Years
Expected volatility	65.02% - 103.61%	42.44% - 66.83%
Dividend yield	0%	0%

The grant date fair value of options vested in the years ended December 31, 2012 and 2011, was $334,650 and $463,168, respectively. No options were exercised during the year ended December 31, 2012. The Company received $104,566 for the 324,740 options exercised during the year ended December 31, 2011, which had an intrinsic value of $203,399.

The amounts expensed for stock-based compensation totaled $387,892 and $779,029 for the years ended December 31, 2012 and 2011, respectively. The sums expensed include $120 and $130,230 for restricted stock awards to consultants in the years ended December 31, 2012 and 2011, respectively.

At December 31, 2012, the total stock-based compensation cost not yet recognized, net of estimated forfeitures, was $509,984. This cost is expected to be recognized over an estimated weighted average amortization period of 2.20 years. No amounts related to stock-based compensation costs have been capitalized. The tax benefit and the resulting effect on cash flows from operations and financial activities, related to stock-based compensation costs were not recognized as the Company currently provides a full valuation allowance for all of its deferred taxes.

NOTE 9.  Warrants

The Company has incurred liabilities for the estimated fair value of derivative warrant instruments. The estimated fair value of the derivative warrant instruments has been calculated using a Monte Carlo Simulation approach, with key input variables provided by management, as of each issuance date, with the valuation offset against additional paid in capital, and at each reporting date, with changes in fair value recorded as gains or losses on revaluation in non-operating income (expense).

Fair values at December 31, 2012 and 2011, were estimated to be $102,695 (with the fair value per warrant share ranging from $0.0000006 to $0.02) and $655,219 (with the fair value per warrant share ranging from $0.02 to $0.10), respectively, using a closing stock price of $0.03 and $0.16, respectively, and based on the following assumptions:

	December 31, 2012	December 31, 2011

Risk-free interest rate	0.08% - 0.21%	0.16% - 0.32%
Expected remaining term	0.38 - 1.58 Years	1.25 - 2.39 Years
Expected volatility	117.58% - 131.42%	80.66% - 85.13%
Dividend yield	0%	0%

During the year ended December 31, 2012, the decrease in the fair value of the warrant derivative liability of $552,524 was recorded as a revaluation gain. In connection with the fundraising in May 27, 2011, members of management, with warrants to purchase a total of 1,051,074 shares with an estimated fair value of $315,803 following anti-dilution adjustments as of that date, waived their right to any future anti-dilution adjustments, so this estimated fair value was transferred to stockholders’ equity. During the year ended December 31, 2011, the remainder of the decrease in the fair value of the warrant derivative liability of $1,269,940 was recorded as a revaluation gain (see Note 10).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

A summary of outstanding common stock warrants as of December 31, 2012, is as follows:

Securities Into Which	Warrants	Warrants Subject	Exercise	Expiration
Warrants are Convertible	Outstanding	to Anti-Dilution	Price	Date

Common stock	56,173,248	—	$0.6200	May 2016
Common stock	4,487,656	3,718,425	$0.7800	June and August 2014
Common stock	2,875,736	2,774,050	$0.8400	December 2014 and January 2015
Common stock	2,265,071	2,084,914	$0.8400	May 2013
Common stock	95,368	—	$1.4680	December 2015
Common stock	203,500	—	$1.5000	July 2015
Common stock	3,000,830	—	$1.5500	July 2015
Common stock	200,000	—	$3.0000	December 2014 and November 2015

Subtotal	69,301,409	8,577,389

Series C CPS	1,077,911	—	$2.3193	March 2014

Total	70,379,320	8,577,389

The warrants expiring in May 2016 were issued in conjunction with the May 2011 Private Placement (see Note 1), and were valued at the time of issuance utilizing the Black-Scholes valuation model, using an exercise price of $0.62, a closing stock price of $0.68 and assuming an estimated volatility of 89.58%, a risk free interest rate of 1.03%, a zero dividend rate and an expected term of 3.5 years. These warrants include the right to receive consideration for the unexercised portion of the warrant, based on a Black-Scholes model set forth in the warrants, in the event of certain substantial changes in ownership or trading status of the Company. This contingent embedded derivative will be accounted for only if such an event should occur.

The warrants expiring in December 2014 and January 2015 were originally issued in December 2009 and January 2010 with an exercise price of $2.50 and entitled the holders thereof to purchase an aggregate of 966,247 shares. As a result of anti-dilution adjustments with respect to such warrants pursuant to their terms, such warrants, as of December 31, 2012, had an exercise price of $0.84 and entitled the holders thereof to purchase an aggregate of 2,875,736 shares. In connection with the May 2011 Private Placement, members of management with warrants to purchase a total of 101,686 shares (after giving effect to prior anti-dilution adjustments) waived their right to further anti-dilution adjustments.

The warrants expiring in June and August 2014 were originally issued in June and August 2009 with an exercise price of $2.00 and entitled the holders thereof to purchase an aggregate of 1,750,185 shares. As a result of anti-dilution adjustments with respect to such warrants pursuant to their terms, such warrants, as of December 31, 2012, had an exercise price of $0.78 and entitled the holders thereof to purchase an aggregate of 4,487,656 shares. In connection with the May 2011 Private Placement, members of management with warrants to purchase a total of 769,231 shares (after giving effect to prior anti-dilution adjustments) waived their right to further anti-dilution adjustments.

The warrants expiring in May 2013 were originally issued in May 2008 with an exercise price of $3.00 and entitled the holders thereof to purchase an aggregate of 634,220 shares. As a result of anti-dilution adjustments with respect to such warrants pursuant to their terms, such warrants, as of December 31, 2012, had an exercise price of $0.84 and entitled the holders thereof to purchase an aggregate of 2,265,071 shares. In connection with the May 2011 Private Placement, members of management with warrants to purchase a total of 180,157 shares (after giving effect to prior anti-dilution adjustments) waived their right to further anti-dilution adjustments.

The 95,368 warrants expiring in December 2015 were issued in December 2010 in conjunction with obtaining a term loan (see Note 5).

The Series C SSA (see Note 6) grants the holders of the Series C CPS the right to subscribe for a further 1,077,911 CPS at a price of $2.3193. Since these Series C CPS would convert into common stock of the Company within one year of the subscription date, this right is, for accounting purposes, equivalent to a warrant to purchase the Company’s common stock.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 10.  Fair Value of Financial Instruments

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). The Company also considers the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing all liabilities measured at fair value.

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2012 and 2011:

	Level 1	Level 2	Level 3	Total
December 31, 2012
Financial Assets:
Cash and cash equivalents	$6,328,753	$—	$—	$6,328,753

Total assets	$6,328,753	$—	$—	$6,328,753

Financial Liabilities:
Warrant derivative liabilities	$—	$—	$102,695	$102,695

Conversion element of promissory notes	—	—	274,928	274,928

Conversion element of Series B CPS	—	—	1,210,909	1,210,909

Series A CPS derivative liabilities	—	—	619,652	619,652

Total liabilities	$—	$—	$2,208,184	$2,208,184

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

	Level 1	Level 2	Level 3	Total
December 31, 2011
Financial Assets:
Cash and cash equivalents	$15,117,172	$—	$—	$15,117,172

Total assets	$15,117,172	$—	$—	$15,117,172

Financial Liabilities:
Warrant derivative liabilities	$—	$—	$655,219	$655,219

Conversion element of promissory notes	—	—	1,931,295	1,931,295

Conversion element of Series B CPS	—	—	1,245,101	1,245,101

Series A CPS derivative liabilities	—	—	2,135,715	2,135,715

Total liabilities	$—	$—	$5,967,330	$5,967,330

The following tables present a reconciliation of all liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2012 and 2011:

		Conversion
		Element of	Conversion
	Warrant	Promissory	Element of	Series A CPS
	Derivatives	Notes	Series B CPS	Derivatives	Total

Balance at January 1, 2012	$655,219	$1,931,295	$1,245,101	$2,135,715	$5,967,330
Issuances	—	—	—	—	—
Revaluation (gains) losses included in other income and expenses	(552,524)	(1,656,367)	(34,192)	(1,516,063)	(3,759,146)
Settlements	—	—	—	—	—
Balance at December 31, 2012	$102,695	$274,928	$1,210,909	$619,652	$2,208,184

Total gains (losses) included in other income and expenses attributable to liabilities still held as of December 31, 2012	$552,524	$1,656,367	$34,192	$1,516,063	$3,759,146

		Conversion
		Element of	Conversion
	Warrant	Promissory	Element of	Series A CPS
	Derivatives	Notes	Series B CPS	Derivatives	Total

Balance at January 1, 2011	$2,240,962	$—	$194,088	$—	$2,435,050
Issuances	—	11,495,163	—	2,198,828	13,693,991
Revaluation (gains) losses included in other income and expenses	(1,269,940)	(8,989,945)	1,051,013	(63,113)	(9,271,985)
Settlements	(315,803)	(573,923)	—	—	(889,726)
Balance at December 31, 2011	$655,219	$1,931,295	$1,245,101	$2,135,715	$5,967,330

Total gains (losses) included in other income and expenses attributable to liabilities still held as of December 31, 2011	$1,324,165	$8,989,945	$(1,051,013)	$63,113	$9,326,210

Assumptions used in evaluating the warrant derivative liabilities, the conversion element of the promissory notes, the conversion element of the Series B CPS and the Series A CPS derivative liabilities are discussed in Notes 9, 5, 6 and 6, respectively. The principal assumptions used, and their impact on valuations, are as follows:

Risk-Free Interest Rate.  This is the U.S. Treasury rate for the measurement date having a term equal to the weighted average expected remaining term of the instrument. An increase in the risk-free interest rate will increase the fair value and the associated derivative liability.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Expected Remaining Term.  This is the period of time over which the instrument is expected to remain outstanding and is based on management’s estimate, taking into consideration the remaining contractual life, and historical experience. For the convertible promissory notes, the Company considers a blend of expected remaining terms prior to partial conversion into Series A-2 Convertible Preferred Stock, giving consideration to the likelihood of conversion under various scenarios, and a further blend of expected remaining terms prior to partial conversion into common stock, all based on management’s projections of when such conversions would occur within the contractual term. An increase in the expected remaining term will increase the fair value and the associated derivative liability.

Expected Volatility.  This is a measure of the amount by which the Company’s common stock price has fluctuated or is expected to fluctuate. To the extent that Company’s common stock has not been traded for as long as the expected remaining term of the instrument, the Company uses a weighted average of the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected remaining term of the instrument on the measurement date. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. To the extent that the Company’s common stock has been traded for longer than the expected remaining term of the instrument, equal weighting is applied to this weighted average and to the Company’s own historic volatility over the same term to determine expected volatility. An increase in the expected volatility will increase the fair value and the associated derivative liability.

Dividend Yield.  The Company has not made any dividend payments and does not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the associated derivative liability.

NOTE 11.  Cash Flow Information

Cash paid during the years ended December 31, 2012 and 2011, is as follows (interest paid in the year ended December 31, 2011, excludes $178,585 which was paid to Oxford relating to termination of the term loan and was expensed as interest, as described in Note 5):

	Year Ended December 31,
	2012	2011

Interest	$—	$127,062

Income taxes paid	$41,567	$24,817

Income taxes (received)	$(25,539)	$—

Supplemental disclosure of non-cash investing and financing activities for the years ended December 31, 2012 and 2011, is as follows:

	Year Ended December 31,
	2012	2011

Warrant derivative liabilities transferred to equity on waiver of future anti-dilution rights	$—	$315,803

Conversion element of convertible promissory notes transferred to equity on modification of terms (See Note 5)	$—	$573,923

Conversion element bifurcated on issuance of convertible promissory notes	$—	$11,495,163

Interest converted to principal on convertible promissory notes	$801,645	$460,383

Beneficial conversion feature related to Series A-1 Convertible Preferred Stock	$—	$9,250,009

Inventory transferred to property and equipment	$—	$750,501

Accretion on Series A and B convertible preference shares of subsidiary associated with premium	$—	$(15,242)

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 12.  Income Taxes

The provision for income taxes consists of the following for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011

Current:
Federal	$—	$—
State	5,726	—
Foreign	(27,179)	27,247

Total Current	$(21,453)	$27,247

Deferred:
Federal	$—	$—
State	—	—
Foreign	—	—

Total Deferred	$—	$—

Provision for income taxes	$(21,453)	$27,247

A reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate of 34% to the net loss before provision for income taxes for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011

Provision for income taxes at federal statutory rate	$(2,787,359)	$(4,460,063)
Federal research and development tax credits	(94,794)	(160,003)
Expenses not deductible, income not taxable	(473,203)	(2,705,607)
Foreign loss taxed at lower rates	164,828	232,280
Change in federal valuation allowance	3,169,075	7,120,640

Provision for income taxes	$(21,453)	$27,247

The components of the deferred tax assets as of December 31, 2012 and 2011, are as follows:

	December 31,	December 31,
	2012	2011
Deferred tax assets:
Net operating loss carry-forwards	$25,034,778	$21,588,554
Capitalized start-up cost and research and development cost	607,983	891,708
Research and development tax credit	1,389,625	1,239,795
Depreciation on property and equipment	(156,361)	(366,292)
Stock-based compensation	405,742	677,381
Reserves and accruals	719,909	666,336

Total deferred tax asset	28,001,676	24,697,482

Valuation allowance	(28,001,676)	(24,697,482)

Net deferred tax assets	$—	$—

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The following deferred income taxes were provided for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
Deferred tax assets:
Net operating loss carry-forwards	$3,446,224	$6,635,471
Capitalized start-up cost and research and development cost	(283,725)	127,807
Research and development tax credit	149,830	(274,775)
Depreciation on property and equipment	209,931	(476,501)
Stock-based compensation	(271,639)	677,381
Reserves and accruals	53,573	519,602
Valuation allowance	(3,304,194)	(7,208,985)

Net deferred income taxes	$—	$—

Management believes that, based on a number of factors, it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets. At December 31, 2012, the Company had federal and state net operating loss carry-forwards (“NOLs”) of approximately $64,200,000 and $54,800,000, respectively, and foreign operating loss carry-forwards of approximately $3,200,000. The federal and state NOLs will expire in various periods from 2026 through 2032.

At December 31, 2012, the Company had research and development tax credits of approximately $800,000 and $900,000 available to offset future income taxes, if any, for federal and California state purposes, respectively. These federal tax credits will expire in various periods from 2027 through 2032 and the California state tax credits can be carried forward indefinitely.

Utilization of NOLs and tax credit carry-forwards may be subject to substantial limitation due to the ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of NOLs and tax credits before utilization.

The Company files U.S. federal and various state income tax returns. There are no prior year tax returns under audit by taxing authorities, and management is not aware of any impending audits. As a result of the Company’s NOL carry-forwards, all tax years from 2006 through 2012 remain subject to federal and state tax examination.

The Company has established tax reserves for uncertain tax positions totaling $721,000 and $645,000 as of December 31, 2012 and 2011, respectively. A reconciliation of the change in unrecognized tax benefits is as follows:

	Year Ended December 31,
	2012	2011
Beginning Balance	$645,000	$—
Additions based on tax positions related to prior years	—	497,000
Additions based on tax positions related to the current year	76,000	148,000
Ending Balance	$721,000	$645,000

All of the unrecognized tax benefits are recognized in the Company’s financial statements as a reduction in the Company’s deferred tax assets. Accordingly, the Company has not accrued any interest or penalties related to unrecognized tax benefits. Because the Company has a full valuation allowance against its deferred tax assets, there will be no income tax effect of releasing the unrecognized tax benefits. The Company expects no significant changes to its uncertain tax positions in the next 12 months.

NOTE 13.  Net Income (Loss) Per Share

Basic and diluted net income (loss) per share are shown on the Statements of Operations.

No adjustment has been made to the net loss for charges, gains, losses and accretion related to Series A, B and C CPS, Series A-1 Convertible Preferred Stock and convertible promissory notes, as the effect would be anti-dilutive due to the net loss.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

The following outstanding stock options and warrants (on an as-converted into common stock basis) and shares issuable or contingently issuable upon conversion of restricted stock, Series A, B and C CPS, Series A-1 Convertible Preferred Stock and convertible promissory notes were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had antidilutive effects for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011

Common share equivalents issuable upon exercise of common stock options	121,032	247,294

Shares issuable upon vesting of restricted stock	18,695	54,082

Shares issuable upon conversion of Series A CPS	27,799,325	23,844,479

Shares issuable upon conversion of Series B CPS	39,215,686	9,263,548

Shares issuable upon conversion of Series C CPS	3,233,734	2,631,285

Shares issuable upon conversion of Series A-1 Convertible Preferred Stock	31,019,035	17,788,797

Shares issuable upon conversion of convertible promissory notes	28,309,426	16,231,668

Total common share equivalents excluded from denominator for diluted earnings per share computation	129,716,933	70,061,153
NOTE 14.  Segment Information, Geographic Data, and Significant Customers

Operating segments are defined as component of the Company’s business for which separate financial information is available that is evaluated by the Company’s chief operating decision maker in deciding how to allocate resources and assessing performance. The Company presently has only one operating segment.

Revenue by geographic areas for the years ended December 31, 2012 and 2011, are as follows:

	Year Ended December 31,
	2012	2011

United States	$495,547	$207,045
International:
Europe(1)	47,159	297,371
Asia	43,470	18,515

Total revenue	$586,176	$522,931
__________

(1)  Sales to Europe in 2011 included approximately $270,000 to Belgium.

Revenues are attributed to geographical areas based on where the Company’s products are shipped.

Long-lived assets by geographic areas as of December 31, 2012 and 2011, are as follows:

	2012	2011

United States	$690,454	$1,387,283
Malaysia	183,608	326,807

Total long-lived assets	$874,062	$1,714,090

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Customers accounting for more than 10% of either total revenues during the years ended December 31, 2012 or 2011, or accounts receivable as at December 31, 2012 or 2011, are tabulated as follows:

	Revenues, Year Ended December 31,				Accounts Receivable, December 31,
	2012		2011		2012		2011

Customer A	$146,000	25%	$—	—	$140,000	45%	$—	—
Customer B	$131,465	22%	$628	0%	$—	—	$628	2%
Customer C	$124,473	21%	$—	—	$150,145	49%	$—	—
Customer D	$—	—	$269,609	52%	$—	—	$—	—
Customer E	$—	—	$66,750	13%	$—	—	$11,250	38%
Customer F	$19,185	3%	$57,492	11%	$15,000	5%	$9,700	33%
Customer G	$—	—	$2,975	1%	$—	—	$2,975	10%

NOTE 15.  Benefit Plan

The Company has a 401(k) plan that allows eligible U.S. employees to contribute up to 50 percent of their annual compensation to the plan, subject to certain limitations. Each employee directs their contributions, which vest immediately, across a series of mutual funds. The Company does not make matching contributions and the costs of administering the 401(k) plan are not significant.

NOTE 16.  Contingencies

From time to time the Company may be involved in claims arising in connection with its business. Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses in connection with any pending actions against it, including the matter described below, in excess of established reserves, in the aggregate, not to be material to its consolidated financial condition or cash flows. However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income or loss for such period.

Coalesce v. WaferGen.  On April 24, 2012, an action entitled Coalesce Corporation (“Coalesce”) v. WaferGen Bio-systems, Inc. was filed in the Alameda County Superior Court. Coalesce, a company that had been providing marketing services between 2006 and 2010, sued the Company for alleged non-payment of sums due, breach of contract, misrepresentation and unjust enrichment. On September 5, 2012, Coalesce filed an amended complaint, with additional claims, for compensatory damages in excess of $500,000 and other compensation. On October 30, 2012, the Company filed a notice of demurrer to Coalesce’s complaint seeking to dismiss the complaint in its entirety. The Company believes the claim to be substantially without merit, and while no assurance can be given regarding the outcome of this litigation, management believes that the resolution of this matter will not have a material adverse effect on the Company’s financial position and results of operations. Related legal costs are being expensed as incurred.

NOTE 17.  Quarterly Financial Data (Unaudited)

Selected summarized quarterly financial information for fiscal 2012 and 2011 is as follows:

	Year Ended December 31, 2012
	First	Second	Third	Fourth

Revenue	$73,233	$20,158	$176,608	$316,177
Gross profit (loss)	$(17,172)	$9,568	$32,281	$140,622
Net gains (losses) on derivative revaluations	$1,076,721	$1,485,470	$(385,209)	$1,582,164
Net income (loss)	$(2,904,695)	$(1,269,630)	$(2,967,580)	$(1,034,757)
Net income (loss) attributable to common stockholders	$(3,101,360)	$(1,468,754)	$(3,169,192)	$(1,238,890)
Net income (loss) per share – basic and diluted	$(0.07)	$(0.04)	$(0.08)	$(0.03)

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

	Year Ended December 31, 2011
	First	Second	Third	Fourth

Revenue	$351,032	$44,905	$89,088	$37,906
Gross profit (loss)	$210,083	$30,963	$(403,158)	$(716,861)
Net gains (losses) on derivative revaluations	$381,829	$(1,619,723)	$8,624,976	$1,884,903
Net income (loss)	$(3,803,829)	$(9,209,548)	$3,580,921	$(3,712,622)
Net income (loss) attributable to common stockholders	$(3,867,949)	$(18,590,846)	$3,222,282	$(3,601,540)
Net income (loss) per share – basic	$(0.09)	$(0.45)	$0.08	$(0.09)
Net income (loss) per share – diluted	$(0.09)	$(0.45)	$0.03	$(0.09)

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets	(As Restated, See Note 14)
Current assets:
Cash and cash equivalents	$14,483,041	$6,328,753
Accounts receivable	349,550	307,759
Inventories, net	363,843	495,486
Prepaid expenses and other current assets	159,821	134,567

Total current assets	15,356,255	7,266,565

Property and equipment, net	351,342	874,062
Other assets	46,287	756,831

Total assets	$15,753,884	$8,897,458

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$722,532	$474,436
Accrued payroll and related costs	1,289,975	235,404
Other accrued expenses	1,553,093	1,063,813

Total current liabilities	3,565,600	1,773,653

Long-term debt, net of discount	—	3,393,159
Derivative liabilities	10,025,132	2,208,184

Total liabilities	13,590,732	7,374,996

Series A and B convertible preference shares of subsidiary	4,021,956	1,123,406

Commitments and contingencies (Note 12)	—	—

Stockholders’ equity:
Series C convertible preference shares of subsidiary	4,993,728	4,993,728
Preferred Stock: $0.001 par value; 10,000,000 shares authorized; 3,633.0518 shares of Series 1 issued and outstanding at September 30, 2013; 2,937,500 shares of Series A-1 issued and outstanding at December 31, 2012	16,773,733	9,838,569
Common Stock: $0.001 par value; 300,000,000 shares authorized; 7,380,495 and 419,367 shares issued and outstanding at September 30, 2013 and December 31, 2012	7,380	419
Additional paid-in capital	58,760,356	49,933,608
Accumulated deficit	(82,324,894)	(64,571,897)
Accumulated other comprehensive (loss) income	(69,107)	204,629

Total stockholders’ equity (deficit)	(1,858,804)	399,056

Total liabilities and stockholders’ equity (deficit)	$15,753,884	$8,897,458

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(As Restated,		(As Restated,
	See Note 14)		See Note 14)
Revenue:
Product	$264,547	$176,608	$480,949	$269,999
License and royalty	125,000	—	333,333	—

Total Revenue	389,547	176,608	814,282	269,999

Cost of product revenue	192,814	144,327	335,182	245,322

Gross profit	196,733	32,281	479,100	24,677

Operating expenses:
Sales and marketing	625,390	124,692	1,577,317	537,523
Research and development	1,581,449	1,237,617	4,246,796	4,855,341
General and administrative	1,217,899	521,901	2,443,317	2,406,171

Total operating expenses	3,424,738	1,884,210	8,267,430	7,799,035

Operating loss	(3,228,005)	(1,851,929)	(7,788,330)	(7,774,358)

Other income and (expenses):
Interest income	830	672	2,917	6,231
Interest expense	(848,464)	(564,009)	(2,821,093)	(1,379,576)
Gain (loss) on revaluation of derivative liabilities, net	623,613	(385,209)	145,133	2,176,982
Loss on extinguishment of debt	(4,970,410)	—	(4,970,410)	—
Issuance of warrants due to organic change	(2,553,318)	—	(2,553,318)	—
Miscellaneous income (expense)	167,952	(181,247)	235,295	(158,439)

Total other income and (expenses)	(7,579,797)	(1,129,793)	(9,961,476)	645,198

Net loss before provision for income taxes	(10,807,802)	(2,981,722)	(17,749,806)	(7,129,160)

Provision for income taxes	530	(14,142)	3,191	12,745

Net loss	(10,808,332)	(2,967,580)	(17,752,997)	(7,141,905)

Accretion on Series 1 convertible preferred stock associated with beneficial conversion feature	(898,623)	—	(898,623)	—
Accretion on Series A and B convertible preference shares of subsidiary associated with premium	(408,651)	—	(2,898,550)	—
Series A-1 preferred dividend	(131,219)	(201,612)	(547,171)	(597,401)

Net loss attributable to common stockholders	$(12,246,825)	$(3,169,192)	$(22,097,341)	$(7,739,306)

Net loss per share – basic and diluted	$(4.35)	$(7.56)	$(18.02)	$(18.47)

Shares used to compute net loss per share – basic and diluted	2,814,655	419,028	1,226,570	419,123

Comprehensive Loss:

Net loss	$(10,808,332)	$(2,967,580)	$(17,752,997)	$(7,141,905)

Foreign currency translation adjustments	(175,686)	220,921	(273,736)	187,997

Total comprehensive loss	$(10,984,018)	$(2,746,659)	$(18,026,733)	$(6,953,908)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2013	2012
	(As Restated,
	See Note 14)
Cash flows from operating activities:
Net loss	$(17,752,997)	$(7,141,905)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	560,220	694,836
Stock-based compensation	260,068	285,483
Gain on revaluation of derivative liabilities, net	(145,133)	(2,176,982)
Interest converted to principal on convertible promissory notes	547,866	597,484
Provision for excess and obsolete inventory	492	60,353
Amortization of debt discount	2,094,335	718,918
Loss on extinguishment of debt	4,970,410	—
Issuance of warrants due to organic change	2,553,318	—
Change in operating assets and liabilities:
Accounts receivable	(41,854)	(14,607)
Inventories	131,151	111,953
Prepaid expenses and other assets	99,589	(15,019)
Accounts payable	248,105	(472,092)
Accrued payroll and related costs	1,055,332	(394,674)
Other accrued expenses	490,692	106,869

Net cash used in operating activities	(4,928,406)	(7,639,383)

Cash flows from investing activities:
Purchase of property and equipment	(41,906)	(41,262)

Net cash used in investing activities	(41,906)	(41,262)

Cash flows from financing activities:
Net proceeds from issuance of Series 1 convertible preferred stock, common stock and warrants	13,393,162	—

Net cash provided by financing activities	13,393,162	—

Effect of exchange rates on cash	(268,562)	178,358

Net increase (decrease) in cash and cash equivalents	8,154,288	(7,502,287)

Cash and cash equivalents at beginning of the period	6,328,753	15,117,172

Cash and cash equivalents at end of the period	$14,483,041	$7,614,885

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,341	$—
Cash paid for income taxes	$26,182	$32,614
Cash (received) for income taxes	$(1,051)	$(25,539)

Supplemental disclosure of non-cash investing and financing activities:
Exchange of convertible promissory notes for common stock and Series 1 convertible preferred stock	$6,035,360	$—
Exchange of Series A-1 convertible preferred stock for common stock and Series 1 convertible preferred stock	$9,838,569	$—
Issuance of warrants to placement agent	$1,147,021	$—
Accretion on Series 1 convertible preferred stock associated with beneficial conversion feature	$898,623	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 1.  The Company

General – WaferGen Bio-systems, Inc. and its subsidiaries (the “Company”) are engaged in the development, manufacture and sales of systems for gene expression quantification, genotyping and stem cell research. Most recently, the Company’s R&D efforts have been concentrated on the commercialization of the SmartChip Target Enrichment System. The Company’s products are aimed at researchers who perform genetic analysis, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker discovery and genetic research. Through its SmartChip products, the Company plans to provide new performance standards with significant savings in time and cost for professionals in the field of gene expression research and to facilitate biomarker discovery, toxicology, and clinical research.

Wafergen, Inc. was incorporated in the State of Delaware on October 22, 2002, and was acquired by WaferGen Bio-systems, Inc. in a reverse merger on May 31, 2007.

On January 24, 2008, the Company formed a new subsidiary in Malaysia. This subsidiary, WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), supports the Company’s ongoing development and commercialization goals. As of September 30, 2013, the parent company owned 100% of the common stock and 8.2% (including all shares that had been assumed by the parent company pursuant to exercises of exchange rights) of the preference shares of WGBM. The holders of these preference shares have certain rights, including the right to exchange such shares for common stock of the parent company and to have them redeemed by WGBM from funds legally available for distribution (see Note 5), which may be more beneficial than conversion into common stock of WGBM, but if such conversion were to occur, the parent company would own 72.8% of WGBM’s common stock. See also Note 13, “Subsequent Events.”

On August 30, 2011, the Company formed a new wholly owned subsidiary in Luxembourg, WaferGen Biosystems Europe S.a.r.l., to establish a presence for its marketing and research activities in Europe.

On August 27, 2013, the Company effected a reverse stock split of its common stock by a ratio of one-for-99.39 (the “Reverse Split”). Every 99.39 outstanding shares of common stock became one share of common stock. No fractional shares were issued in connection with the Reverse Split. Stockholders who were otherwise entitled to receive a fractional share of common stock received one whole share of common stock. The Reverse Split did not change the number of shares of common or preferred stock that the Company is authorized to issue, or the par value of the Company’s common or preferred stock.

The Reverse Split resulted in a proportionate adjustment to the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding warrants and stock options, as well as the number of shares of common stock eligible for issuance under the 2008 Stock Incentive Plan. All of the information in these financial statements has been presented to reflect the impact of the one-for-99.39 Reverse Split on a retroactive basis.

On August 27, 2013, the Company entered into an exchange agreement (the “Exchange Agreement”) with investors who, in May 2011, purchased (i) certain shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share, (ii) certain Convertible Promissory Notes convertible into shares of Series A-2 Convertible Preferred Stock, par value $0.001 per share, and (iii) certain warrants (the “2011 Warrants” and together with the Series A-1 Preferred Shares and the Convertible Notes, the “2011 Securities”) to purchase shares of common stock. Pursuant to the Exchange Agreement, these investors agreed to exchange all their 2011 Securities for shares of the Company’s common stock, shares of newly designated Series 1 Convertible Preferred Stock, par value $0.001 per share, and warrants to purchase shares of common stock (the “2013 Exchange”). In the aggregate, the Company exchanged Series A-1 Preferred Shares with a liquidation preference of $17,081,913, Convertible Promissory Notes (“CPNs”) with a principal amount of $17,084,894 and 2011 Warrants exercisable for 565,180 shares of common stock for 2,987.0167 shares of Series 1 Convertible Preferred Stock, 1,067,317 shares of our common stock and warrants exercisable for 2,369,000 shares of common stock. These warrants are exercisable at any time before August 27, 2018, at an exercise price of $2.60 per share, with cashless exercise permitted.

The Company employed an Option Pricing Model to determine the relative fair values of securities surrendered in the 2013 Exchange, using a stock price of $2.00 and assumptions including estimated volatility of 84.26%, a risk-free interest rate of 1.16%, a zero dividend rate and an estimated remaining term of 4.00 years. The relative fair value assigned to the CPNs was $10,422,956. The excess of this amount over the net carrying amount of the liabilities relating to CPNs of $5,452,546 on the exchange date was recorded as loss on extinguishment of debt of $4,970,410 within other income and expenses. The balance related to Series A-1 Convertible Preferred Stock was transferred to additional paid-in capital within stockholders’ equity. The exchange of warrants is further described in Note 8.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

On August 27, 2013 and September 30, 2013, the Company completed a private placement offering (the “2013 Private Placement”) with certain accredited investors for the sale of units at $50,000 per unit (“Unit”). Each Unit consisted of (1) either 25,000 shares of our common stock or 9.9390 shares of the Series 1 Convertible Preferred Stock and (2) warrants to purchase 12,500 shares of common stock. At the initial closing of the offering on August 27, 2013, the Company received gross proceeds of $13,668,500 and issued a total of 5,209,250 shares of common stock, 646.0351 shares of Series 1 Convertible Preferred Stock (convertible into a total of 1,625,000 shares of common stock) and 3,417,129 warrants. At the second and final closing of the offering on September 30, 2013, the Company received gross proceeds of $1,369,000 and issued a total of 684,500 shares of common stock and 342,250 warrants.

In total, the Company sold an aggregate of 5,893,750 shares of common stock, 646.0351 shares of Series 1 Convertible Preferred Stock and warrants to purchase 3,759,379 shares of common stock for $2.60 in the 2013 Private Placement, and received aggregate gross proceeds of $15,037,500. The Company incurred issuance costs in connection with the 2013 Private Placement totaling $2,791,359 (including the fair value of unit warrants issued to the placement agent of $1,147,021, as discussed below). The following reflects the allocation of these proceeds to the new securities issued:

Security / Account	Allocated Proceeds	Issuance Costs	Reallocation	Final Allocation

Shares of common stock	$8,508,451	$(2,186,972)	$(6,321,479)	$—
Series 1 Convertible Preferred Stock	2,351,376	(604,387)	—	1,746,989
Warrants	4,177,673	—	—	4,177,673
Common stock at par value	—	—	5,894	5,894
Additional paid-in capital	—	—	6,315,585	6,315,585

Total	$15,037,500	$(2,791,359)	$—	$12,246,141

Subject to certain ownership limitations, the warrants are exercisable at any time within five years of the applicable issuance date at an initial exercise price of $2.60 per share with cashless exercise in the event a registration statement covering the resale of the shares of common stock underlying the warrants is not in effect within six months of the issuance of the warrants. According to the warrants’ terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders, which prevents them from being accounted for within stockholders’ equity. Accordingly, they were recorded as liabilities on their issuance date and are revalued at each reporting date, with the change in their fair values being recorded as a gain or loss on revaluation within other income and expenses in the statement of operations.

The Company retained a placement agent in connection with the 2013 Private Placement, and pursuant to the terms of a placement agent agreement, the Company paid the placement agent an aggregate fee totaling approximately $1,339,750. In addition, the Company issued the placement agent 23.34 unit warrants at the initial closing and 2.54 unit warrants at the final closing. Each unit warrant entitles the placement agent to purchase a Unit for $50,000 with terms identical to those issued in the 2013 Private Placement, except that the warrants expire on the fifth anniversary of the issuance date of the unit warrant. The fair value of the 23.34 unit warrants issued on August 27, 2013, was estimated to be $1,036,605, using a closing stock price of $2.00 and assumptions including estimated volatility of 84.27%, a risk-free interest rate of 1.16%, a zero dividend rate and an estimated remaining term of 4.00 years. The fair value of the 2.54 unit warrants issued on September 30, 2013, was estimated to be $110,416, using a closing stock price of $1.96 and assumptions including estimated volatility of 85.06%, a risk-free interest rate of 1.01%, a zero dividend rate and an estimated remaining term of 4.00 years. The total estimated fair value of $1,147,021 was included in the 2013 Private Placement offering costs.

NOTE 2.  Summary of Significant Accounting Policies

Basis of Presentation – The Company has prepared the accompanying condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations. These condensed consolidated financial statements should be read in conjunction with our audited financial statements and footnotes related thereto for the year ended December 31, 2012, included in our Form 10-K filed with the SEC. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company’s financial position and the results of its operations and cash flows. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Basis of Consolidation – The condensed consolidated financial statements include the financial statements of WaferGen Bio-systems, Inc. and its subsidiaries. All significant transactions and balances between WaferGen Bio-systems, Inc. and its subsidiaries have been eliminated in consolidation.

Use of Estimates – Preparing condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results and outcomes could differ from these estimates and assumptions.

Foreign Currencies – Assets and liabilities of non-U.S. subsidiaries for which the local currency is the functional currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during each reporting period. Translation adjustments resulting from this process are charged or credited to other comprehensive income (loss). Foreign exchange gains and losses for assets and liabilities of the Company’s non-U.S. subsidiaries for which the functional currency is the U.S. dollar are recorded in miscellaneous income (expense) in the Company’s condensed consolidated statements of operations.

Accounts Receivable – An allowance for doubtful accounts will be recorded based on a combination of historical experience, aging analysis, and information on specific accounts. Account balances will be written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory – Inventory is recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures and records provisions where necessary.

Governmental Subsidies – Incentives received from governments in the form of grants are recorded as a reduction in expense in accordance with their purpose. Grants awarded for the purpose of matching specified expenditures are not recognized until a definitive agreement has been signed by both parties; thereafter income is recognized to the extent that the related expenses have been incurred. The Company recognized governmental subsidies of $86,577 and $168,560 in the three months ended September 30, 2013 and 2012, respectively and $236,167 and $168,560 in the nine months ended September 30, 2013 and 2012, respectively, which were offset against operating expenses in the statement of operations.

Stock-Based Compensation – The Company measures the fair value of all stock-based awards to employees, including stock options, on the grant date and records the fair value of these awards, net of estimated forfeitures, to compensation expense over the service period. The fair value of awards to consultants is measured on the dates on which performance of services is completed, with interim valuations recorded at balance sheet dates while performance is in progress. The fair value of options is estimated using the Black-Scholes valuation model, and the fair value of restricted stock is based on the Company’s closing share price on the measurement date.

Change in Fair Value of Derivatives – The Company recognizes its warrants with cash settlement provisions or with certain anti-dilution protection, the redemption option of the Series A convertible preference shares of its Malaysian subsidiary, and the conversion element of both its convertible promissory notes and of the Series B convertible preference shares of its Malaysian subsidiary as derivative liabilities. Such liabilities are valued when the financial instruments are initially issued or the derivative first requires recognition and are also revalued at each reporting date, with the change in their respective fair values being recorded as a gain or loss on revaluation within other income and expenses in the statement of operations. The Company determines the fair value of all of its derivative liabilities using a Monte Carlo Simulation approach, with key input variables provided by management.

Warranty Reserve – The Company’s standard warranty agreement is one year from shipment of certain products. The Company accrues for anticipated warranty costs upon shipment of these products. The Company’s warranty reserve is based on management’s judgment regarding anticipated rates of warranty claims and associated repair costs, and is updated quarterly.

Net Income (Loss) Per Share – Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding plus common share equivalents from conversion of dilutive stock options, warrants, and restricted stock using the treasury method, and convertible securities using the as-converted method, except when antidilutive. In the event of a net loss, the effects of all potentially dilutive shares are excluded from the diluted net loss per share calculation as their inclusion would be antidilutive.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Reclassification – Certain reclassifications have been made to prior periods’ data to conform to the current presentation. These reclassifications had no effect on reported net losses.

Recent Accounting Pronouncements

In March 2013, the FASB issued ASU 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”). ASU 2013-05 clarifies the circumstances under which the cumulative translation adjustment arising from the consolidation of entities for which the functional currency is not the U.S. dollar should be released into net income. The Company adopted this guidance effective January 1, 2013, and its adoption did not have a material impact on the Company’s consolidated financial condition or results of operations. The Company expects to release $69,107 of accumulated other comprehensive loss into operations in the three months ending December 31, 2013 (see Note 13).

NOTE 3.  Inventories

Inventories, net of provisions for potentially excess, obsolete or impaired goods, consisted of the following at September 30, 2013, and December 31, 2012:

	September 30, 2013	December 31, 2012

Raw materials	$94,021	$158,316

Work in process	88,364	179,314

Finished goods	181,458	157,856

Inventories, net	$363,843	$495,486

NOTE 4.  Long Term Obligations

On May 27, 2011, the Company sold convertible promissory notes in the aggregate principal amount of $15,275,000, convertible into an aggregate of approximately 2,679,824 shares of Series A-2 Convertible Preferred Stock at a price of $5.70 per share, with each 9.939 shares being convertible into one share of common stock. The convertible promissory notes were sold along with convertible preferred stock and warrants for aggregate gross proceeds of $30,550,000, which after deducting issuance costs of $2,524,963 left net proceeds of $28,025,037. Interest on the convertible promissory notes accrued at a rate of 5% per annum, and could either be paid on the last day of each fiscal quarter, or added to the principal amount of the notes, at the Company’s option.

Using the relative fair value of the securities issued, the Company initially allocated the gross proceeds of $30,550,000 as follows:

Security	Allocated Fair Value	Issuance Costs	Interest Expense	Net Allocation

Series A-1 Convertible Preferred Stock	$10,724,991	$(886,422)	$—	$9,838,569
Convertible promissory notes	10,072,592	(832,502)	2,255,074	11,495,164
Warrants	9,752,417	(806,039)	—	8,946,378

Total	$30,550,000	$(2,524,963)	$2,255,074	$30,280,111

The debt discount (which included the discount associated with the embedded conversion derivative) related to the debt element of the convertible promissory notes of $14,442,497 was, prior to the 2013 Exchange (see Note 1), being amortized as non-cash interest expense using the effective yield method over the 3.5 year contractual term of the convertible promissory notes. The $832,502 in issuance costs allocated to the convertible promissory notes was recorded as a deferred financing cost, which was also being amortized as a non-cash interest expense using the effective yield method over the 3.5 year contractual term of the promissory notes.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The Company valued the derivative liability for the conversion element of the convertible promissory notes using a Monte Carlo Simulation approach, using assumptions provided by management reflecting conditions at the valuation dates.

The fair value of this derivative liability had diminished to nil by the time of the 2013 Exchange. At September 30, 2012, the fair value was estimated to be $458,310, using a closing stock price of $7.95 and assumptions including estimated volatility of 126.57%, a risk-free interest rate of 0.16%, a zero dividend rate and a contractual term of 2.16 years.

The fair value of this derivative liability at December 31, 2012 and 2011, was estimated to be $274,928 and $1,931,295, respectively. The decrease in the fair value of this derivative liability of $274,928 and $1,472,985 during the nine months ended September 30, 2013 and 2012, respectively, was recorded as a revaluation gain (see Note 9).

The balance of the convertible promissory notes comprises the following at September 30, 2013, and December 31, 2012:
	September 30, 2013	December 31, 2012

Convertible Promissory Notes Payable:
Face value	$15,275,000	$15,275,000
Interest added to principal	1,809,894	1,262,028
Stated value	17,084,894	16,537,028
Debt discount – conversion element, net of accumulated amortization of $3,392,963 and $1,298,628 respectively	11,049,534	13,143,869

Notes payable, net of debt discount, prior to exchange	6,035,360	3,393,159

Amount extinguished in 2013 Exchange	(6,035,360)	—

Notes payable, net of debt discount	$—	$3,393,159

The Company recorded a loss on early extinguishment of debt of $4,970,410 as a result of the 2013 Exchange (see Note 1).

NOTE 5.  Convertible Preference Shares of Subsidiary

In 2008, the Company’s Malaysian subsidiary, WGBM, issued Series A convertible preference shares (“CPS”) to Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”), a venture capital and development firm in Malaysia, in a private placement under a Share Subscription and Shareholders’ Agreement dated May 8, 2008, at the U.S. dollar equivalent of $2.25 per share. In 2009 and 2010, WGBM issued Series B CPS to Expedient Equity Ventures Sdn. Bhd. (“EEV”) and Prima Mahawangsa Sdn. Bhd. (“PMSB”), both venture capital and development firms in Malaysia, in a private placement under a Share Subscription Agreement dated April 3, 2009, (“Series B SSA”) at the U.S. dollar equivalent of $2.25 per share. In 2009, WGBM issued Series B CPS to Kumpulan Modal Perdana Sdn. Bhd. (“KMP”), a venture capital and development firm in Malaysia, in a private placement under a Share Subscription Agreement dated July 1, 2009, at the U.S. dollar equivalent of $2.25 per share.

In 2010, both EEV and KMP exercised their option (see Paragraph (b) below) to sell to the Company their holdings of 222,222 and 188,057 Series B CPS, respectively, in exchange for shares of the Company’s common stock.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

These transactions, along with the issuance of Series C CPS in 2011 (see below), are summarized as follows:

Class	Number	Initial	Issuance	Gross	Issuance	Exchange	Net Cash	Date if	CPS
of CPS	of CPS	Investor	Date	Proceeds	(Costs)	Gain (loss)	Proceeds	Exchanged	Outstanding

Series A	444,444	MTDC	07/18/2008	$1,000,000	$(30,000)	$—	$970,000	—	444,444
Series A	444,444	MTDC	11/27/2008	1,000,000	(30,000)	—	970,000	—	444,444
Series B	111,111	EEV	06/08/2009	250,000	(19,393)	(18,029)	212,578	08/17/2010	—
Series B	111,111	EEV	03/09/2010	250,000	(8,929)	(3,005)	238,066	08/17/2010	—
Series B	222,222	PMSB	09/23/2009	500,000	(7,500)	—	492,500	—	222,222
Series B	222,222	PMSB	05/13/2010	500,000	(5,000)	—	495,000	—	222,222
Series B	188,057	KMP	09/18/2009	423,128	(11,319)	—	411,809	09/29/2010	—

Subtotal	1,743,611			3,923,128	(112,141)	(21,034)	3,789,953		1,333,332

Series C	3,233,734	MTDC	03/10/2011	5,000,000	(6,272)	58,575	5,052,303	—	3,233,734

	4,977,345			$8,923,128	$(118,413)	$37,541	$8,842,256		4,567,066

Under the terms of a Deed of Adherence dated April 3, 2009 (and under the Series C SSA, as defined below), certain rights of the holders of the Series A CPS were modified. In addition, under the terms of the Series B SSA, the use of funds raised through the issuance of both Series A and Series B CPS was restricted, requiring at least 60% of the total to be utilized for the Company’s operations in Malaysia.

Following these modifications, the rights of the holders of Series A and B CPS included, but were not limited to, the right:

(a)
to put to the Company their CPS (or ordinary shares in WGBM received on conversion of those CPS under paragraph (c) below) at any time during the year 2011 that the share price of the Company’s common stock is below $223.63 in order to redeem for cash (or, at the holder’s option, shares of Company common stock of equivalent value) the amount originally invested in USD plus a premium of 8%, compounded annually, with yearly rests (each year’s accrued interest would be forfeited in the event of redemption prior to the anniversary of the initial investment) (the “Redemption Option,” since amended for Series A and expired for Series B, see below);

(b)
to cause the Company to exchange their CPS for common stock of the Company at an exchange rate of US$223.63 per share of common stock, provided, in the case of Series B CPS, that commencing on August 1, 2010, if during the 10-day trading period immediately prior to the holder’s exercise notice the average closing price of the Company’s common stock is less than US$263.09, then the holder may exchange CPS at an exchange rate equal to 85% of such 10-day average closing price. This option, previously exercised by EEV and KMP, has expired for MTDC’s Series A CPS and expires on April 3, 2014, for PMSB’s Series B CPS (the “Conversion Option);

(c)	to convert their CPS into ordinary shares of the subsidiary, WGBM, at any time, at a conversion rate of three ordinary shares per $100 invested in CPS;

(d)
to cause the subsidiary, WGBM, to redeem the CPS in whole or in part at any time after December 31, 2011, for the principal paid plus a premium of 20% per annum, not compounding, from funds legally available for distribution (which is determined based on stock par value, premiums paid and retained earnings) (the “WGBM Redemption Right”);

(e)	of first offer on any transfers or new issuance of subsidiary shares; and

(f)	for each of Series A and Series B CPS, to appoint one of the seven directors of the subsidiary (see below also).

Since the Conversion Option affords holders of Series B CPS the right to receive a variable number of shares of the Company’s common stock, this feature is not indexed to the Company’s equity and is therefore accounted for as a derivative liability, with the estimated fair value being calculated at each reporting date using a Monte Carlo Simulation approach, using key input variables provided by management, with changes in fair value recorded as gains or losses on revaluation in non-operating income (expense).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

On December 31, 2011, the Series B CPS Redemption Option lapsed. The value of the derivative liability for the conversion element increased significantly as a result. Subsequently, the Company has recorded adjustments to accrete the Series B CPS to their maximum redemption amount under the WGBM Redemption Right at the balance sheet date, net of the related derivatives, and recorded this amount in temporary equity with a related deemed dividend which was charged against additional paid-in capital.

Series B CPS derivative liability fair values at September 30, 2013 and 2012, were estimated to be $1,300,923 and $1,334,545, respectively, using a closing stock price of $1.96 and $7.95, respectively, and based on the following assumptions:

	September 30, 2013	September 30, 2012

Risk-free interest rate	0.04%	0.18%
Expected remaining term	0.51 Years	1.21 Years
Expected volatility	102.38%	119.55%
Dividend yield	0%	0%

Series B CPS derivative liability fair values at December 31, 2012 and 2011, were estimated to be $1,210,909 and $1,245,101, respectively. The net increase in the fair value of this derivative liability of $90,014 and $89,444 during the nine months ended September 30, 2013 and 2012, respectively, was recorded as a revaluation loss (see Note 9).

Pursuant to a notice dated March 14, 2013, PMSB sought to exercise such redemption rights with respect to its Series B CPS. WGBM responded in a letter dated April 3, 2013 that under the Malaysian Company Act 1965, WGBM did not have funds legally available for distribution and accordingly could not legally redeem PMSB’s Series B CPS. As of September 30, 2013, PMSB’s Series B CPS had not yet been redeemed and PMSB retained ownership of such CPS, along with the WGBM Redemption Right and other rights associated with such CPS. In October 2013 the Company purchased PMSB’s 444,444 Series B CPS for $70,000 (see Note 13).

Based on the average closing price of the Company’s common stock of $1.99 in the 10-day trading period immediately prior to September 30, 2013, PMSB could have converted their Series B CPS into 591,191 shares of such stock had they exercised the Conversion Option on that date.

On December 9, 2011, the terms of the Series A CPS were amended by a Letter Agreement with MTDC (the “MTDCLA”) to extend the period during which MTDC could exercise the Redemption Option from December 31, 2011 to April 3, 2014. In addition, the holder’s option to elect to receive shares of Company common stock of equivalent value (see above) was amended to give the Company the option, upon the exercise of the Redemption Option, to pay in shares of its common stock at an Applicable Stock Price (“ASP”), calculated as 85% of the average closing price of that stock during the 10-day trading period immediately prior to MTDC’s exercise notice. Further, the ASP is subject to a ceiling of $154.05 and a floor of $9.94. The amendment that allows the Company to settle the Redemption Option in a variable number of shares causes the Redemption Option to no longer be considered indexed to the Company’s equity. As a result, the Company recognizes the Redemption Option as an embedded derivative requiring bifurcation and the host instrument (the Series A CPS absent the Redemption Option) as part of temporary equity. The Company has recorded an adjustment to accrete the Series A CPS to their maximum redemption amount under the WGBM Redemption Right at the balance sheet date, net of the related derivatives, and recorded this amount in temporary equity with a related deemed dividend which was charged against additional paid-in capital.

The Series A CPS derivative liability fair values at September 30, 2013 and 2012, were estimated to be $424,794 and $1,563,664, respectively, using a closing stock price of $1.96 and $7.95, respectively, and based on the following assumptions:

	September 30, 2013	September 30, 2012

Risk-free interest rate	0.02% - 0.03%	0.16% - 0.18%
Expected remaining term	0.10 - 0.16 Years	0.80 - 1.16 Years
Expected volatility	77.99 - 78.79%	120.84 - 125.60%
Dividend yield	0%	0%

Series A CPS derivative liability fair values at December 31, 2012 and 2011, were estimated to be $619,652 and $2,135,715, respectively. The net decrease in the fair value of this derivative liability of $194,858 and $572,051 during the nine months ended September 30, 2013 and 2012, respectively, was recorded as a revaluation gain (see Note 9).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

On September 30, 2013, the cash value of the Redemption Option was $2,829,817. Since 85% of the average closing price of the Company’s common stock of $1.99 in the 10-day trading period immediately prior to September 30, 2013, was less than the ASP floor of $9.94, the Company could have settled this liability by issuing 284,718 shares of its common stock if MTDC had exercised the Conversion Option on that date.

On March 10, 2011, WGBM issued 3,233,734 Series C CPS to MTDC in a private placement at the U.S. dollar equivalent of $1.5462 per share, representing the first subscription under a Share Subscription Agreement dated December 14, 2010, (“Series C SSA”) to sell 3,233,734 Series C CPS at an initial closing and, should MTDC so elect within 36 months of the initial closing, to sell 1,077,911 shares of Series C CPS at a subsequent closing at the U.S. dollar equivalent of US$2.3193 per share (see Note 8). Each 99.39 Series C CPS issued at the initial closing can convert into one share of the Company on April 3, 2014 (this was extended from December 20, 2011, by the MTDCLA), and each 99.39 Series C CPS issued at the subsequent closing will convert into one share of the Company on the anniversary of that closing, but the Series C may convert at any earlier date following each closing at MTDC’s option. MTDC may also elect to convert their Series C CPS into ordinary shares of the subsidiary, WGBM, at any time, at a conversion rate of one ordinary share per 100 CPS. MTDC may appoint one of the seven directors of the subsidiary (in addition to the director they may appoint as the holder of Series A CPS), and an additional independent director may be jointly appointed by MTDC and the Company.

WGBM is authorized to issue 200,000,000 preference shares with a par value of RM0.01. There were 4,977,345 preference shares (including 410,279 Series B CPS held by the Company upon exercise by EEV and KMP of their options) issued and outstanding at September 30, 2013, and December 31, 2012. See also Note 13.

NOTE 6.  Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized. Effective August 27, 2013, the Company designated 3,663 shares as Series 1 Convertible Preferred Stock. The Series 1 Convertible Preferred Stock has no voting rights, and holders are entitled to a liquidation preference equal to $0.001 per share. Each share of Series 1 Convertible Preferred Stock is convertible into 2,515.3436 shares of common stock, subject to an ownership cap whereby conversion may not occur to the extent the holder would own more than 9.98% of the common stock following conversion.

On August 27, 2013, the Company issued 2,987.0167 shares of Series 1 Convertible Preferred Stock in conjunction with the Exchange Agreement (see Note 1) and sold 646.0351 shares of Series 1 Convertible Preferred Stock in the 2013 Private Placement (see Note 1). All of these 3,633.0518 shares remain outstanding as of September 30, 2013. The Company also recognized a beneficial conversion feature calculated as the number of potential conversion shares multiplied by the excess of the market price of the common stock on the issuance date over the price per conversion share based on the valuation allocated to the Series 1 Convertible Preferred Stock. Since this preferred stock is immediately convertible and not redeemable, this non-contingent beneficial conversion feature of $898,623 was recorded as a one-time accretion expense.

Effective May 26, 2011, the Company designated 4,500,000 shares as Series A-1 Convertible Preferred Stock and 4,500,000 shares as Series A-2 Convertible Preferred Stock (together, the “Series A Preferred Stock”). Each 9.939 shares of Series A Preferred Stock was convertible into one share of common stock, subject to an ownership cap, and entitled the holder to receive dividends, as, when and if declared by the Company’s Board of Directors, at an annual rate of 5% of the stated value per share of the respective series. Such dividends accrued, compounding quarterly, and accumulated on each share of Series A Preferred Stock from the date of issuance, whether or not declared, until November 27, 2014, when the right to further dividends would cease. The Series A Preferred Stock had no voting rights, and in the event of liquidation ranked senior to common stock. After giving effect to the 2013 Exchange, the Company retired the Series A-1 Preferred Shares that were exchanged for common stock and Series 1 preferred stock and no Series A Preferred Shares remained issued and outstanding and none will be issued in the future.

Effective May 27, 2011, the Company sold an aggregate of 2,937,499.97 shares of Series A-1 Convertible Preferred Stock with a stated value of $5.20 per share. The Company recorded the allocated valuation of $10,724,991 (see Note 4), less allocated issuance costs of $886,422, as Series A-1 Convertible Preferred Stock within permanent equity.

As of August 27, 2013, $1,806,913 of undeclared dividends had been accrued with respect to the outstanding Series A-1 Convertible Preferred Stock, of which $131,219 and $201,612 related to the three months ended September 30, 2013 and 2012, respectively and $547,171 and $597,401 related to the nine months ended September 30, 2013 and 2012, respectively.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 7.  Stock Awards

The Company has awards outstanding under three plans - the 2003 Incentive Stock Plan (the “2003 Plan”), the 2007 Stock Option Plan (the “2007 Plan”) and the 2008 Stock Incentive Plan (the “2008 Plan”) (collectively, the “Plans”). Under the 2003 Plan and 2007 Plan, incentive stock options, nonqualified stock options, restricted stock and restricted stock units could be granted. Awards vested over varying periods, as specified by the Company’s Board of Directors for each grant, and are exercisable for a maximum period of ten years after date of grant. Both of these plans have been frozen, resulting in no further shares being available for grant.

The Company presently issues awards under the 2008 Plan, initially adopted by the Company’s stockholders on June 5, 2008, and subsequently amended to authorize the issuance of additional shares of the Company’s common stock. The purpose of the 2008 Plan is to provide an incentive to retain the employment of directors, officers, consultants, advisors and employees of the Company, to attract new personnel whose training, experience and ability are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons in the Company’s development and financial success. Under the 2008 Plan, the Company is authorized to issue incentive stock options, non-qualified stock options, restricted stock and restricted stock units, although no more than 50% of the authorized shares may be granted pursuant to awards of restricted stock and restricted stock units. Awards that expire or are canceled generally become available for issuance again under the 2008 Plan. The number of shares of the Company’s common stock available under the 2008 Plan will be subject to adjustment in the event of a stock split, stock dividend or other extraordinary dividend, or other similar change in the Company’s common stock or capital structure. Awards may vest over varying periods, as specified by the Company’s Board of Directors for each grant, and have a maximum term of seven years from the grant date. The 2008 Plan is administered by the Company’s Board of Directors.

The Company has issued both options and restricted stock (including restricted stock units) under these Plans. Restricted stock grants afford the recipient the opportunity to receive shares of common stock, subject to certain terms, whereas options give them the right to purchase common stock at a set price. Both the Company’s options and restricted stock issued to employees generally have vesting restrictions that are eliminated over a four-year period, although vesting may be over a shorter period, or may occur on the grant date, depending on the terms of each individual award.

A summary of stock option and restricted stock transactions in the nine months ended September 30, 2013, is as follows:

		Stock Options		Restricted Stock
			Weighted		Weighted
	Shares	Number of	Average	Number of	Average
	Available	Options	Exercise	Shares	Grant-Date
	For Grant	Outstanding	Price	Outstanding	Fair Value

Balance at January 1, 2013	29,503	114,896	$41.67	72	$13.91
Granted	(18,861)	18,861	$4.95	—	$—
Vested	—	—	$—	(72)	$13.91
Forfeited	4,617	(4,617)	$9.98	—	$—
Canceled	2,385	(5,196)	$118.82	—	$—

Balance at September 30, 2013	17,644	123,944	$34.01	—	$—

No options were exercised during the nine months ended September 30, 2013 or 2012. The aggregate intrinsic value of options outstanding and exercisable at September 30, 2013, was $1,166, based on our common stock closing price of $1.96. Aggregate intrinsic value is the total pretax amount (i.e., the difference between the Company’s stock price and the exercise price) that would have been received by the option holders had all their in-the-money options been exercised.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The weighted average grant date fair value of options awarded in the nine months ended September 30, 2013 and 2012, was $3.72 and $8.37, respectively. Fair values were estimated using the following assumptions:

	Nine Months Ended September 30,
	2013	2012

Risk-free interest rate	0.71% - 1.22%	0.71% - 1.14%
Expected term	4.75 Years	4.75 Years
Expected volatility	96.73% - 108.14%	65.02% - 98.80%
Dividend yield	0%	0%

The amounts expensed for stock-based compensation totaled $77,283 and $99,024 for the three months ended September 30, 2013 and 2012, respectively, and $260,068 and $285,483 for the nine months ended September 30, 2013 and 2012, respectively. These sums include $120 expensed in the three and nine months ended September 30, 2012 for restricted stock awards to consultants; there was no such expense in 2013.

At September 30, 2013, the total stock-based compensation cost not yet recognized, net of estimated forfeitures, was $356,698. This cost is expected to be recognized over an estimated weighted average amortization period of 1.66 years. No amounts related to stock-based compensation costs have been capitalized. The tax benefit and the resulting effect on cash flows from operating and financing activities related to stock-based compensation costs were not recognized as the Company currently provides a full valuation allowance for all of its deferred taxes.

NOTE 8.  Warrants

A summary of outstanding common stock warrants as of September 30, 2013, is as follows:

Securities Into Which	Total Warrants	Warrants Recorded	Exercise	Expiration
Warrants are Convertible	Outstanding	as Liabilities	Price	Date

Common stock	6,128,379	6,128,379	$2.60	August and September 2018
Common stock	717,905	717,905	$4.04	June and August 2014
Common stock	552,186	552,186	$4.22	December 2014 and January 2015
Common stock	7,740	—	$77.52	June and August 2014
Common stock	1,022	—	$83.49	December 2014 and January 2015
Common stock	960	—	$145.90	December 2015
Common stock	2,047	—	$149.09	July 2015
Common stock	30,192	—	$154.05	July 2015
Common stock	2,012	—	$298.17	December 2014 and November 2015

Subtotal	7,442,443	7,398,470

Series C CPS	10,845	—	$230.52	March 2014

Total	7,453,288	7,398,470

In addition, there are 25.88 unit warrants outstanding which expire in August and September 2018, recorded as liabilities, each entitling the holder to purchase, for $50,000, 25,000 shares of common stock and 12,500 warrants to purchase one share of common stock at an exercise price of $2.60, expiring in August and September 2018 (see Note 1).

The warrants expiring in August and September 2018 comprise 2,369,000 warrants issued in the 2013 Exchange and 3,417,129 and 342,250 issued in the initial and final closing, respectively, of the 2013 Private Placement (see Note 1).

The 2,369,000 warrants issued in the 2013 Exchange were to directly compensate holders of warrants issued in May 2011. Those warrants included the right to receive consideration for the unexercised portion of the warrant, based on a Black-Scholes model set forth in the warrants, in the event of certain substantial changes in ownership or trading status of the Company. Such a change in ownership occurred on August 27, 2013. The Company recorded a one-time expense of $2,553,318 representing the excess of the fair value of the new warrants over those they replaced. The total fair value of the 2,369,000 new warrants was estimated to be $2,637,387 utilizing a Black-Scholes model, the exercise price of $2.60, a stock price of $2.00 and assumptions including estimated volatility of 84.26%, risk-free interest rate of 1.16%, a zero dividend rate and expected remaining term of 4.00 years. The total fair value of the 565,180 warrants

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

exchanged was estimated to be $84,069 utilizing a Black-Scholes model, the exercise price of $61.62, a stock price of $2.00 and assumptions including estimated volatility of 119.54%, risk-free interest rate of 0.46%, a zero dividend rate and expected remaining term of 2.20 years.

The warrants expiring in June and August 2014 were originally issued in June and August 2009 with an exercise price of $198.78 and entitled the holders thereof to purchase an aggregate of 17,609 shares. As a result of anti-dilution adjustments with respect to such warrants pursuant to their terms, such warrants, as of May 27, 2011, had an exercise price of $77.52 and entitled the holders thereof to purchase an aggregate of 45,152 shares. In connection with the May 2011 Private Placement, members of management with warrants to purchase a total of 7,740 shares (after giving effect to prior anti-dilution adjustments) waived their right to further anti-dilution adjustments. As a result of anti-dilution adjustments with respect to the remaining 37,412 warrants pursuant to their terms, such warrants, as of September 30, 2013, had an exercise price of $4.04 and entitled the holders thereof to purchase an aggregate of 717,905 shares.

The warrants expiring in December 2014 and January 2015 were originally issued in December 2009 and January 2010 with an exercise price of $248.48 and entitled the holders thereof to purchase an aggregate of 9,722 shares. As a result of anti-dilution adjustments with respect to such warrants pursuant to their terms, such warrants, as of May 27, 2011, had an exercise price of $83.49 and entitled the holders thereof to purchase an aggregate of 28,934 shares. In connection with the May 2011 Private Placement, members of management with warrants to purchase a total of 1,022 shares (after giving effect to prior anti-dilution adjustments) waived their right to further anti-dilution adjustments. As a result of anti-dilution adjustments with respect to the remaining 27,912 warrants pursuant to their terms, such warrants, as of September 30, 2013, had an exercise price of $4.22 and entitled the holders thereof to purchase an aggregate of 552,186 shares.

The Series C SSA (see Note 5) grants the holders of the Series C CPS the right to subscribe for a further 1,077,911 CPS at a price of $2.3193, with each 99.39 Series C CPS convertible into one share of the Company’s common stock. Since these Series C CPS would convert into common stock of the Company within one year of the subscription date, this right is, for accounting purposes, equivalent to a warrant to purchase the Company’s common stock.

The Company records warrants and unit warrants with certain anti-dilution protection or cash settlement provisions as liabilities, with the estimated fair value being calculated at each reporting date using a Monte Carlo Simulation approach, with key input variables provided by management, with changes in fair value recorded as gains or losses on revaluation in non-operating income (expense).

The aggregate fair value of such warrants at September 30, 2013 and 2012, was estimated to be $8,299,415 and $433,829, respectively, using a closing stock price of $1.96 and $7.95, respectively, and based on the following assumptions:

	September 30, 2013	September 30, 2012

Risk-free interest rate	0.07% - 1.01%	0.15% - 0.22%
Expected remaining term	0.71 - 4.00 Years	0.64 - 1.79 Years
Expected volatility	85.06% - 112.18%	106.78% - 122.48%
Dividend yield	0%	0%

The aggregate fair value of such warrants at December 31, 2012 and 2011, was estimated to be $102,695 and $655,219, respectively, and the aggregate fair value of warrants and unit warrants issued during the three months ended September 30, 2013, was estimated to be $7,962,081 on their issuance dates. During the nine months ended September 30, 2013, the increase in the fair value of the warrant derivative liability not arising from new issuances of $234,639 was recorded as a revaluation loss and during the nine months ended September 30, 2012, a decrease in the fair value of the warrant derivative liability of $221,390 was recorded as a revaluation gain (see Note 9).

NOTE 9.  Fair Value of Financial Instruments

Fair value measurements are determined under a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”). The Company also considers the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity to identify transactions that are not orderly.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2013 and December 31, 2012:

	Level 1	Level 2	Level 3	Total
September 30, 2013
Financial Assets:
Cash and cash equivalents	$14,483,041	$—	$—	$14,483,041

Total assets	$14,483,041	$—	$—	$14,483,041

Financial Liabilities:
Warrant derivative liabilities	$—	$—	$8,299,415	$8,299,415

Conversion element of Series B CPS	—	—	1,300,923	1,300,923

Series A CPS derivative liabilities	—	—	424,794	424,794

Total liabilities	$—	$—	$10,025,132	$10,025,132

	Level 1	Level 2	Level 3	Total
December 31, 2012
Financial Assets:
Cash and cash equivalents	$6,328,753	$—	$—	$6,328,753

Total assets	$6,328,753	$—	$—	$6,328,753

Financial Liabilities:
Warrant derivative liabilities	$—	$—	$102,695	$102,695

Conversion element of promissory notes	—	—	274,928	274,928

Conversion element of Series B CPS	—	—	1,210,909	1,210,909

Series A CPS derivative liabilities	—	—	619,652	619,652

Total liabilities	$—	$—	$2,208,184	$2,208,184

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following tables present a reconciliation of all liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the nine months ended September 30, 2013 and 2012:

		Conversion
		Element of	Conversion
	Warrant	Promissory	Element of	Series A CPS
	Derivatives	Notes	Series B CPS	Derivatives	Total

Balance at January 1, 2013	$102,695	$274,928	$1,210,909	$619,652	$2,208,184
Issuances	7,962,081	—	—	—	7,962,081
Revaluation (gains) losses included in other income and (expenses)	234,639	(274,928)	90,014	(194,858)	(145,133)
Settlements	—	—	—	—	—
Balance at September 30, 2013	$8,299,415	$—	$1,300,923	$424,794	$10,025,132

Total gains (losses) included in other income and (expenses) attributable to liabilities still held as of September 30, 2013	$(234,640)	$—	$(90,014)	$194,858	$(129,796)

		Conversion
		Element of	Conversion
	Warrant	Promissory	Element of	Series A CPS
	Derivatives	Notes	Series B CPS	Derivatives	Total

Balance at January 1, 2012	$655,219	$1,931,295	$1,245,101	$2,135,715	$5,967,330
Issuances	—	—	—	—	—
Revaluation (gains) losses included in other income and (expenses)	(221,390)	(1,472,985)	89,444	(572,051)	(2,176,982)
Settlements	—	—	—	—	—
Balance at September 30, 2012	$433,829	$458,310	$1,334,545	$1,563,664	$3,790,348

Total gains (losses) included in other income and (expenses) attributable to liabilities still held as of September 30, 2012	$221,390	$1,472,985	$(89,444)	$572,051	$2,176,982

Assumptions used in evaluating the warrant derivative liabilities, the conversion element of the promissory notes, the conversion element of the Series B CPS and the Series A CPS derivative liabilities are discussed in Notes 8, 4, 5 and 5, respectively. The principal assumptions used, and their impact on valuations, are as follows:

Risk-Free Interest Rate.  This is the U.S. Treasury rate for the measurement date having a term equal to the weighted average expected remaining term of the instrument. An increase in the risk-free interest rate will increase the fair value and the associated derivative liability.

Expected Remaining Term.  This is the period of time over which the instrument is expected to remain outstanding and is based on management’s estimate, taking into consideration the remaining contractual life, and historical experience. For the convertible promissory notes, the Company considers a blend of expected remaining terms prior to partial conversion into Series A-2 Convertible Preferred Stock, giving consideration to the likelihood of conversion under various scenarios, and a further blend of expected remaining terms prior to partial conversion into common stock, all based on management’s projections of when such conversions would occur within the contractual term. An increase in the expected remaining term will increase the fair value and the associated derivative liability.

Expected Volatility.  This is a measure of the amount by which the Company’s common stock price has fluctuated or is expected to fluctuate. To the extent that the Company’s common stock has not been traded for as long as the expected remaining term of the instrument, the Company uses a weighted average of the historic volatility of a group of publicly traded companies over the retrospective period corresponding to the expected remaining term of the instrument on the measurement date. The group of publicly traded companies is selected from the same industry or market index, with extra weighting attached to those companies most similar in terms of business activity, size and financial leverage. To the extent that the Company’s common stock has been traded for longer than the expected remaining term of the instrument, equal weighting is applied to this weighted average and to the Company’s own historic volatility over the same term to determine expected volatility. An increase in the expected volatility will increase the fair value and the associated derivative liability.

Dividend Yield.  The Company has not made any dividend payments and does not plan to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the associated derivative liability.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 10.  Net Loss Per Share

Basic and diluted net loss per share are shown on the statement of operations.

No adjustment has been made to the net loss for charges, gains, losses and accretion related to Series A and B CPS, Series A-1 Convertible Preferred Stock and convertible promissory notes, as the effect would be anti-dilutive due to the net loss.

The following outstanding stock options, warrants and unit warrants (on an as-converted into common stock basis) and shares issuable or contingently issuable upon conversion of restricted stock, Series 1 convertible preferred stock, Series A, B and C CPS, Series A-1 convertible preferred stock and convertible promissory notes were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had antidilutive effects for the three and nine months ended September 30, 2013 and 2012:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Common share equivalents issuable upon exercise of common stock options	591	975	836	3,501

Common share equivalents issuable upon exercise of common stock warrants	472,968	—	282,437	—

Common share equivalents issuable upon exercise of unit warrants	112,010	—	53,459	—

Shares issuable upon vesting of restricted stock	—	153	1	225

Shares issuable upon conversion of Series 1 convertible preferred stock	2,876,011	—	969,205	—

Shares issuable upon conversion of Series A CPS	293,844	274,359	293,844	274,359

Shares issuable upon conversion of Series B CPS	591,191	164,402	591,191	164,402

Shares issuable upon conversion of Series C CPS	32,536	32,536	32,536	32,536

Shares issuable upon conversion of Series A-1 convertible preferred stock	204,011	313,863	283,513	310,126

Shares issuable upon conversion of convertible promissory notes	186,140	286,559	258,870	283,049

Total common share equivalents excluded from denominator for diluted earnings per share computation	4,769,302	1,072,847	2,765,892	1,068,198

Effective October 24, 2013, the Company issued 736,573 new shares of its common stock in exchange for 292.8319 shares of Series 1 Convertible Preferred Stock.

NOTE 11.  Concentrations

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash in commercial banks. Accounts in the United States are secured by the Federal Deposit Insurance Corporation. Accounts in Luxembourg and Malaysia are similarly guaranteed. The Company’s total deposits at commercial banks usually exceed the balances insured.

The Company generally requires no collateral from its customers. No provision was made for doubtful accounts at September 30, 2013, or December 31, 2012.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Customers accounting for more than 10% of total revenues during the three or nine months ended September 30, 2013 or 2012, are tabulated as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012

Customer A	$125,000	32%	$—	—	$333,333	41%	$—	—
Customer B	$123,201	32%	$—	—	$123,201	15%	$—	—
Customer C	$114,600	29%	$—	—	$114,600	14%	$—	—
Customer D	$7,664	2%	$—	—	$168,906	21%	$—	—
Customer E	$—	—	$115,000	65%	$—	—	$131,465	49%
Customer F	$—	—	$—	—	$—	—	$27,754	10%
NOTE 12.  Contingencies

From time to time the Company may be involved in claims arising in connection with its business. Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses in connection with any pending actions against it, including the matter described below, in excess of established reserves, in the aggregate, not to be material to its consolidated financial condition or cash flows. However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income or loss for such period.

Coalesce v. WaferGen.  On April 24, 2012, an action entitled Coalesce Corporation (“Coalesce”) v. WaferGen Bio-systems, Inc. was filed in the Alameda County Superior Court. Coalesce, a company that had been providing marketing services between 2006 and 2010, sued the Company for alleged non-payment of sums due, breach of contract, misrepresentation and unjust enrichment. On September 5, 2012, Coalesce filed an amended complaint, with additional claims, for compensatory damages in excess of $500,000 and other compensation. On April 15, 2013, the case was referred to mediation. The first mediation session was held on August 7, 2013, resulting in further requests for documentation by both parties. The Company believes the claim to be substantially without merit, and while no assurance can be given regarding the outcome of this litigation, management believes that the resolution of this matter will not have a material adverse effect on the Company’s financial position and results of operations. Related legal costs are being expensed as incurred.

NOTE 13.  Subsequent Events

In October 2013 the Company purchased PMSB’s 444,444 Series B Convertible Preference Shares of WGBM for $70,000.

In October 2013 the Company entered an agreement with WGBM and MTDC to liquidate WGBM. The intercompany balance between the Company and WGBM includes notes with a face value of $6.6 million, maturing on August 15, 2020 (the “Malaysia Notes”). The Malaysia Notes were issued on August 15, 2013, in consideration of WGBM’s cancellation of the Company’s obligations under a term loan owing to WGBM which, as of that date, had an outstanding loan balance of approximately $5.3 million. The Malaysia Notes will be divided in increments of $100,000 each, of which the Company will receive 14 and MTDC the remaining 52. At any time prior to their maturity date, the Company may issue MTDC shares of its common stock with a value, based on the average closing price in the preceding 30 days, equal to the face value of their notes. The remaining net assets of WGBM of approximately $300,000 will be distributed 22.42% to the Company and 77.78% to MTDC. As a result of the liquidation of WGBM, the Company may be required to record Malaysia Notes with an aggregate face value of $5.2 million as debt, net of debt discount initially estimated to be approximately $3 million, on its balance sheet, with an offsetting reduction in derivative liabilities and temporary equity. The liquidation of WGBM is not expected to have a material net impact on the Company’s consolidated financial condition or results of operations.

NOTE 14.  Restatement of Financial Statements

The Company has determined that warrants and unit warrants issued during the three months ended September 30, 2013, could, in certain circumstances, require cash settlement and therefore should be classified as liabilities, as opposed to stockholders’ equity in the Company’s Original Report. In addition, the number of shares used to compute

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

basic and diluted net loss per share for the nine months ended September 30, 2013, was miscalculated. As a result, the Company has restated its condensed consolidated financial statements as of and for the three and nine months ended September 30, 2013, to correct these accounting errors.

This restatement has resulted in certain adjustments to our financial statements which are described in detail below.

	September 30, 2013
	As Previously
	Reported	Adjustment		As Restated
Condensed Consolidated Balance Sheet Data:
Derivative liabilities	$2,236,080	$7,789,052	(1)	$10,025,132
Total liabilities	5,801,680	7,789,052		13,590,732
Preferred Stock	17,100,978	(327,245	)(2)	16,773,733
Additional paid-in capital	66,395,192	(7,634,836	)(3)	58,760,356
Accumulated deficit	(82,497,923)	173,029	(4)	(82,324,894)
Total stockholders’ equity (deficit)	5,930,248	(7,789,052)		(1,858,804)

	Three Months Ended September 30, 2013
	As Previously
	Reported	Adjustment		As Restated
Condensed Consolidated Statements of Operations Data:
Revenue	$389,547	$—		$389,547
Gross profit	196,733	—		196,733
Operating loss	(3,228,005)	—		(3,228,005)
Gain on revaluation of derivative liabilities, net	450,584	173,029	(4)	623,613
Total other income and (expenses)	(7,752,826)	173,029		(7,579,797)
Net loss	(10,981,361)	173,029		(10,808,332)
Accretion on Series 1 preferred stock associated with beneficial conversion feature	(702,970)	(195,653	)(5)	(898,623)
Net loss attributable to common stockholders	(12,224,201)	(22,624	)(6)	(12,246,825)
Net loss per share - basic and diluted	(4.34)	(0.01)		(4.35)

	Nine Months Ended September 30, 2013
	As Previously
	Reported	Adjustment		As Restated
Condensed Consolidated Statements of Operations Data:
Revenue	$814,282	$—		$814,282
Gross profit	479,100	—		479,100
Operating loss	(7,788,330)	—		(7,788,330)
(Loss) gain on revaluation of derivative liabilities, net	(27,896)	173,029	(4)	145,133
Total other income and (expenses)	(10,134,505)	173,029		(9,961,476)
Net loss	(17,926,026)	173,029		(17,752,997)
Accretion on Series 1 preferred stock associated with beneficial conversion feature	(702,970)	(195,653	)(5)	(898,623)
Net loss attributable to common stockholders	(22,074,717)	(22,624	)(6)	(22,097,341)
Net loss per share - basic and diluted	(31.11)	13.09	(7)	(18.02)
Shares used to compute net loss per share - basic and diluted	709,639	516,931	(8)	1,226,570

Condensed Consolidated Statements of Cash Flows Data:
Net loss	(17,926,026)	173,029	(4)	(17,752,997)
Loss (gain) on revaluation of derivative liabilities, net	27,896	(173,029)		(145,133)
Net cash used in operating activities	(4,928,406)	—		(4,928,406)
__________

(1)
Represents the warrant derivative liability as of September 30, 2013, related to warrants and unit warrants with cash settlement provisions issued during the three months ended September 30, 2013 (see Notes 8 and 9).

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(2)
Represents the reduction in allocation of 2013 Private Placement proceeds to Series 1 Convertible Preferred Stock resulting from the correction of the allocation of proceeds to the warrants recorded as liabilities at their fair value (see Note 1).

(3)
Represents the warrant derivative liability on the date of issuance related to warrants and unit warrants with cash settlement provisions issued during the three months ended September 30, 2013, less the corrected allocation of 2013 Private Placement proceeds to Series 1 Convertible Preferred Stock resulting from an allocation of proceeds to the warrants recorded as liabilities at their fair value (see Notes 1, 8 and 9).

(4)	Represents the gain on revaluation of warrants and unit warrants between their issuance date and September 30, 2013 (see Notes 8 and 9).

(5)
Represents the increase in beneficial conversion feature (calculated as the number of potential conversion shares multiplied by the excess of the market price of the common stock on the issuance date over the price per conversion share) due to the reduction in allocation of 2013 Private Placement proceeds to Series 1 Convertible Preferred Stock resulting from the corrected allocation of proceeds to the warrants recorded as liabilities at their fair value (see Notes 1 and 6).

(6)
Represents the gain on revaluation of warrants and unit warrants between their issuance date and September 30, 2013, less the increase in beneficial conversion feature due to the reduction in allocation of 2013 Private Placement proceeds to Series 1 Convertible Preferred Stock (see Notes 1, 6, 8 and 9).

(7)	Represents the combined impact of adjustments in (6) above and (8) below.

(8)
Represents the adjustment to the weighted average shares outstanding used to compute basic and diluted net loss per share in the nine months ended September 30, 2013, for which, due to a spreadsheet error, the Company’s Original Report recorded the weighted average shares outstanding in the 21 months ended September 30, 2013.

WAFERGEN BIO-SYSTEMS, INC.

PROSPECTUS

Up to 11,278,129 shares of common stock, par value $0.001 per share

, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT

Registration Fees	$2,489
Legal Fees	323,000
Accounting Fees	16,000
Miscellaneous Fees and Expenses	12,000

Total	$353,489

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us. If Section 2115 of the CGCL is applicable to us, the laws of California also will govern.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

We have entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers of regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Malaysian Financings

On April 3, 2009, WaferGen Bio-systems, Inc. (“WBSI”) and our Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”) entered into a subscription agreement with two investors pursuant to which WGBM agreed to sell 666,666 shares of Series B Redeemable Convertible Preference Shares (“Series B RCPS”) to these investors in a private placement at a price of US$2.25 per share. On July 1, 2009, WBSI and WGBM entered into a subscription agreement with another investor pursuant to which WGBM agreed to sell 188,057 shares of Series B RCPS to another investor under substantially the same terms. The aggregate purchase price for the Series B RCPS is US$1.9 million, all of which was received between June 8, 2009, and May 13, 2010.

The Series B RCPS (the “RCPS”) have a liquidation preference over WGBM’s ordinary shares in an amount equal to the purchase price of the RCPS, plus any accrued but unpaid dividends. WGBM is not obligated to declare or pay dividends on the RCPS. Holders of the RCPS generally will not have voting rights, except as required under Malaysian law. WGBM will be required to obtain the consent of the holders of at least a majority of the outstanding RCPS prior to taking certain actions. Each RCPS will be convertible into ordinary shares of WGBM at the option of the holder at any time based on the applicable conversion rate at such time.

The holders of the RCPS have the right, at any time after December 31, 2011, to cause WGBM to redeem the RCPS at a price equal to the purchase price of the RCPS, plus a redemption premium of 20% per annum, from funds legally available for distribution. The holders of the RCPS also have certain put rights with respect to their shares as follows: (1) the holders will have the right to cause WBSI to exchange their RCPS for common stock of WBSI at an effective exchange rate of US$223.63 per share of WBSI common stock, provided that if during the 10-day trading period immediately prior to the holder’s conversion notice the average closing price of WBSI’s common stock is less than US$263.09, then the holder’s Series B RCPS shall convert at an exchange rate equal to 85% of such 10-day average closing price; (2) the holders had the right to cause WBSI to purchase all of the RCPS at a price of US$2.25 per share, plus interest at a rate of 8% per annum with yearly rests, if (x) there was a breach of the subscription agreement by WBSI or WGBM or (y) during the year 2011, the price of WBSI’s stock was below US$223.63 or the holder was unable to exercise its put as described in clause (1) above as a result of any breach or default of the subscription agreement by WBSI.

On March 10, 2011, WGBM received $5,000,000, less issuance costs totaling $6,272, in exchange for the issuance of 3,233,734 Series C Convertible Preference Shares (“CPS”) to MTDC, in a private placement at the U.S. dollar equivalent of $1.5462 per share, representing the first subscription under a Share Subscription Agreement dated December 14, 2010, (“SSA”) to sell 3,233,734 Series C CPS at an initial closing and, should MTDC so elect within 36 months of the initial closing, to sell 1,077,911 shares of Series C CPS at a subsequent closing at the U.S. dollar equivalent of US$2.3193 per share. Each 99.39 Series C CPS will convert into one share of WBSI’s common stock on the anniversary of each closing, or at any earlier date MTDC’s option. MTDC may also elect to convert their Series C CPS into ordinary shares of our subsidiary, WGBM, at any time, at a conversion rate of one ordinary share per 100 CPS.

The proceeds from the private placements have been or will be used to support the high-volume manufacturing of our SmartChip System.

May 2011 Private Placement

On May 27, 2011, we sold 2,937,500 shares of Series A-1 Convertible Preferred Stock, Convertible Promissory Notes in the principal amount of $15,275,000 convertible at $56.65 per share and warrants to purchase an aggregate of up to 565,180 shares of common stock in a private placement for an aggregate purchase price of $30,550,000. Subject to certain ownership limitations, the warrants were exercisable immediately at an exercise price of $61.62 per share. The warrants were due to expire on May 27, 2016, five years after the issuance date, and under certain circumstances were exercisable using cashless exercise. Under registration rights agreements entered in connection with the sale of the units, the purchasers were entitled “piggyback” registration rights.

The purchasers included The Shivji Family Trust (an affiliate of Alnoor Shivji, our Chairman and, at the time of the purchase, also our President and Chief Executive Officer), Joel Kanter, a member of our board of directors, The Kanter Family Foundation (“The Kanter Foundation,” which is an affiliate of Joel Kanter) and Robert Coradini, a member of our board of directors at the time of the purchase. The Shivji Family Trust purchased 38,461.54 shares of Series A-1 Convertible Preferred Stock, a Convertible Promissory Note in the principal amount of $200,000 and warrants to purchase an aggregate of up to 7,400 shares of common stock for an aggregate purchase price of $400,000. Joel Kanter purchased 9,615.38 shares of Series A-1 Convertible Preferred

Stock, a Convertible Promissory Note in the principal amount of $50,000 and warrants to purchase an aggregate of up to 1,850 shares of common stock for an aggregate purchase price of $100,000. The Kanter Foundation purchased 4,807.69 shares of Series A-1 Convertible Preferred Stock, a Convertible Promissory Note in the principal amount of $25,000 and warrants to purchase an aggregate of up to 925 shares of common stock for an aggregate purchase price of $50,000. Robert Coradini purchased 24,038.46 shares of Series A-1 Convertible Preferred Stock, a Convertible Promissory Note in the principal amount of $125,000 and warrants to purchase an aggregate of up to 4,625 shares of common stock for an aggregate purchase price of $250,000. The Shivji Family Trust, Joel Kanter, The Kanter Foundation and Robert Coradini each participated in the May 2011 Private Placement on substantially the same terms as the other purchasers.

Net proceeds received from the May 2011 Private Placement will be used for expanding the commercialization capabilities of the company to market the SmartChip Real-Time PCR system and related products, and for working capital and general corporate purposes.

August 2013 Exchange

On August 27, 2013, we issued 1,067,317 shares of common stock, 2,987.0167 shares of Series 1 Convertible Preferred Stock and warrants to purchase an aggregate of up to 2,369,000 shares of common stock in exchange for all of the securities issued in the May 2011 Private Placement. Subject to certain ownership limitations, each share of Series 1 Convertible Preferred Stock is convertible into 2,515.3432 shares of our common stock and the warrants are exercisable immediately at an exercise price of $2.60 per share. The warrants expire on August 27, 2018, five years after the issuance date, and under certain circumstances are exercisable using cashless exercise.

The acquirers of securities in the exchange included Entities affiliated with Great Point Partners, LLC (for which Scott Davidson and Joseph Pesce, both members of our board of directors at the time of the exchange, serve as managing directors), The Shivji Family Trust (an affiliate of Alnoor Shivji, our Chairman), Joel Kanter, a member of our board of directors, The Kanter Family Foundation (“The Kanter Foundation,” which is an affiliate of Joel Kanter) and Robert Coradini, a member of our board of directors at the time of the exchange. Entities affiliated with Great Point Partners, LLC acquired 1,479.5506 shares of Series 1 Preferred Stock (convertible into 3,721,577 shares common stock, subject to an ownership cap which limits the number of shares of common stock to 9.98% of the common stock outstanding) and warrants to purchase an aggregate of up to 1,027,471 shares of common stock in exchange for securities surrendered. The Shivji Family Trust acquired 112,349 shares of common stock and warrants to purchase an aggregate of up to 31,018 shares of common stock in exchange for securities surrendered. Joel Kanter acquired 28,087 shares of common stock and warrants to purchase an aggregate of up to 7,755 shares of common stock in exchange for securities surrendered. The Kanter Foundation acquired 14,044 shares of common stock and warrants to purchase an aggregate of up to 3,877 shares of common stock in exchange for securities surrendered. Robert Coradini acquired 70,218 shares of common stock and warrants to purchase an aggregate of up to 19,386 shares of common stock in exchange for securities surrendered.

We received no cash proceeds from the exchange.

2013 Private Placement

On August 27, 2013 and September 30, 2013, we sold, in a private placement, 300.75 units consisting of an aggregate of 5,893,750 shares of our common stock, 646.0351 shares of Series 1 Convertible Preferred Stock and five-year warrants to purchase an aggregate of up to 3,759,379 shares of our common stock. Each share of Series 1 Convertible Preferred Stock is convertible into 2,515.3432 shares of our common stock and the warrants are exercisable immediately at an exercise price of $2.60 per share. The warrants expire five years after the issuance date and, under certain circumstances, the warrants are exercisable using cashless exercise. The purchase price for the units was $50,000 per unit, or $15,037,500 in the aggregate.

The purchasers included Entities affiliated with Great Point Partners, LLC (for which Scott Davidson and Joseph Pesce, both members of our board of directors at the time of the purchase, serve as managing directors), The Shivji Family Trust (an affiliate of Alnoor Shivji, our Chairman), Joel Kanter, a member of our board of directors, The Kanter Family Foundation (“The Kanter Foundation,” which is an affiliate of Joel Kanter) and Robert Coradini, a member of our board of directors at the time of the purchase. Entities affiliated with Great Point Partners, LLC purchased 308.1091 shares of Series 1 Preferred Stock (convertible into 775,000 shares common stock, subject to an ownership cap which limits the number of shares of common stock to 9.98% of the common stock outstanding) and warrants to purchase an aggregate of up to 387,503 shares of common stock for an aggregate purchase price of $1,550,000. The Shivji Family Trust purchased 50,000 shares of common stock and warrants to purchase an aggregate of up to 25,000 shares of common stock for an aggregate purchase price of $100,000. Joel Kanter purchased 5,000 shares of common stock and warrants to purchase an aggregate of up to 2,500 shares of common stock for an aggregate purchase price of $10,000. The Kanter Foundation purchased 25,000 shares of common stock and warrants to purchase an aggregate of up to 12,500 shares of common stock for an aggregate purchase price of $50,000. Robert Coradini purchased 62,500 shares of common stock and warrants to purchase an aggregate of up to 31,250 shares of common stock for an aggregate purchase price of $125,000.

Net proceeds received from the 2013 Private Placement will be used for general corporate and working capital purposes, including commercialization activities intended to increase revenues from sales of our target enrichment and other products.

The Malaysian Financings were made solely in “offshore transactions,” as defined in Regulation S under the Securities Act. The December 2009 Private Placement, the May 2011 Private Placement, the 2013 Private Placement and the August 2013 Exchange were made solely to “accredited investors,” as defined in Regulation D under the Securities Act, or “qualified institutional buyers” as defined in Rule 144A(a) under the Securities Act. The securities sold in the Malaysian Financings, the December 2009 Private Placement, the May 2011 Private Placement and the 2013 Private Placement and those issued in the August 2013 Exchange were not, prior to their issuance, registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) or Regulation S under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by  such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on February 12, 2014.

WAFERGEN BIO-SYSTEMS, INC.
By:	/s/ IVAN TRIFUNOVICH
Ivan Trifunovich
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ IVAN TRIFUNOVICH	Chief Executive Officer and President	February 12, 2014
Ivan Trifunovich	(Principal Executive Officer)

/s/ JOHN HARLAND	Chief Financial Officer and Vice President of Finance	February 12, 2014
John Harland	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board	February 12, 2014
Alnoor Shivji

*	Director	February 12, 2014
Dr. R. Dean Hautamaki

*	Director	February 12, 2014
Makoto Kaneshiro

*	Director	February 12, 2014
Joel Kanter

/s/ WILLIAM MCKENZIE	Director	February 12, 2014
William McKenzie

/s/ ROBERT SCHUEREN	Director	February 12, 2014
Robert Schueren

*By: /s/ IVAN TRIFUNOVICH
Ivan Trifunovich, Attorney in Fact

Exhibit Index

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

2.1	Asset Purchase Agreement dated January 6, 2014 by and between Wafergen, Inc. and IntegenX Inc.		S-1/A		2.1	1/27/2014

3.1	Amended and Restated Articles of Incorporation of WaferGen Bio-systems, Inc., dated January 31, 2007		8-K		3.1	2/1/2007

3.2	Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company		8-K		3.1	8/28/2013

3.3	Certificate of Designation of the Series 1 Convertible Preferred Stock		8-K		3.2	8/28/2013

3.4	Certificate of Withdrawal of Certificate of Designation of the Series A-1 Convertible Preferred Stock and the Series A-2 Convertible Preferred Stock		8-K		3.3	8/28/2013

3.5	Bylaws of WaferGen Bio-systems, Inc.		SB-2		3.2	8/9/2006

3.6	First Amendment to Bylaws of WaferGen Bio-systems, Inc.		8-K		3.2	6/1/2011

3.7	Second Amendment to Bylaws of WaferGen Bio-systems, Inc.		8-K		3.2	10/19/2011

4.1	Form of Warrants to purchase shares of Common Stock of the Company, issued June 16, 2009, to investors in the Company’s 2009 private placement offering of units of securities		10-Q	6/30/2009	10.6	8/10/2009

4.2	Form of Warrant to purchase shares of Common Stock of the Company, issued to Spencer Trask Ventures, Inc. and certain related parties in connection with the Company’s 2009 private placement offering of units of securities		10-Q	6/30/2009	10.8	8/10/2009

4.3	Form of Warrants to purchase shares of Common Stock of the Company, issued December 23, 2009, to investors in the Company’s December 2009 and January 2010 private placement offering of units of securities		S-1		10.59	3/2/2010

4.4	Form of Warrants to purchase shares of Common Stock of the Company, issued July 7, 2010, to investors in the Company’s July 2010 offering of units of securities		8-K		4.1	7/8/2010

4.5	Form of Warrant to purchase shares of Common Stock of the Company, issued July 7, 2010, to placement agents and certain related parties in connection with the Company’s July 2010 offering of units of securities		10-Q	6/30/2010	10.3	8/16/2010

4.6	Warrant to purchase shares of Common Stock of the Company, issued December 7, 2010, to Oxford Finance Corporation		8-K		10.2	12/13/2010

4.7	Form of Warrant to purchase shares of Common Stock of the Company, issued August 27, 2013, to investors in the Company’s August 2013 exchange offering		8-K		4.1	8/28/2013

4.8	Form of Warrants to purchase shares of Common Stock of the Company, issued August 27, 2013, to investors in the Company’s August and September 2013 private placement offering of units of securities		8-K		4.1	8/28/2013

4.9	Form of Warrant to purchase shares of Common Stock of the Company, issued August 27, 2013, to the placement agent and certain related parties in connection with the Company’s August and September 2013 private placement offering of units of securities		8-K		4.2	8/28/2013

4.10	Form of Promissory Note in favor of WaferGen Biosystems (M) Sdn. Bhd. dated August 15, 2013		S-1		4.10	10/9/2013

5.1	Opinion of McDonald Carano Wilson LLP		S-1/A		5.1	1/9/2014

10.1 †	WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan		8-K		10.1	7/3/2008

10.2 †	Form of Non-Qualified Stock Option award under 2008 Stock Incentive Plan		10-K	12/31/2008	10.35	3/27/2009

10.3	Share Subscription Agreement and Shareholders’ Agreement dated May 8, 2008, by and among WaferGen Bio-systems, Inc., Malaysian Technology Development Corporation Sdn. Bhd. and WaferGen Biosystems (M) Sdn. Bhd.		10-Q	9/30/2008	10.1	11/14/2008

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

10.4	Put Agreement dated May 28, 2008, by and among WaferGen Bio-systems, Inc. and Holders of the Series A Redeemable Convertible Preference Shares in WaferGen Biosystems (M) Sdn. Bhd.		10-Q	9/30/2008	10.2	11/14/2008

10.5	Share Subscription Agreement dated April 3, 2009, by and among WaferGen Bio-systems, Inc., WaferGen Biosystems (M) Sdn. Bhd., Prima Mahawangsa Sdn. Bhd. and Expedient Equity Ventures Sdn. Bhd.		8-K		10.1	4/14/2009

10.6	Put Agreement dated April 3, 2009, by and among WaferGen Bio-systems, Inc. and Holders of Series B Redeemable Convertible Preference Shares in WaferGen Biosystems (M) Sdn. Bhd.		8-K		10.2	4/14/2009

10.7	Deed of Adherence to the Share Subscription and Shareholders’ Agreement dated May 8, 2008, by and among WaferGen Bio-systems, Inc., WaferGen Biosystems (M) Sdn. Bhd., Prima Mahawangsa Sdn. Bhd., Expedient Equity Ventures Sdn. Bhd. and Malaysian Technology Development Corporation Sdn. Bhd.		10-Q	3/31/2009	10.4	5/12/2009

10.8	Registration Rights Agreement, dated June 16, 2009, between WaferGen Bio-systems, Inc., and the investors party thereto in connection with the Company’s 2009 private placement offering of units of securities		10-Q	6/30/2009	10.7	8/10/2009

10.9	Share Subscription Agreement dated July 1, 2009, by and among WaferGen Bio-systems, Inc., WaferGen Biosystems (M) Sdn. Bhd. and Kumpalan Modal Perdana Sdn. Bhd.		10-Q	9/30/2009	10.1	11/13/2009

10.10	Put Agreement dated July 1, 2009, by and among WaferGen Bio-systems, Inc. and Holders of Series B Redeemable Convertible Preference Shares in WaferGen Biosystems (M) Sdn. Bhd.		10-Q	9/30/2009	10.2	11/13/2009

10.11	Deed of Adherence dated July 1, 2009, to the Share Subscription and Shareholders’ Agreement dated May 8, 2008, and the Share Subscription Agreement dated April 3, 2009, by and among WaferGen Bio-systems, Inc., WaferGen Biosystems (M) Sdn. Bhd., Prima Mahawangsa Sdn. Bhd., Expedient Equity Ventures Sdn. Bhd., Malaysian Technology Development Corporation Sdn. Bhd. and Kumpalan Modal Perdana Sdn. Bhd.		10-Q	9/30/2009	10.4	11/13/2009

10.12	Lease Agreement by and between Wafergen, Inc. and LBA Realty Fund III-Company VII, LLC dated October 22, 2009		10-Q	9/30/2009	10.6	11/13/2009

10.13	Registration Rights Agreement, dated December 23, 2009, between WaferGen Bio-systems, Inc., and the investors party thereto in connection with the Company’s December 2009 and January 2010 private placement offering of units of securities		S-1		10.60	3/2/2010

10.14	Share Subscription Agreement dated December 14, 2010, by and among WaferGen Bio-systems, Inc., WaferGen Biosystems (M) Sdn. Bhd. and Malaysian Technology Development Corporation Sdn. Bhd.		8-K		10.1	12/15/2010

10.15	Put Agreement dated December 14, 2010, by and among WaferGen Bio-systems, Inc. and Malaysian Technology Development Corporation Sdn. Bhd.		8-K		10.2	12/15/2010

10.16	Amended and Restated Shareholders’ Agreement dated December 14, 2010, by and among WaferGen Bio-systems, Inc., WaferGen Biosystems (M) Sdn. Bhd., Malaysian Technology Development Corporation Sdn. Bhd. and Prima Mahawangsa Sdn. Bhd.		8-K		10.3	12/15/2010

10.17 †	Employment Separation Agreement, dated October 19, 2011, by and among Alnoor Shivji and WaferGen Bio-systems, Inc.		10-Q	9/30/2011	10.7	11/21/2011

10.18	Letter Agreement Regarding Extension of Time to Exercise Put Option and Related Matters, entered into on December 9, 2011, by and among WaferGen Bio-systems, Inc., WaferGen Biosystems (M) Sdn. Bhd. and Malaysian Technology Development Corporation Sdn. Bhd.		8-K		10.1	12/15/2011

10.19	Letter Agreement, dated as of January 12, 2012, by and among WaferGen Bio-systems, Inc. and the parties signatory thereto		8-K		10.1	1/13/2012

10.20 †	WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan, as amended		8-K		10.1	1/5/2012

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

10.21 †	Executive Employment Agreement, dated as of March 8, 2012, by and between Ivan Trifunovich and WaferGen Bio-systems, Inc.		8-K		10.1	3/9/2012

10.22 †	Employment Separation Agreement, dated March 26, 2012, by and between Mona Chadha and WaferGen Bio-systems, Inc.		10-Q	6/30/2012	10.1	8/10/2012

10.23 †	Employment Separation Agreement, dated March 26, 2012, by and between Donald Huffman and WaferGen Bio-systems, Inc.		10-Q	6/30/2012	10.2	8/10/2012

10.24	Amendment dated as of June 26, 2012, to Lease Agreement by and between WaferGen, Inc. and LBA Realty Fund III-Company VII, LLC dated October 22, 2009		10-Q	9/30/2012	10.1	11/9/2012

10.25 †	Severance Benefits Agreement, dated January 10, 2013, by and between John Harland and WaferGen Bio-systems, Inc.		8-K		10.1	1/14/2013

10.26	Exchange Agreement dated August 27, 2013		8-K		10.1	8/27/2013

10.27	Registration Rights Agreement dated August 27, 2013, by and among the parties to the Exchange Agreement dated August 27, 2013		8-K		10.2	8/27/2013

10.28	Form of Securities Purchase Agreement dated August 27, 2013, by and among WaferGen Bio-systems, Inc. and the investors signatory thereto		8-K		10.1	8/27/2013

10.29	Form of Registration Rights Agreement dated August 27, 2013, by and among the parties to the Securities Purchase Agreement dated August 27, 2013		8-K		10.2	8/27/2013

10.30	Agreement dated October 25, 2013, by and among WaferGen Biosystems (M) Sdn. Bhd., WaferGen Bio-systems, Inc. and Malaysian Technology Development Corporation Sdn. Bhd.		S-1		10.30	10/31/2013

10.31	Secured Promissory Note dated January 6, 2014 issued by Wafergen Inc. to IntegenX Inc.		8-K		10.2	1/6/2014

10.32	Security Agreement dated January 6, 2014 by and between Wafergen, Inc. and IntegenX Inc.		8-K		10.3	1/6/2014

16.1	Letter from Rowbotham and Company LLP to the Securities and Exchange Commission dated April 20, 2011		8-K		16.1	4/21/2011

21.1	Subsidiaries of the Registrant		10-K	12/31/2012	21.1	3/22/2013

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Letter of Consent from McDonald Carano Wilson LLP (included in Exhibit 5.1)		S-1/A		5.1	1/9/2014

24.1	Power of Attorney (included on signature page of this registration statement as originally filed)		S-1		24.1	10/31/2013

101.INS §	XBRL Instance Document	X

101.SCH §	XBRL Taxonomy Extension Schema	X

101.CAL §	XBRL Taxonomy Extension Calculation Linkbase	X

101.DEF §	XBRL Taxonomy Extension Definition Linkbase	X

101.LAB §	XBRL Taxonomy Extension Label Linkbase	X

101.PRE §	XBRL Taxonomy Extension Presentation Linkbase	X

†	Indicates a management contract or compensatory plan or arrangement.

§
Pursuant to Rule 406T of Regulation S-T, the XBRL related information in these Exhibits is furnished and deemed not filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed part of a registration statement, prospectus or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filings.